UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NOVABAY PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOVABAY PHARMACEUTICALS, INC.

2000 Powell Street, Suite 1150

Emeryville, California 94608

Notice of 2025 Annual Meeting of Stockholders

Date:	Time:	Place:
October 16, 2025	11:00 a.m. PDT	Virtual meeting at: www.virtualshareholdermeeting.com/NBY2025

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay,” the “Company”, “we,” “our” and “us”). Stockholders will be able to participate in the Annual Meeting and to vote and submit questions during the virtual meeting by visiting www.virtualshareholdermeeting.com/NBY2025. The Annual Meeting will be held for the purpose of stockholders voting upon the following proposals, each of which are described in the accompanying proxy statement (“Proxy Statement”):

(1)	To elect three (3) Class III directors nominated by our Board of Directors to hold office for a term of three (3) years or until their respective successors are elected and qualified or until their earlier resignation (including upon the Resignation Event, as defined and described in the Proxy Statement, occurring) or removal. The nominees for election are Dr. Paul E. Freiman, Mr. David E. Lazar and Ms. Swan Sit (“Proposal One”).

(2)	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement (“Proposal Two”).

(3)	To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Proposal Three”).

(4)	To ratify the appointment by our Audit Committee of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal Four”).

(5)	To approve, as required by, and in accordance with, Sections 713(a) and 713(b) of the NYSE American Company Guide, both (i) the issuance of an aggregate of 77,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), upon the conversion of the 481,250 shares of our Series D Preferred Stock that were issued in the First Closing of the Investment Transaction and (ii) the issuance of an aggregate of 43,000,000 shares of Common Stock upon conversion of the 268,750 shares of our Series E Preferred Stock that are expected to be issued in the Final Closing of the Investment Transaction (with terms defined below and in the accompanying Proxy Statement), both issuances subject to the potential increase in the number of underlying conversion shares due to applicable anti-dilution adjustments (“Proposal Five”).

(6)	To amend the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “2017 Omnibus Plan”) to increase the shares authorized under the 2017 Omnibus Plan by 1,000,000 shares of Common Stock resulting in a maximum number of shares currently available for issuance of 1,021,332 shares of Common Stock and to make corresponding changes to the share grant limitations in the 2017 Omnibus Plan (“Proposal Six”).

(7)	To approve the issuance and payment of the Equity Consideration, comprised of newly-issued shares of restricted Common Stock with an aggregate value of $40,000, at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the Resigning Non-Employee Directors as contemplated by the Release Agreements (as discussed and terms defined in the Proxy Statement) (the “Proposal Seven”).

(8)	To approve an amendment to our Certificate of Incorporation that will effect a reverse stock split of all of our Common Stock issued and outstanding, or held in treasury, at a ratio of not less than 1-for-2 and not more than 1-for-10 (the “Reverse Stock Split”), and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio at any whole number within such share range and the timing of the Reverse Stock Split becoming effective or to otherwise decide to abandon the Reverse Stock Split (“Proposal Eight”).

(9)	To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of our Common Stock from 150,000,000 to 1,500,000,000 (“Proposal Nine”).

(10)	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our preferred stock, par value $0.01, from 5,000,000 to 10,000,000 (“Proposal Ten”).

(11)	To grant discretionary authority to the Board of Directors to adjourn the Annual Meeting from time to time, if necessary or appropriate, to establish a quorum or, even if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Annual Meeting or after any adjournment in favor of any of the Proposals (as defined below) (“Proposal Eleven”).

(12)	To transact any other business that may properly come before the Annual Meeting.

Proposal One (Election of Directors), Proposal Two (Say-on-Pay), Proposal Three (Say-on-Frequency), Proposal Four (Ratification of the Selection of the Independent Registered Public Accounting Firm), Proposal Five (NYSE American Proposal), Proposal Six (2017 Omnibus Plan Proposal), Proposal Seven (Director Equity Consideration Proposal), Proposal Eight (Reverse Stock Split Proposal), Proposal Nine (Common Stock Authorization Proposal), Proposal Ten (Preferred Stock Authorization Proposal) and Proposal Eleven (Adjournment) are collectively referred to as the “Proposals”.

On August 19, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with David E. Lazar (“Mr. Lazar”) that provides for an investment by Mr. Lazar in two separate closings of up to $6.0 million in the aggregate in exchange for newly issued shares of Company preferred stock (the “Investment Transaction”). On the date the Purchase Agreement was entered into, Mr. Lazar completed the purchase of 481,250 shares of the Company’s Series D non-voting convertible preferred stock, par value $0.01 per share (the “Series D Preferred Stock”), resulting in aggregate gross proceeds to us of $3.85 million (the “First Closing”). The Purchase Agreement contemplates that Mr. Lazar will separately purchase 268,750 shares of the Company’s Series E non-voting convertible preferred stock, par value $0.01 per share (the “Series E Preferred Stock”), resulting in additional aggregate gross proceeds of $2.15 million, which are contemplated to be issued in a second closing that is subject to receiving approval of Proposal Five (NYSE American Proposal) and the satisfaction of certain other closing conditions (the “Final Closing”). In addition to the Proposals customarily included by the Company for its Annual Meetings of Stockholders, there are several other Proposals (Proposals Five through Eleven) that are also being presented at this Annual Meeting for stockholders to vote upon that relate to the Investment Transaction, which we agreed to present pursuant to the Purchase Agreement, as further described in the accompanying Proxy Statement. Approval of these Proposals will be important in order for the Company to complete the Final Closing and to pursue the growth of its business, including pursuing a Post-Investment Transaction, as further described in the accompanying Proxy Statement. We have included certain material information regarding the Investment Transaction and the related transactions in the accompanying Proxy Statement.

We encourage you to read the Proxy Statement in its entirety and the other documents to which we have referred you to in the Proxy Statement before voting. After careful consideration, the NovaBay Board of Directors has determined that all eleven of the Proposals are advisable and in the best interests of NovaBay and its stockholders and recommends that the holders of Common Stock and the Series F Voting Retractable Preferred Stock entitled to vote with respect to each of the Proposals, vote or give instruction to vote “FOR” each of the director nominees in Proposal One, “FOR” Proposal Two, “THREE YEARS” for Proposal Three and “FOR” Proposal Four through Proposal Eleven.

You may attend the Annual Meeting online, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NBY2025 and entering the 16-digit control number included in your proxy card or the voting information form provided by your bank or broker. Prior to the Annual Meeting, you can vote at www.proxyvote.com using your 16-digit control number or by the other methods described in the Proxy Statement.

The record date for the Annual Meeting is September 22, 2025. Only stockholders of record at the close of business on that date are entitled to notice of, and may vote at, the virtual Annual Meeting or any adjournment or postponement thereof. This Notice of Annual Meeting and the Proxy Statement are being distributed and made available on or about September 23, 2025.

A list of stockholders entitled to vote at the Annual Meeting will be available at NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, California 94608, for a period of ten (10) days prior to the Annual Meeting. If you would like to inspect the stockholder list, please contact our Corporate Secretary at (510) 899-8800. The stockholder list will also be available during the virtual Annual Meeting through the following secure link www.virtualshareholdermeeting.com/NBY2025.

September 23, 2025	By Order of the Board of Directors,

/s/ Paul E. Freiman
Paul E. Freiman Chair of the Board of Directors

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2000 Powell Street, Suite 1150

Emeryville, California 94608

Proxy Statement For The 2025 Annual Meeting of Stockholders

This proxy statement (the “Proxy Statement”), our Notice of 2025 Annual Meeting of Stockholders (the “Notice”) and our proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay,” the “Company,” “we,” “our,” or “us”), to be voted at the 2025 Annual Meeting of Stockholders to be held on Thursday, October 16, 2025 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 11:00 a.m. Pacific Time and will be a virtual meeting of stockholders. You will be able to participate in the Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/NBY2025. You must have your 16-digit control number on your proxy card to enter and participate in the virtual meeting. This Proxy Statement, the proxy card and our Annual Report on Form 10-K, as amended, for the year ended December 31, 2024 (the “Annual Report”) are being delivered by mail on or about September 23, 2025 to stockholders of record as of September 22, 2025.

If you have any questions in voting your shares, please contact:

Sodali & Co.

333 Ludlow Street – 5th Floor

South Tower

Stamford, CT 06902

nby.info@investor.morrowsodali.com

800-662-5200

Summary of the Proxy Statement

The following is a summary of selected information contained in this Proxy Statement and does not contain all the information that is important to you. We urge you to carefully read this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement in their entirety before you decide whether to vote to approve each of the proposals described below. The below summary includes page references directing you to a more complete description of the related topic within this Proxy Statement.

About NovaBay

We historically focused on the development and sale of scientifically-created and clinically-proven eyecare, wound care, and skin care products. We have undergone significant changes to our business and operations as a result of completing the following transactions:

●	The sale of our eyecare products sold under the Avenova brand and related assets to PRN Physician Recommended Nutriceuticals, LLC (“PRN”) on January 17, 2025, which constituted substantially all of our revenue generating and operating assets (the “Avenova Asset Divestiture”);

●	The sale of a significant portion of our wound care business, including two of the Company’s wound care trademarks, to our distributor, Phase One Health LLC on January 3, 2025 (the “PhaseOne Divestiture); and

●	The sale of 100% of the membership units of our former wholly-owned subsidiary, DERMAdoctor, LLC, which operated our primary skin care business, on March 12, 2024 (the “DERMAdoctor Divestiture”).

Following the closing of these transactions, we significantly reduced the Company’s assets and operations and significantly reduced our current and expected revenue. We do, however, continue to manufacture our wound care products domestically in the United States and export finished goods to China. Additionally, as further discussed below, in connection with the Investment Transaction, we expect to identify and pursue a potential Post-Investment Transaction (each as defined below) to provide a future growth opportunity for our Company and our stockholders.

NovaBay was originally incorporated as a California corporation on January 19, 2000, and converted to a Delaware corporation in June 2010. Our common stock is listed on the NYSE American under the ticker symbol “NBY.” NovaBay’s principal executive offices are located at 2000 Powell Street, Suite 1150, Emeryville, California 94608, and our telephone number is (510) 899-8800. Our website address is www.novabay.com.

On May 30, 2024, the Company effected a reverse stock split. Except as otherwise specifically noted, all share numbers, share prices, exercise/conversion prices and per share amounts have been adjusted, on a retroactive basis, to reflect such reverse stock split.

Recent Developments—NovaBay Strategic Direction

Investment Transaction Background

After the Avenova Asset Divestiture, PhaseOne Divestiture and DERMAdoctor Divestiture, the Board evaluated the strategic options available to the Company and unanimously determined that the best opportunity available to maximize the remaining value for our Company and to our stockholders was to potentially pursue a voluntary liquidation and dissolution under Delaware law (the “Dissolution”). Stockholders approved the Dissolution at a special meeting of stockholders that was held on April 16, 2025 (the “2025 Special Meeting”). Although stockholder approval of the Dissolution was received, the Board (as part of the approval received at the 2025 Special Meeting) was also authorized to subsequently determine, in its discretion, whether or not to proceed with the Dissolution. Accordingly, the Board retained complete discretion to evaluate and determine if and when the Dissolution should be effected or if another strategic option would instead be available to us that would be a better opportunity to maximize our remaining value for our Company and stockholders and be in the best interests of our Company and stockholders.

During the period that the Company was seeking stockholder approval of the Dissolution proposal at the 2025 Special Meeting, we continued to explore and evaluate strategic options available to the Company to maximize its value, including mergers, reverse mergers, strategic partnerships, investments, licensing and sub-licensing transactions. Following the Company’s review of its strategic options, the Board determined that pursuing the Investment Transaction that provides for our stockholders to receive a Special Dividend and the opportunity for our Company to enter into a Post-Investment Transaction (each as defined and discussed below), instead of pursuing the Dissolution at this time, is a better opportunity to maximize the value of the Company for stockholders and is in the best interest of the Company and its stockholders.

Description of the Investment Transaction

On August 19, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with David E. Lazar, an Israeli and E.U. citizen residing in Panama (“Mr. Lazar”), that provides for an investment by Mr. Lazar in two separate closings of up to $6.0 million in the aggregate in exchange for newly issued shares of Company preferred stock (the “Investment Transaction”). On the date the Purchase Agreement was entered into, Mr. Lazar completed the purchase of 481,250 shares of the Company’s Series D non-voting convertible preferred stock, par value $0.01 per share (the “Series D Preferred Stock”), convertible into 77.0 million shares of our common stock, par value $0.01 (“Common Stock”), at a price of $8.00 per share resulting in aggregate gross proceeds to us of $3.85 million (the “First Closing”). The Purchase Agreement contemplates that Mr. Lazar will separately purchase 268,750 shares of the Company’s Series E non-voting convertible preferred stock, par value $0.01 per share (the “Series E Preferred Stock”), convertible into 43.0 million shares of Common Stock, on substantially the same terms as the Series D Preferred Stock resulting in additional aggregate gross proceeds of $2.15 million at the second and final closing of the Investment Transaction that is expected to occur by the end of the fourth quarter of 2025, subject to the satisfaction of certain conditions to closing, including receiving stockholder approval in accordance with the NYSE American Company Guide (the “Company Guide”) Rule 713(a) and Rule 713(b) for Mr. Lazar to be able to convert the Series D Preferred Stock and the Series E Preferred Stock (the “Conversion Approval”), as provided in the Purchase Agreement (the “Final Closing”).

The consummation of the First Closing was subject to the satisfaction of customary closing conditions, including the accuracy of the representations and warranties in the Purchase Agreement, as well as the delivery of certain transaction documents, including the Series F Agreements, the Voting Agreement and the Release Agreements (each as discussed and defined below).

In connection with the First Closing of the Investment Transaction, Mr. Lazar was appointed as a director to our Board and began serving as our Chief Executive Officer. Additionally, pursuant to the Purchase Agreement, Mr. Lazar received one-time contractual rights involving the Board, which include: (i) a right to recommend one (1) individual to be nominated for election at this Annual Meeting, which right Mr. Lazar exercised with his nomination for election to the Board as a Class III director at this Annual Meeting; (ii) subject to the Conversion Approval and the Final Closing occurring, a right to nominate up to three (3) individuals (the “Additional Purchaser Nominee(s)”) to be qualified and appointed to serve as directors on the Board after the resignation of the Resigning Non-Employee Directors pursuant to their respective Release Agreements (both as discussed and defined below); and (iii) subject to receipt of the Conversion Approval and the Final Closing occurring, a right to be appointed as the Chair of the Board. See “Description of the Investment Transaction and Preferred Stock—Description of the Preferred Stock and Lazar Investor Rights—Lazar Investor Rights—Board Rights” in the Proxy Statement for additional information regarding these investor rights. These one-time investor rights provided to Mr. Lazar are also discussed below in this Proxy Statement as they relate to the management and governance of our Company.

Series F Agreements with Certain Series F Warrant Holders

Simultaneous with the First Closing, on August 19, 2025, we entered into Warrant Exchange Agreements (collectively, the “Series F Agreements”) with the three largest remaining holders (collectively, the “Remaining Warrant Holders”) of our Series F-1 Common Stock warrants (the “Series F Warrants”). Pursuant to the Series F Agreements, each Remaining Warrant Holder surrendered all of their respective Series F Warrants and any additional Common Stock purchase warrants owned, if any, in exchange for (i) the Company issuing an aggregate of 1,986,565 shares of a new series of Series F voting retractable preferred stock, par value $0.01 (the “Series F Preferred Stock”), to the Remaining Warrant Holders and (ii) a cash payment of $175,000 to each of the Remaining Warrant Holders. Each share of Series F Preferred Stock has the right to vote the equivalent to approximately 0.424 shares of Common Stock, or in the aggregate the right to vote 842,832 shares of Common Stock, which will represent approximately 12.3% of the voting power as of the record date of this Annual Meeting on September 22, 2025. Further, the Series F Agreements provide for each of the Remaining Warrant Holders to exercise their voting rights by voting all of their Series F Preferred Stock in favor of the proposals that have been presented to stockholders at this Annual Meeting. See “Description of the Investment Transaction and Preferred Stock—The Purchase Agreement and Related Transaction Documents—First Closing Conditions and Transactions—Series F Agreements” in the Proxy Statement for additional information on the Series F Preferred Stock.

Voting Agreement

In connection with the First Closing, the Company and Mr. Lazar entered into a voting agreement on August 19, 2025 (the “Voting Agreement”) with Jad Fakhry and his controlled entities Poplar Point Capital Management LLC, Poplar Point Capital Partners LP, and Poplar Point Capital GP LLC (together, the “Poplar Entities”). The Poplar Entities reported owning approximately 17.5% of outstanding Common Stock in their Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2025. Pursuant to the Voting Agreement, the Poplar Entities agreed to, among other terms, vote all of their shares of Common Stock at the Annual Meeting in favor of the proposals, as recommended by the Board and appoint the Company as an irrevocable proxy for the Poplar Entities for the duration of the Voting Agreement, which has a term of two years. In connection with the Poplar Entities entering into the Voting Agreement, we agreed to use commercially reasonable efforts to issue a special cash dividend that equals or exceeds $0.80 per share, which we will satisfy as a result of having declared the Special Dividend (as discussed and defined below).

Special Dividend

In connection with the Investment Transaction, the Company and Mr. Lazar agreed to provide for the Company to declare and pay a special cash dividend to our stockholders following the First Closing as a way to maximize the value of the Company for stockholders following the Avenova Asset Divestiture. Pursuant to the Purchase Agreement, the Company segregated in a separate bank account an amount comprised of the Company’s cash, including from the Investment Transaction, at the First Closing (the “Aggregate Cash Distribution Amount”) to fund the Special Dividend. On August 26, 2025, in connection with receiving the proceeds from the Investment Transaction, the Special Transaction Committee of the Board declared a special cash dividend of $0.80 per share for the Common Stock (the “Special Dividend”), which will be payable on September 29, 2025 to stockholders of record of Common Stock at the close of business on September 15, 2025. Neither the Series D Preferred Stock nor the Series E Preferred Stock will participate in the Special Dividend.

Pursuit of a Post-Investment Transaction

As part of the Investment Transaction, it is contemplated that the Company will seek to consummate a strategic transaction that would involve an investment and/or acquisition (the “Post-Investment Transaction”) of an operating going concern and solvent company (“Target Company”). Pursuant to the Purchase Agreement, the Company, after the First Closing and subject to approval by the Board, intends to use a portion of the net proceeds from the Investment Transaction to pursue a Post-Investment Transaction. If and when a Post-Investment Transaction is entered into and consummated after receiving required approvals, we expect that by combining with a new operating and revenue generating Target Company that such combination will result in a future growth opportunity for our Company and our stockholders.

Corporate Governance Highlights

NovaBay has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders, including through the below highlighted measures.

Board Leadership Structure

Our Board leadership structure currently consists of an independent Chair of the Board (the “Chair”) and independent committees. The Chair performs all duties and has all powers commonly incident to the office of Chair of the Board, including presiding at all meetings of the Board. In March 2019, the Board nominated Dr. Paul E. Freiman (“Dr. Freiman”) to serve as Chair due to his service on the Company’s Board since May 2002 and his prior position as the Board’s Lead Independent Director. Since this date, Dr. Freiman has and continues to serve as our Chair.

Beginning on August 19, 2025, the Board appointed Mr. Lazar as a Class III director immediately prior to the First Closing and as Chief Executive Officer upon the effectiveness of the First Closing, with the Company’s former Chief Executive Officer, Mr. Justin M. Hall (“Mr. Hall”), continuing with the Company as its Vice President of Business Development, General Counsel and Corporate Secretary and as a director on the Board. In his executive officer role, Mr. Lazar has, and Mr. Hall prior to Mr. Lazar’s appointment had, responsibility for the management and control of the day-to-day business and affairs of the Company, as well as general supervision of the Company’s executives, employees and agents.

Pursuant to the Purchase Agreement, Mr. Lazar has a one-time contractual right to serve as the Chair of the Board subject to the Conversion Approval and the Final Closing occurring. See “Description of the Investment Transaction and Preferred Stock—Description of the Preferred Stock and Lazar Investor Rights—Lazar Investor Rights—Board Rights” in the Proxy Statement for additional information.

The Board believes that until the Final Closing, the Board is best served by continuing to separate the roles of Chair and Chief Executive Officer to enhance both the independence of the Board and its effectiveness in discharging its responsibilities. After the Final Closing and as a result of the Investment Transaction, the Board believes that NovaBay will be best served by combining the roles of Chair and Chief Executive Officer in order for Mr. Lazar to lead the Company in pursuing a Post-Investment Transaction. At such time, the Board may evaluate and nominate a Lead Independent Director in its discretion.

Board Refreshment After the Final Closing and Payment of Equity Consideration

In connection with the First Closing, the Company entered into a Settlement Agreement and General and Mutual Release (collectively, the “Release Agreements”) on August 19, 2025 with Mr. Hall and with five (5) of the six (6) non-employee directors serving on the Board (Dr. Paul Freiman, Ms. Julie Garlikov, Ms. Swan Sit, Mr. Mijia (Bob) Wu and Mr. Yongxiang (Sean) Zheng) (collectively, the “Resigning Non-Employee Directors”). Under the terms of the Release Agreements with Mr. Hall and the Resigning Non-Employee Directors, these directors agreed to resign from the Board effective upon the following having occurred: (i) the Conversion Approval having been received; (ii) the Final Closing having occurred; and (iii) up to three (3) Additional Purchaser Nominee(s) nominated by Mr. Lazar being qualified and appointed to serve on the Board; provided, however, the resignations of the Resigning Non-Employee Directors are also conditioned upon (A) the Special Dividend having been declared and paid and (B) Proposal Seven (Director Equity Consideration Proposal) being approved (with the time at which all applicable resignation conditions set forth in subparagraphs (i) through (iii) for Mr. Hall, and subparagraphs (i) through (iii) and (A) and (B) for the Resigning Non-Employee Directors, being the “Resignation Event”). Dr. Yenyou (Jeff) Zheng, currently serving on our Board, is not a Resigning Non-Employee Director and did not enter into a Release Agreement. Dr. Jeff Zheng will continue to serve on the Board as a continuing director following the Resignation Event. See “Description of the Investment Transaction and Preferred Stock—The Purchase Agreement and Related Transaction Documents—First Closing Conditions and Transactions—Release Agreements” in the Proxy Statement for additional information.

Board Committees

The three (3) standing committees established by the Board meet on a regular basis and operate under written charters approved by the Board. Each committee performs an annual self-evaluation to determine whether the committee is functioning effectively and fulfilling its duties as prescribed by its charter. All directors serving on the Board’s Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “N&CG Committee”) are independent, and each committee has the ability to hire and terminate its own outside advisors. A copy of each committee’s charter is available on the Corporate Governance section of our website at www.novabay.com.

As part of the Board’s approval of the Investment Transaction, the Board established the Special Transaction Committee and empowered it with the exclusive authority, among other powers, to: (i) direct and control the payment of the Special Dividend; (ii) authorize and direct all matters related to the Investment Transaction, including the Release Agreements and other ancillary agreements to the Investment Transaction; (iii) enforce the Company’s rights under the Purchase Agreement and other Investment Transaction documents; and (iv) approve this Proxy Statement and the Investment Transaction related proposals in this Proxy Statement.

Board Composition

Our Board seeks directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s governance. Our directors’ expertise combines to provide a broad mix of skills, qualifications and proven leadership abilities. The N&CG Committee regularly identifies individuals who have expertise that would complement and enhance the current Board’s skills and experience. In addition, as part of our stockholder engagement dialogue, we routinely ask our investors for input regarding director recommendations. Our current Board composition as of September 22, 2025 includes:

Other Governance Practices

➢	Our Board of eight (8) directors reflects a range of talents, ages, skills, and expertise.

➢	Our Board established a Special Transaction Committee as part of the Board’s approval of the Investment Transaction to provide independent oversight to the distribution of the Special Dividend and other Investment Transaction related matters.

➢	Each director during his or her service attended over 75% of applicable Board/Committee meetings in fiscal year 2024.

➢	The Board conducts an annual evaluation of the Chief Executive Officer (the “CEO”).

➢	The directors participate in an annual evaluation of the full Board and each committee on which they serve in order to assess the performance and effectiveness of the Board and its committees. The responses and comments are presented to, and discussed with, the Board and each committee of the Board.

➢	On June 13, 2023, the Board approved an amendment to the Company’s Bylaws, as amended and restated, changing the Company’s stockholders’ meeting quorum requirement from “the holders of a majority of the voting power of all of the outstanding shares of stock entitled to vote” to “the holders of 1/3 of the voting power of all of the outstanding shares of stock entitled to vote”.

➢	No stockholder rights plan or “poison pill” has been adopted.

Corporate Governance Policies

NovaBay has established Corporate Governance Guidelines, as routinely reviewed and updated by the N&CG Committee, to maintain effective and appropriate standards of corporate governance. We have also established a Code of Ethics and Business Conduct (the “Code of Ethics”) that establishes standards of conduct and expectations for our employees and the overall manner in which we conduct business. The Code of Ethics, along with our other policies and business standards and our overall risk and compliance programs, are components of mitigating the risks associated with the operation of our business. The full text of our Code of Ethics is available on the Corporate Governance section of our website at www.novabay.com.

NovaBay also maintains an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by NovaBay and our directors, officers and employees, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to NovaBay. The Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The Insider Trading Policy specifically prohibits directors, officers and other employees from engaging in short sales, margin accounts, pledging or hedging transactions of the Company’s securities. A copy of the Insider Trading Policy was filed as Exhibit 19 to our Annual Report.

Compensation Highlights

Overview

In 2024, the Compensation Committee (the “Compensation Committee”) of the Board continued its historic practice of an annual performance incentive program, pursuant to which each Company executive could earn an annual performance bonus, tied to a percentage of his or her base salary. The Compensation Committee has the sole discretion to pay any portion of, or the entire, annual performance bonus in the form of equity compensation.

Recent Compensation Developments

In connection with the Investment Transaction and following approval by the Board and the Compensation Committee, we entered into the following new employment arrangements with Mr. Hall and Tommy Law (“Mr. Law”) at the First Closing:

●	Amended and Restated Employment Agreement with Justin Hall. At the First Closing, the Company entered into an amended and restated employment agreement with Mr. Hall (“New Hall Employment Agreement”) that provided for his continued service as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary, which entirely amended and restated the Employment Agreement, dated January 31, 2020, as amended, between the Company and Mr. Hall (the “Prior Hall Employment Agreement”). The New Hall Employment Agreement provides for an employment term commencing on the date of the First Closing and ending on October 31, 2025 and an annual base salary of $175,000.

●	Employment Agreement with Tommy Law. The Company at the First Closing also entered into an employment agreement with Mr. Law to serve as the Company’s Chief Financial Officer and Treasurer (the “Law Employment Agreement”). Mr. Law previously served as the Interim Chief Financial Officer and Treasurer and did not previously have an employment agreement in place. The Law Employment Agreement provides for at-will employment with a term commencing on the date of the First Closing that continues until the first anniversary of the date of commencement and an annual base salary of $170,000. Mr. Law will also be (i) entitled to a retention bonus of $170,000 to the extent he remains employed through the Company’s filing of its quarterly report on Form 10-Q with the SEC for the quarter ended September 30, 2025 (the “Retention Date”) and has not resigned or been terminated for cause (as defined in the Law Employment Agreement) prior to the Retention Date and (ii) eligible for any bonus plan that is deemed appropriate by the Board.

Also, in connection with the Investment Transaction and as consideration for the Release Agreement, each Resigning Non-Employee Director is entitled to (i) a settlement payment of newly-issued shares of restricted Common Stock, with an aggregate value of $40,000 to be issued upon the Resignation Event (the “Equity Consideration”), subject to stockholders approving Proposal Seven (Director Equity Consideration Proposal), plus (ii) any accrued and unpaid director’s fees. To the extent that Proposal Seven is not approved and the Equity Consideration is not issued to the Resigning Non-Employee Directors, then the Release Agreements with the Resigning Non-Employee Directors will terminate and be of no further force and effect. Separately, pursuant to Mr. Hall’s Release Agreement, he received a cash settlement payment of $481,250 plus any unpaid wages and $8,778 in payments pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in connection with the First Closing. Further, Mr. Hall will receive a second cash settlement payment of $481,250 plus any unpaid wages and $8,778 in COBRA payments by October 31, 2025. Mr. Hall’s payment amounts comprise his earned severance under the Prior Hall Employment Agreement.

Compensation Related Advisory Votes

We implemented a stockholder advisory vote on executive compensation (commonly referred to as the “Say-on-Pay” proposal) beginning at our 2013 Annual Meeting and every three years thereafter, which gives stockholders the opportunity to endorse or not endorse the Company’s named executive compensation program. At the Company’s 2019 Annual Meeting, our stockholders voted to continue conducting its Say-on-Pay vote every three years, and stockholders approved the most recent Say-on-Pay proposal at the Company’s 2022 Annual Meeting. At this Annual Meeting, we are conducting our next vote on both our Say-on-Pay proposal (Proposal Two) and the frequency of the Say-on-Pay proposal (Proposal Three).

Proposals at this Annual Meeting Which Require Your Vote

Stockholders are being asked to consider and vote on the following proposals (collectively, the “Proposals”):

		More Information	Board Recommendation	Vote Required for Approval
Proposal One	Election of the three (3) following director nominees: ➢ Paul E. Freiman ➢ David E. Lazar ➢ Swan Sit	Page 24	FOR each nominee	Plurality with the three director candidates who receive the highest number of “FOR” votes being elected
Proposal Two	Approve, on an advisory non-binding basis, the compensation of NovaBay’s named executive officers, as disclosed in this Proxy Statement	Page 50	FOR	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting
Proposal Three	Vote, on an advisory non-binding basis, on the frequency of solicitation of stockholder approval of executive compensation	Page 51	THREE YEARS	The frequency that receives the greatest number of votes will be considered the selection by stockholders
Proposal Four	Ratification, on an advisory non-binding basis, of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2025	Page 52	FOR	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting
Proposal Five	Approve, as required by, and in accordance with, Sections 713(a) and 713(b) of the Company Guide, both: (i) the issuance of an aggregate of 77,000,000 shares of Common Stock upon the exercise of the Series D Preferred Stock that were issued in the First Closing and	Page 62	FOR	“FOR” votes of the majority of the voting power of the shares present in person or

	(ii) the issuance of an aggregate of 43,000,000 shares of Common Stock upon the exercise of the Series E Preferred Stock expected to be issued in the Final Closing			represented by proxy and entitled to vote at the Annual Meeting
Proposal Six	Approve an amendment to our 2017 Omnibus Plan to increase the shares authorized under the 2017 Omnibus Plan by 1,000,000 shares of Common Stock resulting in a maximum number of shares currently available for issuance of 1,021,332 shares of Common Stock and to make corresponding changes to the share grant limitations in the 2017 Omnibus Plan	Page 67	FOR	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting
Proposal Seven	Approve the issuance and payment of the Equity Consideration, with an aggregate value of $40,000, at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the Resigning Non-Employee Directors as contemplated by the Release Agreements	Page 74	FOR	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting
Proposal Eight	Approve an amendment to the Certificate of Incorporation to effect the Reverse Stock Split, and to grant authorization to the Board to determine, in its sole discretion, the specific split ratio and the effective time (if at all)	Page 77	FOR	“FOR” votes of a majority of the votes cast at the Annual Meeting
Proposal Nine	Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our Common Stock from 150,000,000 to 1,500,000,000	Page 84	FOR	“FOR” votes of a majority of the votes cast at the Annual Meeting
Proposal Ten	Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our preferred stock, par value $0.01, from 5,000,000 to 10,000,000	Page 88	FOR	“FOR” votes of a majority of our outstanding shares entitled to vote at the Annual Meeting
Proposal Eleven	Approve the adjournment of the Annual Meeting	Page 92	FOR	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting

Voting Generally

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as September 22, 2025 (“Record Date”). Only the holders of Common Stock and the holders of Series F Preferred Stock of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Each stockholder of Common Stock is entitled to one (1) vote for each share of our Common Stock held by such stockholder as of the Record Date. Each holder of Series F Preferred

Stock is entitled to the voting equivalent of approximately 0.424 shares of Common Stock for each share of Series F Preferred Stock held. See “The Annual Meeting” in the Proxy Statement for additional information about voting, including the required votes an effects of abstentions and broker non-votes on the Proposals at this Annual Meeting.

Pursuant to the Series F Agreements, the Remaining Warrant Holders agreed to vote all of their Series F Preferred Stock, which represents approximately 12.3% of the voting power as of the Record Date, in favor of each of the Proposals. Separately, pursuant to the Voting Agreement, Jad Fakhry and the Poplar Entities agreed to vote all of their shares of Common Stock, which owned approximately 17.5% of outstanding Common Stock as of June 4, 2025, at the Annual Meeting in favor of each of the Proposals.

Proposals for Stockholders at the Annual Meeting

Election of Directors (Proposal One) (page 24)

You will find important information in the Proxy Statement about the qualifications and experience of each of the three (3) director nominees listed below whom you are being asked to elect at the Annual Meeting. The N&CG Committee performs an annual assessment to evaluate whether each of NovaBay’s directors has the skills and experience to oversee the Company effectively. All of our directors, including the director nominees listed below, have demonstrated that they have proven leadership ability, sound judgment, integrity and a commitment to the success of our Company.

Director Nominees	Director Since	Age	Independent	Principal Occupation	NovaBay Board Committees
Paul E. Freiman	2002	91	Yes	Independent Pharmaceutical Professional and Consultant	Audit, Compensation and N&CG
David E. Lazar	2025	35	No	Chief Executive Officer of NovaBay	None
Swan Sit	2019	48	Yes	Independent Business Consultant	Audit, Compensation and N&CG

Our Board recommends unanimously that you vote “FOR” all of the three (3) Class III director nominees listed above.

Approval of Executive Compensation (Proposal Two) (page 50)

Our Board is requesting stockholder approval of an advisory, non-binding resolution to approve the Company’s historic executive compensation as described in this Proxy Statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, based on the outcome of this vote, will consider stockholders’ concerns regarding executive compensation, if any, and evaluate whether any action is necessary to address those concerns. Our Board recommends unanimously that you vote “FOR” Proposal Two.

Vote on Frequency of Solicitation of Stockholder Approval of Executive Compensation (Proposal Three) (page 51)

Our Board is requesting that stockholders vote on an advisory, non-binding basis on the frequency with which they would prefer to cast an advisory, non-binding vote on executive compensation. Stockholders may indicate whether they prefer we seek an advisory vote every one, two or three years with the option that receives the votes of a majority of shares present in person or represented by proxy being deemed the preferred frequency. Though advisory and non-binding, the Company intends to adopt whichever frequency is approved by the stockholders. Our Board recommends unanimously that you vote “THREE YEARS” for Proposal Three.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal Four) (page 52)

The Audit Committee has appointed WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm for 2025. While we are not required to have stockholders ratify the selection of Withum as the Company’s independent auditor, we are doing so because we believe it is good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Withum as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders. Our Board recommends unanimously that you vote “FOR” Proposal Four.

Approval of the Issuance of Shares Upon Conversion of Series D Preferred Stock and Series E Preferred Stock (Proposal Five) (page 62)

You will find important information in the “Description of the Investment Transaction and Preferred Stock” and in “Proposal Five: Approval of Issuance of Common Stock Upon Conversion of Series D Preferred Stock and Series E Preferred Stock” in the Proxy Statement about the Investment Transaction entered into on August 19, 2025 and the Series D Preferred Stock that were issued in the First Closing and the Series E Preferred Stock expected to be issued in the Final Closing. The Series D Preferred Stock is convertible into an aggregate of 77.0 million shares of Common Stock, which represents approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis anticipated to be outstanding as of the Final Closing; however, Mr. Lazar may only convert the Series D Preferred Stock up to 19.99% of the Common Stock outstanding as of the date of the Purchase Agreement or such lower amount as may be required by the NYSE American until the Conversion Approval is approved by stockholders (the “Share Issuance Limitation”). The Series E Preferred Stock, if and when issued, will be convertible into an aggregate of 43.0 million shares of Common Stock, which represents approximately 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis anticipated to be outstanding as of the Final Closing. Collectively, the Series D Preferred Stock and the Series E Preferred Stock are convertible into an aggregate of 120.0 million shares of Common Stock, which represents approximately 95% in the aggregate (based on the number of shares of Common Stock anticipated to be outstanding as of the Final Closing).

Our Common Stock is listed on the NYSE American, and, as such, is subject to the applicable rules of the NYSE American as set forth in the Company Guide, including Section 713(a) and Section 713(b) of the Company Guide. Accordingly, we are seeking stockholder approval of Proposal Five (NYSE American Approval) at the Annual Meeting in order to both satisfy the requirements of Section 713(a) and Section 713(b) of the Company Guide and the Purchase Agreement effecting the Investment Transaction, which require our stockholders to approve the aggregate issuance of up to 120.0 million shares of Common Stock upon the conversion of the Series D Preferred Stock that was issued to Mr. Lazar in the First Closing and the Series E Preferred Stock that the Company intends to issue to Mr. Lazar in the Final Closing. While approval of our stockholders was not required to issue the Series D Preferred Stock, and is not required to issue the Series E Preferred Stock, the approval of our stockholders is required to authorize the conversion of the Series D Preferred Stock and the Series E Preferred Stock above the Share Issuance Limitation. Our Board recommends unanimously that you vote “FOR” Proposal Five.

Approval to Increase Shares Available for Issuance Under the 2017 Omnibus Plan (Proposal Six) (page 67)

Our Board is requesting that stockholders vote on an amendment to the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “2017 Omnibus Plan”) to: (i) increase the number of authorized shares thereunder by 1,000,000 shares of Common Stock resulting in a maximum number of shares currently available for issuance of 1,021,332 shares of Common Stock and (ii) make corresponding changes to the share grant limitations in the 2017 Omnibus Plan for Incentive Stock Options, Restricted Stock and Restricted Stock Units (as each term is defined under the 2017 Omnibus Plan). The Board believes such amendment is in the best interests of our stockholders in order to provide flexibility to use the 2017 Omnibus Plan in the future, including as may relate to a potential Post-Investment Transaction. Our Board recommends unanimously that you vote “FOR” Proposal Six.

Approval of the Equity Consideration (Proposal Seven) (page 74)

Our Board is requesting that stockholders vote to approve the issuance and payment of the Equity Consideration, comprised of newly-issued shares of restricted Common Stock with an aggregate value of $40,000, at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the Resigning Non-Employee Directors as consideration for entering into the Release Agreements. The execution and delivery of the Release Agreements by the Resigning Non-Employee Directors was a required closing deliverable under the terms of the Purchase Agreement for consummation by Mr. Lazar of his initial investment at the First Closing. The Equity Consideration contemplated to be issued to each Resigning Non-Employee Director will be shares of restricted Common Stock that will be newly issued from our authorized and unissued shares of Common Stock and will not be issued from the 2017 Omnibus Plan or any other NovaBay equity compensation plan that has been approved by our stockholders. Accordingly, before we are able to issue and pay the Equity Consideration to the Resigning Non-Employee Directors, we are required under Section 711 of the Company Guide to first obtain stockholder approval of this arrangement. Our Board recommends unanimously that you vote “FOR” Proposal Seven.

Approval of the Reverse Stock Split (Proposal Eight) (page 77)

We are also seeking stockholder approval of Proposal Eight in order to effect a reverse stock split of all of our Common Stock issued and outstanding at a ratio of not less than 1-for-2 and not more than 1-for-10 (the “Reverse Stock Split”). The Board expects that the Reverse Stock Split will increase the market price of our Common Stock, which will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. Further, if the Board determines to effect the Reverse Stock Split, the number of authorized shares of Company capital stock will remain unchanged, and, as a result, the number of authorized shares of Common Stock that will be available for future issuance will increase significantly. This will provide further flexibility to use our Common Stock for business and financial purposes in the future, including for a potential Post-Investment Transaction and capital raise transactions. Accordingly, approval of this Proposal Eight is important in order to improve the marketability and liquidity of our Common Stock and to provide further flexibility to use our Common Stock in the future. Our Board recommends unanimously that you vote “FOR” Proposal Eight.

Approval to Increase Authorized Common Stock (Proposal Nine) (page 84)

Our Board is requesting that stockholders approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the number of authorized shares of our Common Stock from 150,000,000 shares to 1,500,000,000 shares in order to provide flexibility to use our Common Stock for business and financial purposes in the future, including for a potential Post-Investment Transaction and capital raise transactions. Of the 150,000,000 shares of our Common Stock currently authorized, as of the close of business on September 22, 2025, there were 23,750,495 authorized shares of Common Stock that remain available for issuance by us (including to account for shares reserved for issuance under our equity compensation plans or for our outstanding Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Stock”), Series D Preferred Stock, Unsecured Convertible Notes, warrants, options or restricted stock units as well as the shares we expect to reserve after issuing our Series E Preferred Stock in the Final Closing). If our stockholders approve the proposed amendment to our Certificate of Incorporation contemplated by Proposal Nine, then the number of authorized shares of Common Stock available for issuance will increase to approximately 1,373,750,495. Further, such change will become effective upon filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), which we anticipate doing as soon as practicable following stockholder approval. However, even if our stockholders approve the proposed amendment, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion or our stockholders did not approve the proposed amendment to the Certificate of Incorporation, the number of authorized shares of Common Stock would remain at the current level. Our Board recommends unanimously that you vote “FOR” Proposal Nine.

Approval to Increase Authorized Preferred Stock (Proposal Ten) (page 88)

Our Board is requesting that stockholders approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our preferred stock, par value $0.01 (“preferred stock”), from 5,000,000 shares to 10,000,000 shares in order to provide flexibility to use our preferred stock for business and financial purposes in the future, including for a potential Post-Investment Transaction and capital raise transactions. Of the 5,000,000 shares of our preferred stock currently authorized, as of the close of business on September 22, 2025, there were 2,263,304 authorized shares of preferred stock that remain available for issuance by us (as a result of our Series B Non-Voting Convertible Preferred Stock, Series D Preferred Stock and Series F Preferred Stock currently outstanding as well as accounting for the shares of Series E Preferred Stock that we expect to issue in the Final Closing). If our stockholders approve the proposed amendment to our Certificate of Incorporation contemplated by Proposal Ten, then the number of authorized shares of preferred stock available for issuance will increase to approximately 7,263,304. Further, such change will become effective upon filing with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. However, even if our stockholders approve the proposed amendment, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion or our stockholders did not approve the proposed amendment to the Certificate of Incorporation, the number of authorized preferred shares would remain at the current level. Our Board recommends unanimously that you vote “FOR” Proposal Ten.

Approval of the Adjournment Proposal (Proposal Eleven) (page 92)

At the Annual Meeting, we are asking our stockholders to grant discretionary authority to the Board to adjourn this Annual Meeting, from time to time, if necessary or appropriate, to establish a quorum or, even if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Annual Meeting or after any adjournment in favor of any of the Proposals at the Annual Meeting. Proposal Eleven for the vote regarding adjournment of the Annual Meeting will be disregarded if there are sufficient votes to approve the Proposals at the Annual Meeting. The Board unanimously recommends that you vote “FOR” Proposal Eleven.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement and the documents referenced herein contain “forward-looking statements” within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1933, as amended (the “Exchange Act”). Forward-looking statements are predictions based on expectations and projections about future events, are not statements of historical fact, are subject to risks, uncertainties and assumptions that are difficult to predict and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements and related risks, uncertainties, factors and assumptions, include, but are not limited to: statements regarding the Investment Transaction, the expected completion of the Final Closing, the impact of not obtaining stockholder approval for Proposal Five (NYSE American Proposal) and certain of the other Proposals at this Annual Meeting, our ability to successfully pursue our business strategy, including identifying and completing a Post-Investment Transaction, and the Company’s financial condition and results of operations, including the financial impact of the Investment Transaction, the Special Dividend, and related transactions and matters. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in, or implied by, these forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Other risks relating to our business, ownership of our securities, the continued listing of our Common Stock on the NYSE American, and other matters, including risks that could cause results to differ materially from those projected in the forward-looking statements in this Proxy Statement, are detailed in this Proxy Statement as well as in our Annual Report, and subsequent Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K filings with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this Proxy Statement and the documents referenced herein represent our current beliefs, estimates and assumptions as of the date of this Proxy Statement, and we disclaim any intent or obligation to revise or update publicly any forward-looking statement contained in this Proxy Statement, except as required by law.

Risk Factors

Before you make a decision regarding how you will vote on the Proposals as set forth in this Proxy Statement, you should carefully consider each of the risk factors described below in addition to the other information contained in this Proxy Statement and the annexes attached to this Proxy Statement. The risk factors described below relate to the Investment Transaction, including our planned issuance of the Series E Preferred Stock at the Final Closing and the Post-Investment Transaction, as well as the risks relating to NovaBay and its business. The risks discussed below also include forward-looking statements and actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The risks and uncertainties described below and in this Proxy Statement are not the only risks and uncertainties that we face. We encourage you to also carefully read the risk factors generally associated with our Company and our business contained in our Annual Report, and our subsequent SEC filings. Additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations and financial condition or the price of our Common Stock.

Overview

As described in this Proxy Statement, we recently completed the Investment Transaction, which is material to us and resulted in significant changes to NovaBay’s business, operations and strategic direction, as well as to our overall capital structure. Accordingly, as a result of these changes, there will be new and additional risks and uncertainties that we may encounter and have to face in the future, as well as those risks that we already had prior to completing these transactions. These risks and uncertainties have been presented and summarized below to provide stockholders with important information in connection with their own evaluation of each of the Proposals being considered at the Annual Meeting. We urge all stockholders to fully and carefully read each of these risk factors listed below in their entirety and in this Proxy Statement in connection with their voting decision on the Proposals at the Annual Meeting.

General Risks Related to the Investment Transaction

As a result of the Series D Preferred Stock that we issued and the Series E Preferred Stock to be issued in the Final Closing, whether or not the Conversion Approval is received, our stockholders will experience significant dilution as a result of the issuance of shares of our Common Stock upon future conversion of the Series D Preferred Stock and/or the Series E Preferred Stock.

Regardless of whether we receive the Conversion Approval, Mr. Lazar is entitled to convert a portion of his Series D Preferred Stock into Common Stock at any time, provided that upon conversion, the aggregate number of shares of Series D Preferred Stock converted by him does not exceed the Share Issuance Limitation (e.g. 19.99% of our issued and outstanding shares of Common Stock as of the date of the Purchase Agreement or a lower percentage as may be required by the NYSE American). If the Conversion Approval, however, is received at the Annual Meeting, (i) all of the shares of Series D Preferred Stock will be convertible either by Mr. Lazar or will automatically convert within the third business day after the Conversion Approval is received into 77.0 million shares of Common Stock and (ii) all of the Series E Preferred Stock to be issued in the Final Closing will also be immediately convertible following issuance (either by Mr. Lazar or converted automatically) into 43.0 million shares of Common Stock. As a result of the full conversion of the Series D Preferred Stock and the Series E Preferred Stock, 120.0 million shares of Common Stock will be issued, which collectively will represent approximately 95% of the total number of shares of Common Stock expected to be outstanding immediately after the Final Closing. Upon the conversions of the Series D Preferred Stock and/or the Series E Preferred Stock after the Conversion Approval, the existing stockholders of the Company will experience significant dilution in their ownership percentage and their voting power, with Mr. Lazar receiving effective voting control over matters presented to stockholders in the future relating to our Company. Further, as part of the Investment Transaction, Mr. Lazar agreed to ensure that the Company will have sufficient capital to identify and complete a Post-Investment Transaction and fund operations for at least twelve (12) months after completing a Post-Investment Transaction, which may result in additional equity being issued to Mr. Lazar that may result in further dilution to stockholders.

If stockholders do not provide the Conversion Approval, then we will not be able to complete the Final Closing and receive the proceeds from this additional investment.

If we do not receive stockholder approval of the Conversion Approval at this Annual Meeting or at a Second Meeting (as defined in the Proxy Statement), then Mr. Lazar will not be obligated to make the additional $2.15 million investment in the Series E Preferred Stock, even if we satisfy all of the other closing conditions. The availability of the proceeds from the sale of the Series E Preferred Stock at the Final Closing will be important to us to continue funding our operations and expenses, the pursuit of a Post-Investment Transaction, and to satisfy our other obligations, including the retirement of the outstanding shares of Series F Preferred Stock that is contemplated to occur following the Conversion Approval or after December 31, 2025. Additionally, until the Conversion Approval is obtained, the conditions to the Release Agreements will not be satisfied, Mr. Lazar will not be able to exercise certain of his one-time Board rights, including the right to nominate Additional Purchaser Nominee(s) to the Board and to be appointed as Chair of the Board and we may not be able to further pursue and/or consummate a Post-Investment Transaction. Accordingly, the failure to receive the Conversion Approval will have a material and adverse effect upon our ability to complete the transactions contemplated by the Investment Transaction and to pursue our business strategy of growing our business and creating value for our stockholders.

We may fail to realize the anticipated benefits of the Investment Transaction if we are not able to identify and/or pursue a Post-Investment Transaction.

The success of the Investment Transaction and the pursuit of our business strategy to grow our Company will depend on, among other things, our ability to identify, pursue and consummate a Post-Investment Transaction with a Target Company. We may not be able to identify a suitable operating and revenue generating Target Company to acquire or ultimately enter into and consummate a Post-Investment Transaction within the necessary timing before our capital resources are depleted. If we do enter into and consummate a Post-Investment Transaction with a Target Company, there is no assurance that the transaction will be successful or that we will be able to achieve the anticipated revenues, efficiencies, cost savings and/or realize other expected benefits of the Post-Investment Transaction. As a result, the Board may determine it is in the best interests of the stockholders to alternatively proceed with the Dissolution of our Company under Delaware law, as previously approved by stockholders at our 2025 Special Meeting held on April 16, 2025, or otherwise seek bankruptcy protection or protection under other insolvency laws.

In pursuing a Post-Investment Transaction, it is possible that we may need additional capital to fund the acquisition of a Target Company and/or we may issue Common Stock or other equity securities as consideration to acquire the Target Company. The number of shares and/or the value of the additional shares of Common Stock or other equity securities, if any, that we may issue in connection with a Post-Investment Transaction is not currently known and any such issuance would be subject to required corporate and/or stockholder approvals that may be applicable under law or the NYSE American Company Guide. To the extent we raise additional capital by issuing equity securities or issue equity securities as consideration in a Post-Investment Transaction, our stockholders may experience substantial dilution (in addition to the dilution in connection with the Investment Transaction) and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock and/or our preferred stock issued, as the case maybe. In addition, the new equity securities may be offered in the future at a price that is below the then in effect conversion price of the Series D Preferred Stock, which, unless an exception was available, would result in the lowering of the conversion price of the Preferred Stock and a greater number of shares of Common Stock being issuable upon conversion of the Series D Preferred Stock for no additional consideration, causing even greater dilution to our stockholders.

Our Board and management team will significantly change in connection with the Investment Transaction and if we consummate a Post-Investment Transaction.

In connection with the Investment Transaction, there are material changes to the management of our Company that have occurred with Mr. Lazar being appointed as Chief Executive Officer and as a director at the First Closing, and that are expected to occur in connection with the resignation of Mr. Hall and the five (5) Resigning Non-Employee Directors and the appointment of up to three (3) Additional Purchaser Nominee(s) to the Board, provided that we receive approval for the issuance of the Equity Consideration and the Conversion Approval, as well as complete the Final Closing. Additionally, there may be further changes to our executive management team and Board that possibly occur in the future in connection with our Company pursuing and potentially consummating a Post-Investment Transaction. The identity of the Additional Purchaser Nominee(s) and/or other changes that may occur in the future to our executive management team and/or Board are not currently known to us; however, such persons will be subject to our review, qualification and approval. Accordingly, we expect that our Company will have significant changes and turnover to our executive management team and the Board, who would lead our Company.

If the Conversion Approval and the other Proposals are not approved by stockholders at this time, pursuant to the terms of the Purchase Agreement, we will be required to use our reasonable best efforts to call another stockholder meeting, which will be costly and delay our ability to complete the Final Closing and pursue the Post-Investment Transaction.

If the Conversion Approval and approval of the other Proposals contemplated by the Purchase Agreement are not received at this Annual Meeting, then we will be required to use our reasonable best efforts to call a Second Meeting within seventy (70) days of the date of the Annual Meeting. The failure to obtain stockholder approval at this Annual Meeting and/or the Second Meeting will result in additional cost and expense to us to hold an additional stockholder meeting, delay our ability to pursue and consummate a Post-Investment Transaction and complete the Final Closing and certain other transactions contemplated by the Investment Transaction (as discussed in the risk factor above).

If stockholders approve the amendments to our Certificate of Incorporation to increase the number of authorized Common Stock and preferred stock, then the availability of these additional authorized shares may result in greater dilution to our stockholders and/or affect the market price of our Common Stock.

In addition, if stockholders approve Proposal Nine that provides for an increase to our authorized Common Stock from 150,000,000 shares to 1,500,000,000 shares and/or Proposal Ten, which provides for an increase to our authorized preferred stock from 5,000,000 shares to 10,000,000 shares, then we will significantly increase the number of authorized shares of Common Stock and preferred stock that NovaBay may issue in the future, which our Board will have discretion to issue in the future, including, without limitation, in connection with future capital raise transactions and financings. Stockholders will not have a right to approve any such issuances or transactions, unless required by our governing documents, NYSE American rules or applicable law, and any such issuance of our Common Stock or preferred stock in the future may have a dilutive effect, including on earnings per share, on stockholders’ equity and/or voting rights. Furthermore, future sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital.

We may be limited in our financing and business development activities if we are not able to increase the authorized shares of Common Stock.

If Proposal Nine that provides for an increase to the authorized Common Stock is not approved by our stockholders at this Annual Meeting, we may not have sufficient shares of Common Stock to be able to access the capital markets, complete a Post-Investment Transaction, other strategic investment and/or acquisition, pursue corporate collaborations or partnerships, and/or pursue other business opportunities that are integral to executing our business strategy and our growth and success. After the Final Closing, to the extent completed, we would only have 23,750,495 shares of Common Stock that remain available for issuance. Even if our stockholders approve Proposal Nine to increase the authorized shares of Common Stock, there is no assurance that we will be successful in completing a Post-Investment Transaction or other strategic investment and/or acquisition, raising additional funds or pursuing other business opportunities to the extent needed in the future.

Risks Related to the Our Securities and Control of Our Company

The market price of our Common Stock may decline in the future as a result of the Investment Transaction and we may not regain compliance under the Company Guide.

The market price of our Common Stock may decline in the future as a result of completing the Investment Transaction and the related transactions, for a number of reasons, including the substantial dilutive impact of the issuance of 120.0 million shares of Common Stock upon conversion of all of the shares of Series D Preferred Stock and, after issuance at the Final Closing, the Series E Preferred Stock. The issuance of Common Stock will likely have a depressive effect on the market price of our Common Stock at the time of conversion by increasing the number of shares of Common Stock then outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the Common Stock. Further, if we fail to achieve the perceived benefits of the Investment Transaction, including consummating a Post-Investment Transaction or pursuing another strategic opportunity, as rapidly as, or to the extent anticipated by, financial or industry analysts, the market price of our Common Stock may further decline. Some of these factors are beyond our control. Further, we cannot assure you that we will be able to once again regain compliance with the NYSE American continued listing requirements relating to our stockholders’ equity under the Company Guide or otherwise maintain the listing of our Common Stock. Our failure to regain compliance with those stockholders’ equity requirements or to comply with other requirements of the Company Guide, including upon completion of a Post-Closing Transaction, could result in our Common Stock being delisted from the NYSE American.

Our stockholders will have significantly reduced ownership and voting power as a result of the conversion of the shares of Series D Preferred Stock and, upon issuance at the Final Closing, Series E Preferred Stock.

If the Conversion Approval is received at the Annual Meeting, then stockholders who owned shares of Common Stock prior to the conversion of the Series D Preferred Stock and, after the Final Closing, the Series E Preferred Stock into Common Stock will have a significantly lower percentage of ownership and correspondingly reduced voting power than they held immediately prior to the conversion. The shares of Series D Preferred Stock issued at the First Closing, upon conversion, will represent approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis, and the Series E Preferred Stock to be issued, upon conversion, will represent approximately 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Final Closing, or collectively approximately 95% in the aggregate (based on the number of shares of Common Stock anticipated to be outstanding as of the Final Closing). Therefore, assuming the completion of the Final Closing and without taking into account future issuances of our securities (including pursuant to a Post-Investment Transaction), our stockholders prior to the conversion of the Series D Preferred Stock and the Series E Preferred Stock will have significantly less ownership of our Company and voting power, and, therefore, they will have a substantially reduced ability to influence significant corporation decisions that require approval of holders of the outstanding Common Stock with Mr. Lazar, and/or transferee who subsequently owns such securities upon exercise of Mr. Lazar’s Securities Purchase Rights, owning approximately 95% of the issued and outstanding shares as of the Final Closing.

Mr. Lazar will have significant control and influence over our Company and corporate matters.

In addition to the ownership that will result in connection with the conversion the Series D Preferred Stock and the Series E Preferred Stock to be issued in the Final Closing (as described in the risk above), Mr. Lazar was appointed as a director to our Board and began serving as our Chief Executive Officer in connection with the First Closing. Additionally, pursuant to the Purchase Agreement, Mr. Lazar received certain one-time contractual rights involving the Board, which include: (i) a contractual right to recommend one (1) individual to be nominated for election at this Annual Meeting, which right was exercised with Mr. Lazar’s nomination for election to the Board at this Annual Meeting; (ii) provided that the Conversion Approval is received and the Final Closing occurs, a contractual right to nominate and have appointed up to three (3) Additional Purchaser Nominee(s) depending on Mr. Lazar’s percentage ownership of our Common Stock at the time of appointment; and (iii) subject to the Conversion Approval and the Final Closing occurring, a one-time contractual right to be appointed as the Chair of the Board. As a result of Mr. Lazar’s one-time contractual Board rights and his positions as Chief Executive Officer and a director, Mr. Lazar will have input on all matters before our Board (excluding the matters delegated to the Board committees, including the Special Transaction Committee). Separately, due to his potential significant ownership of Common Stock, Mr. Lazar would also have the ability to exercise significant influence and control over the outcome of all matters requiring Board and stockholder approval, including the election of directors. As a result of Mr. Lazar’s voting power (and assuming he does not exercise his Securities Purchase Rights or otherwise sell the Conversion Shares), we may determine that we are a “controlled company” as defined in the Company Guide and, therefore, are not subject to the NYSE American’s requirements that would otherwise require us to have (a) a majority of independent directors; (b) director nominees selected, or recommended for the Board selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors; (c) a nominating committee composed solely of independent directors; (d) compensation of our chief executive officer and all other officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and/or (e) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors.

The shares of Series D Preferred Stock, Series E Preferred Stock and/or the Conversion Shares acquired or to be acquired by Mr. Lazar may be sold to another unknown person if Mr. Lazar decides to exercise his Securities Purchase Rights.

The Purchase Agreement expressly provides for Mr. Lazar to have the Securities Purchase Rights that permits the assignment, transfer and/or sale of the Series D Preferred Stock, the Series E Preferred Stock, the Conversion Shares and/or his right to acquire such securities, which may occur at any time after the First Closing, including having such rights exercised at the time or in connection with a Post-Investment Transaction. If Mr. Lazar were to properly exercise the Securities Purchase Rights with respect to all of his shares of Series D Preferred Stock and the right to acquire the shares of Series E Preferred Stock at the Final Closing, then the ownership of such preferred stock and related rights will transfer to a third party who is unknown to us and such third party will then have the right to exercise significant influence and control over the outcome of all other matters requiring Board and stockholder approval.

General Risks Related to the Reverse Stock Split Proposal

The proposed Reverse Stock Split, if effected, may not increase our stock price, and could lead to a decrease in our overall market capitalization.

On September 22, 2025, the closing sale price of our Common Stock on the NYSE American was $2.11 per share of Common Stock. We expect that the Reverse Stock Split, if effected, will increase the per share trading price of our Common Stock. However, the market price per share of our Common Stock after the Reverse Stock Split may not rise (or remain constant) in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Split. We cannot predict the effect of the Reverse Stock Split on the per share trading price of our Common Stock, and the history of reverse stock splits for our Company and other companies is varied, particularly since some investors may view a reverse stock split negatively. In many cases, the market price of a company’s shares declines after a reverse stock split, or the market price of a company’s shares immediately after a reverse stock split does not reflect a proportionate or mathematical adjustment to the market price based on the ratio of the reverse stock split (which happened to the Company after its 1-for-35 reverse stock split effective November 15, 2022 and its 1-for-35 reverse stock split effective May 30, 2024). Accordingly, our total market capitalization after a Reverse Stock Split may be lower than our total market capitalization before the Reverse Stock Split, and it is possible that a Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks.

Even if we implement the Reverse Stock Split, the per share trading price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split. Other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the per share trading price of our Common Stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the benefits that we anticipate, that the per share trading price of our Common Stock will increase following the Reverse Stock Split or that the per share trading price of our Common Stock will not decrease in the future.

The proposed Reverse Stock Split, if effected, may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be harmed by the proposed Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase proportionately as a result of the Reverse Stock Split. While the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per share price that will attract certain types of investors, such as institutional investors or investment funds, and such share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not improve as a result of a Reverse Stock Split and could be adversely affected by a higher per share price. Accordingly, the Reverse Stock Split may not increase marketability of our Common Stock. In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances that could prevent certain stockholders from changing the composition of the Board or render tender offers for a combination with another entity more difficult.

The proposed Reverse Stock Split, if effected, may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

If the proposed Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of our Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Common Stock.

The proposed Reverse Stock Split, if effected, will result in a significant increase in our authorized Common Stock and may result in future dilution to our stockholders.

The Reverse Stock Split will reduce the number of outstanding shares of our Common Stock without a proportionate reduction in the number of shares of authorized but unissued Common Stock in our Certificate of Incorporation (either currently 150,000,000 shares of Common Stock or 1,500,000,000 shares of Common Stock if stockholders approve Proposal Nine providing for an increase in the authorized shares of Common Stock), which will give the Company a significantly larger number of authorized shares, as a percentage of total outstanding shares, available for future issuance without further stockholder action, except as may be required by applicable laws or the rules of any stock exchange on which our Common Stock is listed. Accordingly, as a result of our Company having available a significantly greater number of shares of Common Stock for future issuance due to the authorized but unissued shares in our Certificate of Incorporation not proportionately adjusting as a result of the Reverse Stock Split, the ability to issue an even greater number of newly issued shares of Common Stock in the future may have a further dilutive effect on the ownership of existing stockholders.

The Annual Meeting

Purpose of Meeting

The specific Proposals to be considered and acted upon at the Annual Meeting are summarized in the Notice and “Summary of the Proxy Statement” above and are described in more detail in this Proxy Statement.

Attendance at the Annual Meeting

As permitted by Delaware law and our Bylaws, as amended and restated effective June 13, 2023 (the “Bylaws”), the Annual Meeting will be held as a virtual meeting live via the Internet. As an owner of Common Stock and/or Series F Preferred Stock, you will be able to attend the Annual Meeting via live webcast by visiting NovaBay’s virtual meeting website (www.virtualshareholdermeeting.com/NBY2025) at the meeting time. Upon visiting the meeting website, you will be prompted to enter your 16-digit control number provided on your proxy card. Your unique control number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website.

Shares of Common Stock which you are the beneficial owner, but not the stockholder of record, also may be voted electronically during the Annual Meeting if you have a 16-digit control number. If there is no 16-digit control number included on your instructions, please refer to the information provided by your broker, bank or other holder of record for voting information and/or instruction on how to attend the Annual Meeting.

Even if you plan to attend the Annual Meeting virtually, NovaBay recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as September 22, 2025 (“Record Date”). Only holders of Common Stock and holders of Series F Preferred Stock of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Each stockholder of Common Stock is entitled to one (1) vote for each share of our Common Stock held by such stockholder as of the Record Date. Each holder of Series F Preferred Stock is entitled to the voting equivalent of approximately 0.424 shares of Common Stock for each outstanding share of Series F Preferred Stock held. Holders of Common Stock and Series F Preferred Stock will vote together as a single class.

As of the Record Date, 6,005,749 shares of our Common Stock and 1,986,565 shares of Series F Preferred Stock (having the voting equivalent of an aggregate of 842,832 shares of Common Stock) were outstanding. There were also 131 shares of our Series B Preferred Stock and 481,250 shares of our Series D Preferred Stock outstanding as of the Record Date. Neither the Series B Preferred Stock nor the Series D Preferred Stock have voting rights for any of the Proposals, and, therefore, cannot be voted at the Annual Meeting.

The presence at the Annual Meeting, either in person or by duly authorized proxy, of holders of one-third (1/3) of the voting power of all the outstanding shares of our stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting, in line with the Bylaws. Stockholders who log on and vote at our virtual meeting of stockholders with their 16-digit control number (which is provided on your proxy card) are considered present in person at the Annual Meeting. Abstentions are counted as present for purposes of determining the presence of a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned or postponed in order to permit further solicitation of proxies until a quorum is obtained. If a quorum is not present, the Annual Meeting will be adjourned or postponed in order to permit further solicitation of proxies until a quorum is obtained.

Voting Commitments

Pursuant to the Series F Agreements that we entered into in connection with the Investment Transaction, the Remaining Warrant Holders agreed to vote all of their Series F Preferred Stock, which represents approximately 12.3% of the voting power as of the Record Date, in favor of each of the Proposals presented to stockholders at this Annual Meeting. Also in connection with the Investment Transaction, we and Mr. Lazar separately entered into the Voting Agreement with Jad Fakhry and the Poplar Entities pursuant to which the Poplar Entities agreed to vote all of their shares of Common Stock, approximately 17.5% of outstanding Common Stock as of June 4, 2025, at the Annual Meeting in favor of each of the Proposals presented to stockholders at this Annual Meeting. As a result of these voting commitments by the Remaining Warrant Holders and the Poplar Entities, we expect that approximately 29.8% of the voting power at this Annual Meeting will be present at the Annual Meeting for purposes of establishing a quorum and will vote to approve each of the director nominees, for three years in relation to the Say-on-Frequency proposal and to approve the remaining Proposals.

Required Votes and Effects of Abstentions and Broker Non-Votes

Votes Generally. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for each proposal, votes “FOR” and “Against,” abstentions, and, if applicable, broker non-votes (as well as “ONE YEAR”, “TWO YEARS” AND “THREE YEARS” votes with respect to Proposal Three (Say-on-Frequency)

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted towards the quorum requirement. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 2, 3, 5, 6, 7 and 10 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those Proposals in the absence of your voting instructions. As also provided in the chart below, Proposals 4, 8, 9 and 11 are considered to be “routine” under NYSE rules and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion for these Proposals.

Required Vote. The following table summarizes the proposals and the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
One	Election of the three (3) following director nominees: ● Paul E. Freiman ● David E. Lazar ● Swan Sit	Plurality with the three director candidates who receive the highest number of “FOR” votes being elected	No effect	No effect

Two	Approve, on an advisory and non-binding basis, the compensation of NovaBay’s named executive officers, as disclosed in this Proxy Statement	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	No effect

Three	Vote, on an advisory and non-binding basis, on the frequency of solicitation of stockholder approval of executive compensation	The frequency that receives the greatest number of votes will be considered the selection by stockholders	No effect	No effect

Four	Ratification, on an advisory and non-binding basis, of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2025	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	Not applicable as a routine matter brokers may vote on

Five	Approve, as required by, and in accordance with, Sections 713(a) and 713(b) of the Company Guide, both: (i) the issuance of an aggregate of 77,000,000 shares of Common Stock upon the exercise of the Series D Preferred Stock that were issued in the First Closing and	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	No effect

(ii) the issuance of an aggregate of 43,000,000 shares of Common Stock upon the exercise of the Series E Preferred Stock expected to be issued in the Final Closing

Six	Approve an amendment to our 2017 Omnibus Plan to increase the shares authorized under the 2017 Omnibus Plan by 1,000,000 shares of Common Stock resulting in a maximum number of shares currently available for issuance of 1,021,332 shares of Common Stock and to make corresponding changes to the share grant limitations in the 2017 Omnibus Plan	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	No effect

Seven	Approve the issuance and payment of the Equity Consideration, with an aggregate value of $40,000, at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the Resigning Non-Employee Directors as contemplated by the Release Agreements	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	No effect

Eight	Approve an amendment to the Certificate of Incorporation to effect the Reverse Stock Split, and to grant authorization to the Board to determine, in its sole discretion, the specific split ratio and the effective time (if at all)	“FOR” votes of a majority of the votes cast at the Annual Meeting	No effect	Not applicable as a routine matter brokers may vote on

Nine	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 150,000,000 to 1,500,000,000	“FOR” votes of a majority of the votes cast at the Annual Meeting	No effect	Not applicable as a routine matter brokers may vote on

Ten	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our preferred stock, par value $0.01, from 5,000,000 to 10,000,000	“FOR” votes of a majority of our outstanding shares entitled to vote at the Annual Meeting	Against	Against

Eleven	Approve the adjournment of the Annual Meeting	“FOR” votes of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	Not applicable as a routine matter brokers may vote on

It is important to understand that we are not seeking stockholder approval of, and you are not being asked to vote on, the Investment Transaction (with the First Closing having already been completed), the issuance of the Series D Preferred Stock (which have already been issued) or the issuance of the Series E Preferred Stock at the Final Closing (which has yet to occur and is subject to the satisfaction of closing conditions as described in this Proxy Statement). Instead, pursuant to Proposal Five (NYSE American Proposal), we are seeking your approval of the issuance of shares of Common Stock to be issued upon conversion of the shares of Series D Preferred Stock and, if issued at the Final Closing, the shares of Series E Preferred Stock, as well as the other Proposals Six through Ten that are matters being submitted in connection with the Investment Transaction.

Effect of Not Voting

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone or over the Internet or by completing and returning your proxy card, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank or other nominee on how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether the NYSE American deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE American, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker, bank or other nominee may not vote your shares on Proposals 1, 2, 3, 5, 6, 7 and 10.

Voting Methods

If you were a registered stockholder on the Record Date, you may vote your shares at the virtual Annual Meeting, www.virtualshareholdermeeting.com/NBY2025, which contains voting instructions. You may also vote your shares by telephone by calling (toll free within the U.S. and Canada) 1-800-690-6903 and following the voting instructions read to you by the automated operator. Upon visiting the meeting website or calling the call-in telephone line, you will be prompted to enter your 16-digit control number provided to you on your proxy card. Your unique control number allows us to identify you as a stockholder and will enable you to securely cast votes.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day beginning at 12:01 a.m. Pacific Time on September 23, 2025. Internet and telephone voting will close promptly at 11:59 p.m. Eastern Time on Wednesday, October 15, 2025. After internet and telephone voting closes, you will only be able to vote by attending the Annual Meeting via live webcast and voting at the Annual Meeting. The Annual Meeting starts at 11:00 a.m. (Pacific Time) on October 16, 2025. After voting is closed during the Annual Meeting, you will no longer have the ability to vote your shares for the specific Proposals considered at the Annual Meeting.

If you are a registered stockholder as of the Record Date and hold your shares in more than one fund or other affiliated investment vehicle, you will receive separate voting credentials for each such entity that is a record holder of shares of our Common Stock. Please be sure to log on separately for each fund in order to cast all votes that you are entitled to cast at the Annual Meeting.

If you receive proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning your proxy card in the postage-paid envelope. Further instructions on how to vote by mail are included on the proxy card. Only proxy cards that have been signed, dated, and timely returned will be counted towards the quorum and entitled to vote.

If you submit your proxy card and it does not specify how the shares represented thereby are to be voted, then the proxy will be voted “FOR” the election of the directors proposed by the Board under Proposal One, “FOR” the approval of Proposal Two, “THREE YEARS” for Proposal Three, and “FOR” Proposal Four through Proposal Eleven described in this Proxy Statement. The proxy card also grants the proxy holder discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

Revoking Proxies

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by (i) submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted); (ii) attending the Annual Meeting live via webcast and voting during the meeting (simply attending the virtual meeting will not, by itself, revoke your proxy);

or (iii) by filing a notice of revocation or submitting another signed proxy card with a later date with our Corporate Secretary, Mr. Justin M. Hall, Esq., at our principal executive offices at 2000 Powell Street, Suite 1150, Emeryville, California 94608. Unless so revoked, the shares represented by such proxies or voting instructions will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given.

Solicitation

NovaBay will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Notice, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of these materials will be furnished to brokers, banks or other nominees holding shares in their names that are beneficially owned by others so they may forward these materials to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In addition, we have engaged Sodali & Co., to assist in the solicitation of proxies and provide related advice and informational support. For additional information about this engagement, please see “Method of Proxy Solicitation” below.

Other Matters

Other than the Proposals described in the Proxy Statement, the Board is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by stockholders, the person named in the form of proxy will vote the proxy, pursuant to the authority provided to him or her, in accordance with his or her best judgment on that matter.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four (4) business days after the Annual Meeting.

Matters to be Considered at the Annual Meeting Proposal One: Election of Directors

Our Certificate of Incorporation provides for a classified Board consisting of three (3) classes of directors, Class I, Class II and Class III, each with staggered three (3)-year terms. As a result, a portion of our Board will be elected at each annual meeting. In connection with the Investment Transaction and the appointment of Mr. Lazar as a director in connection with the First Closing, the size of our Board was increased from seven (7) directors to eight (8) directors. At this year’s Annual Meeting, the current term of the Class III directors will expire and our stockholders will vote on the three Class III director nominees identified below. Pursuant to the Purchase Agreement, Mr. Lazar received certain investor rights relating to the Board, which included a one-time contractual right to recommend one (1) individual to be nominated for election at this Annual Meeting, which right was exercised by Mr. Lazar recommending himself for nomination to the Board at this Annual Meeting.

Upon the recommendation of the N&CG Committee of the Board, our Board selected and approved Dr. Paul E. Freiman (“Dr. Freiman”), Mr. Lazar and Ms. Swan Sit (“Ms. Sit”) as nominees for election as Class III directors at this Annual Meeting to serve for a term of three (3) years, expiring at the 2028 Annual Meeting of Stockholders, until their respective successors are duly elected and qualified or until their earlier resignation or removal. Each nominee has agreed to serve if elected. Management has no reason to believe any of the nominees herein will be unable to serve. In the event any of the nominees named is unable to serve or declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Mr. Mijia (Bob) Wu (“Mr. Wu”) and Dr. Yenyou (Jeff) Zheng (“Dr. Jeff Zheng”) have been designated as Class I directors whose terms expire at the 2026 Annual Meeting of Stockholders. Further, Ms. Julie Garlikov (“Ms. Garlikov”), Mr. Justin M. Hall, Esq. (“Mr. Hall”), and Mr. Yongxiang (Sean) Zheng (“Mr. Sean Zheng”) have been designated as Class II directors whose terms expire at the 2027 Annual Meeting of Stockholders.

In connection with the First Closing and pursuant to the terms of the Release Agreements, Mr. Hall and the Resigning Non-Employee Directors (Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu and Mr. Sean Zheng) agreed to resign after the Annual Meeting and upon the Resignation Event, including the Final Closing occurring which the Company expects to occur by the end of the fourth quarter of 2025. Dr. Jeff Zheng is not a Resigning Non-Employee Director and did not enter into a Release Agreement. Dr. Jeff Zheng is expected to continue to serve on the Board after the Resignation Event until his earlier resignation or removal.

Current Directors and Nominees

The names of our director nominees and other current directors, as well as their ages (as of September 22, 2025) and biographical information about them are as follows.

Class III Directors – Terms Expiring at the 2025 Annual Meeting

Paul E. Freiman, Ph.D.
Chair & Independent Director Age: 91	Director since: May 2002 Committees: Compensation (Chair), Audit, N&CG and Special Transaction (Chair) Current Occupation: Independent Pharmaceutical Professional & Consultant
Selected Director Qualifications:
¯	Extensive historical knowledge about NovaBay, having served over 20 years as one of our directors, providing valuable Board continuity
¯	Valuable operational and industry expertise and leadership skills from prior experiences as a chief executive officer as well as a board member of various pharmaceutical companies
¯	Experience in multiple acquisitions, for example guiding Syntex Corporation (“Syntex”) through an acquisition by Roche for $5.3 billion

Dr. Freiman has been an independent pharmaceutical professional and consultant since January 2009. He was also a board member of Chronix Biomedical Inc., a private molecular diagnosis company, from 2009 until its acquisition by Oncocyte Corporation in April 2021. Dr. Freiman’s prior experience includes serving as the president and chief executive officer of Neurobiological Technologies, Inc. (OTC: NTII) and a member of its board of directors from April 1997 until 2009. Dr. Freiman’s prior experience also includes serving as the former chairman and chief executive officer of Syntex from 1989 to 1994. He is credited with much of the marketing success of Syntex’s lead product, Naprosyn, and was responsible for moving the product to over-the-counter status, marketed as Aleve. Dr. Freiman served as chairman of the board of Neurotrope, Inc. (OTCBB: BLFL) from 2013 until August 2016. Dr. Freiman served as chairman of Penwest Pharmaceutical Co. until 2010 and served on the board of directors of Otsuka American Pharmaceuticals, Inc. and Otsuka America, Inc. until 2011, NeoPharm, Inc. until 2010 and Calypte Biomedical Corporation until September 2009. Dr. Freiman also served on the board (including as chairman) of the Pharmaceutical Research and Manufacturers Association of America. He has also served on a number of industry task forces both domestically and internationally. Dr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

David E. Lazar
Director Age: 35	Director since: August 2025 Committees: None Current Occupation: Chief Executive Officer of NovaBay
Selected Director Qualifications:
¯	Valuable expertise and leadership skills from prior experiences as a chief executive officer, as well as a board member of various publicly-traded companies, including in the pharmaceutical industry
¯	Experience in transformative transactions by publicly-traded companies

Mr. Lazar currently serves as NovaBay’s Chief Executive Officer, and has served as Chief Executive Officer since August 2025 upon the First Closing occurring. Mr. Lazar previously served as director on the board of directors of FiEE, Inc. (formerly Minim, Inc.) (NASDAQ: FIEE) where he also previously served as the Chief Executive Officer and Chief Financial Officer from December 2023 to February 2025. Mr. Lazar served as interim Chief Executive Officer and principal financial officer of Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC), from January 2, 2025 through February 26, 2025. Mr. Lazar served as the Chief Executive Officer of Titan Pharmaceuticals Inc. listed on Nasdaq (NASDAQ: TTNP) from August 2022 to April 2024, where he also served as a director and board chairman from August 2022 until October 2023. Mr. Lazar also served as the chief executive officer and chairman of the board of directors of OpGen, Inc. (OTC: OPGN) from March 2024 to August 2024. Mr. Lazar also served as the president and a member of the board of directors of LQR House Inc. (NASDAQ: YHC) from October 2024 to April 2025.

Swan Sit
Independent Director Age: 48	Director since: December 2019 Committees: Audit, Compensation and N&CG Current Occupation: Independent Business Consultant
Selected Director Qualifications:
¯	Experience in brand management and advertising
¯	Expertise in the digital transformation of companies through ecommerce

Ms. Sit currently acts as an independent business consultant to various public and private companies. Ms. Sit also serves as a director of Edgewell Personal Care Company (NYSE: EPC) since September 2020. She previously served as the Vice President of NA Digital Commerce Capabilities, Business Operations and Service and the Vice President of Global Digital Marketing of Nike, Inc. from 2018 to 2019. Prior to such position, Ms. Sit served as the Vice President of Global Digital of Revlon and Elizabeth Arden, Inc. from 2015 to 2017 and the Executive Director of Strategy and Planning, Online of The Estée Lauder Companies, Inc. Ms. Sit brings business experience including digital transformation experience supplemented by management consulting, brand management and advertising. Ms. Sit has built front-end consumer experiences across ecommerce, omnichannel, mobile, media, social, apps and innovation as well as integrated back-end operations. Ms. Sit received an MBA from Columbia Business School and a B.A. in Economics from Harvard University.

Stockholder Approval

A plurality of the votes entitled to be cast at the Annual Meeting is required for approval of each of the director nominees. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions and broker non-votes, if any, with respect to this Proposal One, will have no effect.

Recommendation of Our Board Our Board unanimously recommends that you vote “FOR” each of the Class III director nominees listed above.

Class I Directors – Terms Expiring at the 2026 Annual Meeting

Mijia (Bob) Wu, M.B.A.
Director Age: 50

Director since: January 2016

Committees: Special Transaction

Current Occupation: Managing Director of China Kington Investment Co. Ltd. and Managing Director of Shanghai Ceton Investment Management Co. Ltd.

Selected Director Qualifications:
¯	Over 15 years of valuable experience in finance and investments
¯	Expertise in the international market

Since June 2008, Mr. Wu has been the Managing Director of China Kington Investment Co. Ltd. (an affiliated entity of China Kington Asset Management, which has a long-standing relationship with NovaBay). Certain related-party historic transactions between the Company and China Kington are described in the Company’s prior filings with the SEC. Concurrently, he has served as the Managing Director of Shanghai Ceton Investment Management Co. Ltd. From October 2013 to January 2022, he also served as the Non-Executive Director of Pioneer. Previously, he served as a Director of UBS AG, Hong Kong Branch in 2007 and Vice President of BNP Paribas Hong Kong from 2005 to 2006. He was also the Assistant Vice President at ABN AMRO Bank (China) Co., Ltd. from 2002 to 2005. He holds an M.B.A. from Manchester Business School, University of Manchester, and an Executive M.B.A. from Cheung Kong Graduate School of Business.

Yenyou (Jeff) Zheng, Ph.D.
Independent Director Age: 69	Director since: September 2019 Committees: N&CG (Chair), Audit (Chair), Compensation and Special Transaction Current Occupation: Director of Business Development of Craft Capital Management LLC
Selected Director Qualifications:
¯	Significant strategic experience in corporate financing solutions from his current experience at both Craft Capital Management LLC and Spartan Securities Group, Ltd.
¯	Extensive network of contacts related to financing, partnering and support services

Dr. Jeff Zheng has served as the Director of Business Development of, and as a broker with, Craft Capital Management LLC since September 2019. Dr. Jeff Zheng is also currently an independent director with Mars Acquisition Corp. Prior to that, Dr. Jeff Zheng served as the Director of Business Development of Spartan Securities Group, Ltd. from 2014 to August 2019. Dr. Jeff Zheng’s experience includes providing innovative financial solutions and consulting services for initial public offering underwriting and investment banking as well as corporate financing solutions with a particular focus on Chinese companies listed overseas. Dr. Jeff Zheng previously served as a financial advisor for various Canadian public companies including: P & P Ventures Inc. (TSX-V: PPV.H) where he served as president and a director; Damon Capital Corp (TSX-V: DAM.H) where he served as Chief Financial Officer and a director; and Cantronic Systems Inc. (TSX-V: CTS) where he served as a director and chair of the audit committee. Dr. Jeff Zheng received a Ph.D. in physics from Flinders University of South Australia.

Class II Directors – Terms Expiring at the 2027 Annual Meeting

Julie Garlikov
Independent Director Age: 54	Director since: January 2022 Committees: None Current Occupation: Vice President of Global Marketing of CareDx
Selected Director Qualifications:
¯	Over 25 years of experience in consumer marketing
¯	Extensive expertise in health, beauty and eyecare products, as well as in direct to consumer advertising and digital demand generation
¯	Leadership of NovaBay through the DERMAdoctor Divestiture and Avenova Asset Divestiture

Ms. Garlikov currently serves as the Vice President of Global Marketing of CareDx, a leading precision medicine solutions company focused on clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. She previously served as the Chief Commercial Officer of Sherlock Biosciences, a biotechnology CRISPR diagnostic company from 2022 to 2024 and was the Vice President of Marketing of Grail, LLC, a biotechnology and pharmaceutical company focused on early cancer detection from 2020 to 2022. Ms. Garlikov has over 25 years of experience in marketing, which includes serving as the Chief Marketing Officer or Leader at GRAIL, New Age and Shaklee, as well as senior marketing positions at Rodan & Fields, Obagi Medical, Nuvesse Skin Therapies and Allergan. She is a classically trained consumer packaged goods sales and marketing leader who gained her consumer experience at Procter & Gamble, Johnson & Johnson and PepsiCo and has deep expertise in both health, beauty and eyecare products, as well as in direct to consumer advertising and digital demand generation. Ms. Garlikov has a Bachelor’s degree from the University of California, Berkley and a Master’s degree in Business Administration from Columbia University.

Justin M. Hall, Esq.
Director Age: 48	Director since: August 2020 Committees: None Current Occupation: Vice President of Business Development, General Counsel and Corporate Secretary of NovaBay
Selected Director Qualifications:
¯	Extensive knowledge of NovaBay’s historic operations and employees due to his tenure and continuing leadership of the Company
¯	Expertise in the pharmaceutical industry and legal issues surrounding NovaBay’s historic business

Mr. Hall currently serves as NovaBay’s Vice President of Business Development, General Counsel and Corporate Secretary of NovaBay. Mr. Hall has served as NovaBay’s Vice President of Business Development since August 2025 and as General Counsel and Corporate Secretary since June 2019. He previously served as NovaBay’s Chief Executive Officer from June 2019 until his resignation effective at the First Closing. Mr. Hall served as the Company’s Interim President and Chief Executive Officer from March 2019 to June 2019 and as the Company’s Senior Vice President and General Counsel beginning in December 2015. Prior to this, he served as the Company’s lead in-house counsel beginning in February 2013. Prior to joining the Company, Mr. Hall worked as Corporate Counsel at Accuray Incorporated, a radiation oncology company, which he joined in October 2006, where he provided substantive legal advice on a broad range of complex legal matters with a focus on employment, corporate compliance, and corporate governance. Mr. Hall’s prior experience also includes serving as an investment advisor at Sagemark Consulting from 2000 to 2006, and a stockbroker at First Security Van Kasper from 1998 to 2001. Mr. Hall received a B.A. in Business Administration and Management from the University of California, San Diego, and a J.D. from the University of San Diego, School of Law.

Yongxiang (Sean) Zheng
Director Age: 56	Director since: January 2022 Committees: None Current Occupation: General Manager of the Investment Department of Pioneer
Selected Director Qualifications:
¯	More than 27 years’ experience in mergers and acquisitions, fund management and import/export businesses

Mr. Sean Zheng has served as the General Manager of the Investment Department of China Pioneer Pharma Holding Ltd. since January 1, 2024. Prior to joining China Pioneer Pharma Holding Ltd., he served as the Managing Director of Q3 Medical Devices (Shanghai) Co. Ltd. from November 2021 to December 2023. Prior to joining Q3 Medical, Mr. Sean Zheng held several leadership positions, including Managing Director of Boill Fund Management (HK) Co., Ltd. and Managing Director and Chief Executive Officer of Sprott- Zijin Mining fund, a joint venture fund between Zijin Mining Group and Sprott Asset Management LP. From 2007 to 2011, Mr. Sean Zheng served as a director of Dingtian Asset Management. Mr. Sean Zheng has also been a CFA chartered holder since 2006. Mr. Sean Zheng graduated from Renmin University of China in 1992 and holds a B.S. degree in Commodity Science. He received his MBA from the University of New South Wales in 2002 and earned a master’s degree of EMBA from China Europe International Business School (CEIBS) in 2010.

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Corporate Governance

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics is available on the Corporate Governance section of our website at www.novabay.com. We intend to disclose future amendments to certain provisions of the Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC, at the same location on our website.

Director Independence

Our Board has determined that each of Dr. Freiman, Ms. Garlikov, Ms. Sit and Dr. Jeff Zheng satisfies the requirements for “independence” as defined in the NYSE American Company Guide. The remaining directors, who are not independent, do not and will not serve on any committees of the Board as long as they are not independent.

Board Committees and Meetings

Our Board has three (3) standing committees, including an Audit Committee, a Compensation Committee and an N&CG Committee. As part of the Board’s approval of the Investment Transaction, the Board established a Special Transaction Committee of the Board. Each of the Board’s three (3) standing committees has a written charter that is reviewed annually and revised as appropriate. A copy of each standing committee’s charter is available on the Corporate Governance section of our website at www.novabay.com.

Name	Audit Committee	Compensation Committee	N&CG Committee	Special Transaction Committee
Paul E. Freiman, Ph.D.*	●	C	●	C
Julie Garlikov
Justin M. Hall, Esq.
David E. Lazar
Swan Sit	●	●	●
Mijia (Bob) Wu, M.B.A.				●
Yenyou (Jeff) Zheng, Ph.D. +	C	●	C	●
Yongxiang (Sean) Zheng

●	Member
C	Chair
+	Audit Committee Financial Expert
*	Chair of the Board

The table below shows the number of Board and Committee meetings held in 2024. The Special Transaction Committee was formed in June 2025.

Number of Meetings Held
Board of Directors	8
Audit Committee	4
Compensation Committee	1
N&CG Committee	1

Directors are expected to attend Board meetings, our annual stockholders’ meeting and the meetings of the committees on which they serve. In 2024, no director attended fewer than 75% of the aggregate number of Board and Committee meetings of the Board and committees on which he or she served. Following all of the regularly scheduled 2024 Board meetings, the independent directors met in an executive session. During 2024, Dr. Freiman served as Chair of the Board.

Committee	Committee Function
Audit: Yenyou (Jeff) Zheng, Ph.D., Chair Paul E. Freiman, Ph.D. Swan Sit

Our Board has determined that each member of the Audit Committee is independent, as defined in the Company Guide and Rule 10A-3 under the Exchange Act. Dr. Jeff Zheng qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.

The functions of this committee include, but are not limited to:

	➢	meeting with our management and our independent registered public accounting firm periodically to consider the adequacy and effectiveness of our disclosure controls and procedures and our internal controls;

	➢	reporting findings regularly to the Board, including any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, and the performance and independence of our independent registered public accounting firm;

	➢	considering and pre-approving all audit and non-audit services to be rendered by our independent registered public accounting firm;

	➢	appointing, evaluating, engaging and determining the compensation of, overseeing the work of, and, when appropriate, dismissing our independent registered public accounting firm;

	➢	reviewing with management and our independent registered public accounting firm, prior to public release, our financial statements (including annual and quarterly financial statements in periodic reports to be filed with the SEC);

	➢	reviewing with our independent registered public accounting firm all of its significant findings during the year, including the status of previous audit recommendations, and any significant unadjusted audit differences;

	➢	reviewing and discussing with management and our independent registered public accounting firm the accounting policies that may be viewed as critical, and reviewing and discussing any significant changes in our accounting policies and any accounting and financial reporting proposals that may have a significant impact on our financial reports;

	➢	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

	➢	inquiring of management, the Chief Financial Officer and/or the Controller, and our independent registered public accounting firm, about significant risks or exposures and assessing the steps management has taken to minimize such risks; and

	➢	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.
Compensation: Paul E. Freiman, Ph.D., Chair Swan Sit Yenyou (Jeff) Zheng, Ph.D.

Our Board has determined that each member of the Compensation Committee is independent, as defined in the Company Guide.

The functions and scope of authority of the Compensation Committee include, but are not limited to:

	➢	establishing, approving and reviewing the overall corporate policies, goals and objectives for the compensation of our CEO and other executive officers, as well as annually evaluating the performance of our CEO and other executive officers in light of the corporate goals and objectives, and determining and approving the compensation of our CEO and other executive officers;

	➢	periodically reviewing and making recommendations to the Board concerning our equity and other incentive compensation plans, including the need to amend existing plans or adopt new plans or arrangements;

	➢	assisting the Board in the administration of our stock option plans and any equity or incentive compensation plans, and making recommendations to the Board as to stock option grants and other discretionary awards under such plans as to the executive officers; and

	➢	reviewing, at least annually, our pension and retirement plans, including any supplemental executive retirement plans, and making recommendations to the Board regarding the need to amend existing plans or adopt new ones for the purpose of implementing the Compensation Committee’s strategy regarding pension and retirement benefits.

Decisions regarding executive compensation are ultimately determined by the Board upon recommendations of the Compensation Committee, which reviews a number of factors in its decisions, including market information about the compensation of executive officers at similarly-sized companies in our industry and geographic region, or peer group companies, and recommendations from our CEO and Chief Financial Officer (“CFO”). The CEO and CFO attend meetings, and participate in discussions of the Compensation Committee, to the extent requested by the Compensation Committee. Neither the CEO nor CFO attend when their respective compensation package is being discussed.

Future decisions regarding executive compensation will continue to be the responsibility of our Compensation Committee. Outside director compensation is determined by the entire Board after review and approval by the Compensation Committee. Director compensation is discussed further under the caption “Director Compensation” below.

Nominating and Corporate Governance: Yenyou (Jeff) Zheng, Ph.D., Chair Paul E. Freiman, Ph.D. Swan Sit	Our Board has determined that each member of the N&CG Committee is independent, as defined in the Company Guide. The functions of the N&CG Committee include, but are not limited to:
	➢	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that Board members are expected to possess;

	➢	leading the search for and identifying qualified candidates to become members of our Board;

	➢	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

	➢	selecting candidates to fill vacancies on our Board;

	➢	reviewing and recommending to the Board a determination with respect to each director’s “independence” under the listing standards, the rules and regulations of the SEC and any other laws applicable to us;

	➢	receiving, reviewing and responding to director nominations submitted in writing by our stockholders, including the proposed Additional Purchaser Nominee(s) that Mr. Lazar has a one-time contractual right to nominate after the Final Closing and in connection with the resignation of the Resigning Non-Employee Directors;

	➢	reviewing and assisting the Board in developing a succession plan for the CEO;

	➢	developing, assessing annually, and making recommendations to the Board concerning appropriate corporate governance policies, including our Code of Ethics, and monitoring compliance with our Code of Ethics and other corporate governance policies; and

	➢	overseeing an annual review of the performance of the full Board and management and overseeing the annual self-evaluation process of each Board committee.

Special Transaction: Paul E. Freiman, Ph.D., Chair Yenyou (Jeff) Zheng, Ph.D. Mija (Bob) Wu

Our Board has determined that each member of the Special Transaction Committee does not have a material personal interest and is not otherwise affiliated with Mr. Lazar or the Investment Transaction.

The functions of the Special Transaction Committee include, but are not limited to:

	➢	authorizing and directing all matters related to the Investment Transaction pursuant to the Purchase Agreement and the transactions contemplated thereby, including, without limitation, the New Hall Employment Agreement (as defined in this Proxy Statement), the Release Agreements and the Series F Agreements;

	➢	reviewing and evaluating the Special Dividend (as was approved on August 26, 2025) as well as overseeing the segregation of the Aggregate Cash Distribution Amount for the payment of the Special Dividend;

	➢	approving and filing this Proxy Statement for the Annual Meeting, including the ability to amend or supplement this Proxy Statement;

	➢	approving the Proposals to be voted on at the Annual Meeting that relate to the Investment Transaction and are pursuant to the Purchase Agreement; and

	➢	enforcing the Company’s rights under the Purchaser Agreement, the Series F Agreements and the other Investment Transaction documents.

Other Board Matters

Board’s Leadership Structure. Dr. Freiman has served as the Board’s independent Chair since March 2019. Pursuant to the Purchase Agreement, Mr. Lazar has a one-time contractual right to serve as the Chair of the Board subject to the Conversion Approval and the Final Closing occurring. The Board believes that until the Final Closing that the Board is best served by separating the roles of Chair and Chief Executive Officer to enhance both the independence of the Board and its effectiveness in discharging its responsibilities. As a result of the Investment Transaction and Mr. Lazar’s one-time contractual right to serve as Chair of the Board after the Final Closing, the Board believes that NovaBay will be served by combining the roles of Chair and Chief Executive Officer to lead the Company in pursuing a Post-Investment Transaction. At such time as the roles of Chair and Chief Executive Officer are combined, the Board may evaluate and nominate a Lead Independent Director in its discretion.

Board Changes in Connection with the Investment Transaction. Pursuant to the Purchase Agreement, Mr. Lazar obtained certain one-time contractual rights involving the Board, including the right to nominate one director at this Annual Meeting (Mr. Lazar nominated himself), and a right for Mr. Lazar to later be appointed as Chair of the Board and to nominate up to three (3) Additional Purchaser Nominee(s) to the Board. The rights to serve as Chair and nominate the Additional Purchaser Nominee(s) to the Board are subject to the Conversion Approval and the Final Closing occurring.

In connection with the First Closing, the Company entered into the Release Agreements on August 19, 2025 with Mr. Hall and the five (5) Resigning Non-Employee Directors. Under the terms of the Release Agreements with Mr. Hall and the Resigning Non-Employee Directors, these directors agreed to, among other terms, resign from the Board effective on the Resignation Event, which requires the following to have occurred: (i) the Conversion Approving having been received; (ii) the Final Closing having occurred; and (iii) up to three (3) Additional Purchaser Nominee(s) nominated by Mr. Lazar being qualified and appointed to serve on the Board; provided, however, the resignations of the Resigning Non-Employee Directors are also conditioned upon (A) the Special Dividend having been declared and paid and (B) Proposal Seven (Director Equity Consideration Proposal) being approved. Dr. Jeff Zheng is not a Resigning Non-Employee Director and did not enter into a Release Agreement. Dr. Jeff Zheng will continue to serve on the Board as a continuing director.

As a result of the anticipated changes to the composition and management of our Board described above and changes to our business, including as a result of a Post-Investment Transaction being completed, as described in this Proxy Statement, our Board management, priorities and other aspects of our governance may change as a result.

Board’s Role in Risk Oversight. One of the Board’s key functions is informed oversight of NovaBay’s risk management process. The Board does not have a formal risk management committee, but rather administers this oversight function through various standing committees of the Board that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for considering and discussing financial and enterprise risk exposures, including internal controls, and discusses with management, and the independent registered public accountants, our policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. In addition, under our whistleblower policy, employees wishing to report concerns or complaints they have related to accounting, auditing and internal controls submit such concerns in confidence, or anonymously if desired, to an outside administrator who forwards such complaints to our Audit Committee Chair. Our Audit Committee monitors the effectiveness of the whistleblower policy. Our N&CG Committee monitors the effectiveness of our compliance and ethics policies, including whether they are successful in preventing illegal or improper liability-creating conduct, and our compliance with legal and regulatory requirements. Our Compensation Committee monitors NovaBay’s compensation policies to ensure that the compensation packages offered to our executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk-taking activities.

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Our Board’s involvement in risk oversight includes receiving regular reports from members of management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. As a smaller reporting company with a reasonably-sized Board, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Annual Meeting Attendance. We do not have a formal policy regarding attendance by members of our Board at the annual meetings of stockholders; however, directors are encouraged to attend all such meetings. In 2024, all seven (7) of our directors then serving attended our 2024 Annual Meeting of Stockholders.

Director Selection. The N&CG Committee reviews the appropriate qualities and skills required of directors in the context of the current Board composition. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ interests. These factors, and others deemed appropriate by the N&CG Committee in contributing to our Board’s heterogeneity, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the N&CG Committee and of the Board may change from time to time to take into account changes in business and other trends, rules and laws related to board criteria, and the portfolio of skills and experience of current and prospective directors. The N&CG Committee has historically led the search for and selected, or recommended that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Other than the director candidates nominated or to be nominated by Mr. Lazar in connection with this Investment Transaction, candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers or by our large stockholders or investment partners.

From time to time, the N&CG Committee may engage the services of a third-party search firm to identify director candidates. The Board strives to achieve a membership of qualified individuals with a combination of qualities that best serves the Company’s needs. The N&CG Committee consults with the Board to determine the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time.

To identify the best candidates for the Board’s needs, the N&CG Committee considers the following as the minimum qualifications a nominee must have:

➢	experience at a strategic or policymaking level in a business, government, non-profit or academic organization;

➢	be highly accomplished in his or her respective field, with superior credentials and recognition;

➢	be well regarded in the community and possess a long-term reputation for the highest ethical and moral standards;

➢	sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

➢	to the extent such nominee serves or has previously served on other boards, a demonstrated history of actively contributing at board meetings.

The N&CG Committee also considers industry experience or qualifications, such as generic, brand or biotech experience, general management or financial experience, and diverse experience in business, education, government, law, technology, regulatory compliance, medicine and science. When considering candidates for election (or re-election) to the Board, the N&CG Committee considers the entirety of a candidate’s credentials and background in addition to the specific minimum qualifications outlined above. Moreover, the members of the N&CG Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, and minimal conflicts of interest that might interfere with his or her performance as a director.

The N&CG Committee will consider candidates for director recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement, as described in the Bylaws and provided that such recommendations are received within the timeframe required under the caption “Deadline for Receipt of Stockholder Proposals or Nominations” below. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (iv) the date(s) on which such shares were acquired and the investment intent of such acquisition, (v) a statement of whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, his or her resignation, and (vi) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to § 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (i) the name and address of each Proponent, as they appear on the Company’s books; (ii) the class, series and number of shares of the Company that are owned beneficially and of record by each Proponent; (iii) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (iv) a representation that the Proponent(s) are holders of record or beneficial owners, as the case may be, of shares of the Company entitled to vote at the meeting and intend to appear in person or by proxy duly authorized at the meeting to nominate the person(s) specified in the notice; (v) a representation as to whether the Proponent(s) intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees; (vi) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (vii) a description of any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial (each, a “Derivative Transaction”) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

The N&CG Committee evaluates each candidate, including Board incumbents, based on the same criteria. After a candidate has been contacted and agrees to be considered as a nominee, the N&CG Committee will review the candidate’s resume and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the Company.

Any potential candidates for director nominee, including candidates recommended by stockholders, are reviewed in the context of the current composition of the Board, our operating requirements, and the interests of stockholders. In conducting this assessment, the N&CG Committee considers such factors as it deems appropriate given our current needs and those of our Board to maintain a balance of knowledge, experience and capability. The N&CG Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The N&CG Committee also determines whether the nominee would be independent, which determination is based upon the Company Guide and applicable SEC rules and regulations. The N&CG Committee then compiles a list of potential candidates from suggestions it may receive. The N&CG Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates as it deems appropriate, then meets to discuss and consider such candidates’ qualifications, and then selects a nominee for recommendation to the Board by majority vote.

Other than the nomination of Mr. Lazar in connection with the Investment Transaction, no other candidates for director nominations were submitted to the N&CG Committee by any stockholder in connection with the election of directors at the Annual Meeting. All three of the director nominees standing for election at this Annual Meeting are current directors of NovaBay.

With respect to Mr. Lazar’s one-time contractual right to nominate up to three (3) Additional Purchaser Nominee(s) subject to the Final Closing occurring and the Conversion Approval being received, pursuant to the Purchase Agreement, each Additional Purchaser Nominee nominated shall be qualified and approved by the N&CG Committee, which shall include an assessment of their respective qualifications and experience, personal and professional integrity, financial literacy and other factors and criteria customarily reviewed and assessed as discussed above. Additionally, a sufficient number of Additional Purchaser Nominee(s) shall be nominated in order for us to continue to satisfy the “independence” requirements as set forth in the Company Guide and under the federal securities laws.

Communications to the Board

Our Board has implemented a process by which stockholders or other interested parties may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary, Mr. Justin M. Hall, Esq., at 2000 Powell Street, Suite 1150, Emeryville, California 94608. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are primarily commercial in nature or related to an improper or irrelevant topic will not be forwarded to the Board.

Executive Compensation and Other Information

Unless otherwise indicated, all per share numbers have been retroactively adjusted to account for the 1-for-35 reverse stock split, effective May 30, 2024.

Executive Officers

The table below sets forth certain information regarding our executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. The following provides the biographical information regarding our Chief Financial Officer. Information concerning the business experience of Mr. Lazar and Mr. Hall is provided in “Class III Directors” and “Class II Directors” above, respectively.

Name	Age	Current Position(s)(1)
David E. Lazar	35	Chief Executive Officer
Justin M. Hall, Esq.	48	Vice President of Business Development, General Counsel and Corporate Secretary
Tommy Law	39	Chief Financial Officer and Treasurer

(1)	Effective August 19, 2025, (i) Mr. Lazar was appointed to serve as the Company’s Chief Executive Officer, (ii) Mr. Hall, who formerly served as the Company’s Chief Executive Officer, resigned from such position and was appointed to serve as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary, and (iii) Mr. Law, who formerly served as the Company’s Interim Chief Financial Officer and Treasurer, was appointed to serve as the Company’s Chief Financial Officer and Treasurer.

Tommy Law (“Mr. Law”), prior to his appointment as Chief Financial Officer and Treasurer of the Company in August 2025, served as the Company’s Interim Chief Financial Officer and Treasurer since February 2023. Prior to that, he served the Company since December 2019 in a variety of positions, including as the Corporate Controller from September 2022 to January 2023. As the Corporate Controller, Mr. Law was responsible for quarterly filings with the SEC, as well as managing the periodic financial close process. Prior to serving as the Corporate Controller, Mr. Law served the Company as an Assistant Controller (April 2022 to September 2022), Accounting Manager (June 2020 to April 2022) and Senior Accountant (December 2019 to June 2020). Prior to joining the Company, Mr. Law was a Senior Accountant at KP LLC, a marketing solutions company, from January 2017 to December 2019. Previously, he served as Accounting Manager at Hitachi Solutions America, Ltd., an information technology company, from 2012 to 2015. Mr. Law received a B.S. in Business Administration, Accounting from San Jose State University.

There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he or she was or is to be selected as a director, nominee or officer, other than the Purchase Agreement, the New Hall Employment Agreement, the Law Employment Agreement and the Release Agreements (each as described elsewhere in this Proxy Statement). There are no family relationships among any of our officers or directors.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2024 and December 31, 2023 for Mr. Hall and Mr. Law (collectively, the “NEOs”). The current and former titles of each of the NEOs is as indicated in the following Summary Compensation Table.

Mr. Lazar did not begin his service as our Chief Executive Officer until August 2025, and therefore, was not a NEO during the fiscal years ended December 31, 2024 and 2023. Mr. Lazar is currently not party to an employment agreement with the Company and is not currently receiving any compensation for assuming and serving in the role of Chief Executive Officer. Mr. Lazar is also not receiving any compensation for his service as a director on the Board.

Name and principal position(s)	Fiscal year	Salary ($)	Bonus ($)	All other Compensation(1)(2) ($)	Total ($)
Justin M. Hall, Esq.	2024	$350,000	$-	$15,177	$365,177
Former CEO, GC and Chief Compliance Officer and Current VP of Business Development, GC and Chief Compliance Officer	2023	350,000	-	14,146	364,146

Tommy Law	2024	$170,000	$42,500	$7,696	$220,196
Former Interim CFO and Treasurer and Current CFO and Treasurer	2023	170,000	-	7,696	177,696

(1)	In 2024, the amounts included: (a) individual life insurance premiums paid for by the Company for Mr. Hall and Mr. Law of $1,854 and $896, respectively; and (b) 401(k) plan matching contributions paid for by the Company for Mr. Hall and Mr. Law of $13,323 and $6,800, respectively.

In 2023, the amounts included: (a) individual life insurance premiums paid for by the Company for Mr. Hall and Mr. Law of $1,854 and $896, respectively; and (b) 401(k) plan matching contributions paid for by the Company for Mr. Hall and Mr. Law of $12,292 and $6,800, respectively.

(2)	In connection with the closing of the Avenova Asset Divestiture, we entered into a Transition Services Agreement, dated January 17, 2025, with PRN, pursuant to which we agreed to provide services to PRN with respect to specified accounting, marketing, sales, customer service, regulatory and operational support for a period of four (4) months after the closing of the Avenova Asset Divestiture in exchange for agreed upon service fees to be paid to us. In relation to such Transition Services Agreement, PRN entered into a consulting agreement with Mr. Law, then our Interim Chief Financial Officer, for certain services with a one-time payment of $85,000 to be made by PRN to Mr. Law when all such services were complete.

Base Salaries and Target Bonus Amounts

The Compensation Committee did not recommend any increases to executive salaries or target bonus amounts for 2024 or 2023; they remained the same as 2022. For Mr. Hall, this was a 2024 base salary of $350,000 and a target bonus percentage of base salary of 50%. For Mr. Law, this was a 2024 base salary of $170,000 and a target bonus percentage of base salary of 25%.

As further described below, in connection with the Investment Transaction and the New Hall Employment Agreement or Law Employment Agreement, as applicable, Mr. Hall’s base salary was reduced to $175,000 and Mr. Law’s base salary was maintained at $170,000, which changes were both effective at the First Closing on August 19, 2025. Neither the New Hall Employment Agreement nor the Law Employment Agreement provides for a target bonus percentage.

Cash Bonuses

The Board, upon the recommendation of the Compensation Committee, determined not to award any bonuses to Mr. Hall for fiscal year 2024 performance or fiscal year 2023 performance. Mr. Law did not receive a bonus for fiscal year 2024 performance and received a cash bonus of $42,500 for fiscal year 2023 performance (as paid to Mr. Law in 2024).

Pursuant to his Release Agreement in connection with the Investment Transaction and as further described below, Mr. Hall is entitled to a cash settlement payment of $481,250 plus any unpaid wages and $8,778 in payments pursuant to COBRA, which he received in connection with the First Closing, as well as a second cash settlement payment of $481,250 plus any unpaid wages and $8,778 in COBRA payments by October 31, 2025.

Separately, as further described below, in connection with the Investment Transaction and the Law Employment Agreement, Mr. Law is entitled to receive a retention bonus of $170,000 to the extent he remains employed by the Retention Date and has not resigned or been terminated for cause. Mr. Law will also be eligible for any bonus plan that is deemed appropriate by the Board. Additionally, as a result of Mr. Law’s appointment as the Chief Financial Officer and Treasurer of the Company, Mr. Law also received a one-time signing bonus of $89,250 that was paid in cash, which payment was separate from the terms of the Law Employment Agreement.

Equity Awards

The Board, upon the recommendation of the Compensation Committee, determined not to grant any equity awards for the 2024 fiscal year or 2023 fiscal year to any of its NEOs.

In connection with the Investment Transaction, no equity awards were granted to any NEOs; however, as consideration for the Release Agreements, each Resigning Non-Employee Director is entitled to certain Equity Consideration subject to stockholders approving Proposal Seven (Director Equity Consideration Proposal) at this Annual Meeting, as further described below.

Federal Income Tax Law

Federal income tax law prohibits publicly-held companies, such as the Company, from deducting compensation paid to a NEO that exceeds $1 million during the tax year. Prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), to the extent that compensation was based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the stockholders, the compensation was exempted from the $1 million deduction limit. The Tax Act repealed this exemption, and now compensation paid to NEOs in excess of $1 million is no longer deductible, even if performance-based. The Compensation Committee intends to continue to use performance metrics in compensation when it is in the best interests of the Company and its stockholders even if such compensation is not deductible for tax purposes.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by each of our NEOs as of December 31, 2024. Stock options were granted pursuant to our 2007 Omnibus Incentive Plan (“2007 Omnibus Plan”) thereafter until its expiration in March 2017, and all awards since then have been granted pursuant to our 2017 Omnibus Plan. The options granted under our 2007 Omnibus Plan and 2017 Omnibus Plan are not exercisable until they have vested.

		Option Awards					Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable(1)		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Justin M. Hall, Esq.	08/20/20	232		-	$1,212.75	08/20/30	-	$-	-	$-
	05/31/18	155		-	$2,695.00	05/31/28	-	$-	-	$-
	01/25/17	18	(2)	-	$4,410.00	01/25/27	-	$-	-	$-
	06/06/16	106	(3)	-	$3,405.50	06/06/26	-	$-	-	$-
	10/01/15	2		-	$8,268.75	10/01/25	-	$-	-	$-

Tommy Law	08/20/20	21		-	$1,212.75	08/20/2030	-	$-	-	$-
	06/08/20	5		-	$1,097.25	06/08/2030	-	$-	-	$-

(1)	Unless otherwise noted, each option vested as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting every three months in 12 equal installments thereafter. Options expire ten (10) years from the date of grant.
(2)	Mr. Hall was granted 117 stock options to vest on January 31, 2018, in direct proportion to the percentage achievement of the stated 2017 corporate goals, as approved and determined by the Board. Such determination resulted in a 15% payout, or 18 shares vesting.
(3)	Mr. Hall was granted 106 stock options to vest on January 31, 2017, in direct proportion to the percentage achievement of the stated 2016 corporate goals, as approved and determined by the Board, which was 100%.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

As noted above, effective August 19, 2025, (i) Mr. Lazar was appointed to serve as the Company’s Chief Executive Officer, (ii) Mr. Hall resigned as the Company’s Chief Executive Officer and was appointed to serve as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary, and (iii) Mr. Law, who formerly served as the Company’s Interim Chief Financial Officer and Treasurer, was appointed to serve as the Company’s Chief Financial Officer and Treasurer.

The principal terms of Mr. Hall’s and Mr. Law’s respective employment agreements and the Hall Release Agreement are each summarized below. Mr. Lazar is not currently party to an employment agreement with the Company and is not currently receiving any compensation for assuming and serving in the role of Chief Executive Officer. Mr. Lazar is also not receiving any compensation for his service as a director on the Board.

Justin Hall

On January 31, 2020, the Company entered into an employment agreement with Mr. Hall in connection with his appointment to serve as an executive officer. Mr. Hall’s employment agreement was subsequently amended by a first amendment on January 26, 2022, a second amendment effective on December 31, 2023, and a third amendment effective on December 31, 2024 (as amended, the Prior Hall Employment Agreement). Mr. Hall’s employment agreement, as amended by the third amendment, provided for at-will employment and a term commencing on January 31, 2020 and ending on December 31, 2025, unless earlier terminated in accordance with the terms of the employment agreement. For the fiscal year ended December 31, 2024, pursuant to the Prior Hall Employment Agreement, Mr. Hall’s annual base salary was three hundred fifty thousand dollars ($350,000), subject to annual review and increases determined by the Compensation Committee and/or Board.

On August 19, 2025, the Company entered into the New Hall Employment Agreement with Mr. Hall for his service as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary, which entirely amended and restated the Prior Hall Employment Agreement.

The New Hall Employment Agreement provides for employment with a term commencing on the date of the First Closing on August 19, 2025 and ending on October 31, 2025 (the “Hall Employment Term”). The New Hall Employment Agreement provides for an amended annual base salary of one hundred seventy-five thousand dollars ($175,000) (the “Hall Base Salary”).

The New Hall Employment Agreement is guaranteed through the Hall Employment Term. If the Company terminates Mr. Hall prior to the end of the Hall Employment Term, the Company is required to pay the Hall Base Salary from the date of termination through the end of the Hall Employment Term (the “Hall Severance Amount”). The Hall Severance Amount is required to be paid in a lump sum within sixty (60) days following the executive’s separation from service.

Also on August 19, 2025, the Company entered into a Release Agreement with Mr. Hall (the “Hall Release Agreement”). The Hall Release Agreement provides for (i) Mr. Hall to generally release the Company from any claims, actions, or losses that such person may have against the Company and (ii) the Company to similarly release Mr. Hall from any claims, actions or losses that the Company may have against such person, provided that the Company shall remain obligated pursuant to the indemnification agreements with each person and to maintain D&O insurance coverage, or a D&O tail policy. Pursuant to the Hall Release Agreement, he agreed to resign from the Board effective on the Resignation Event, which includes the Conversion Approval being received, the Final Closing having occurred, and up to three (3) Additional Purchaser Nominee(s) being appointed to the Board. Mr. Hall further agreed to resign, and did resign, as the Company’s Chief Executive Officer as of the First Closing.

Mr. Hall received a cash settlement payment of $481,250 plus any unpaid wages and $8,778 in payments pursuant to COBRA in accordance with the Hall Release Agreement in connection with the First Closing. Further, Mr. Hall will receive a second cash settlement payment of $481,250 plus any unpaid wages and $8,778 in COBRA payments by October 31, 2025. Mr. Hall’s payment amounts comprise his earned severance under the Prior Hall Employment Agreement.

Tommy Law

On August 19, 2025, the Company entered into the Law Employment Agreement with Mr. Law for his service as the Company’s Chief Financial Officer and Treasurer. Mr. Law did not previously have an employment agreement in place. As a result of Mr. Law’s appointment as the Chief Financial Officer and Treasurer of the Company, Mr. Law also received a one-time signing bonus of $89,250, to be paid in cash, separate from the terms of the Law Employment Agreement.

The Law Employment Agreement provides for at-will employment with a term commencing on the date of the First Closing and continuing until the first anniversary of the date of commencement. The Law Employment Agreement provides for an annual base salary of one hundred seventy thousand dollars ($170,000) (the “Law Base Salary”). In addition, Mr. Law shall be eligible for any bonus plan that is deemed appropriate by the Board. The bonus amount shall be determined by the Board, in its sole discretion, based upon, among others, the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to the executive as set by the Company’s Chief Executive Officer and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of the executive by the Company’s Chief Executive Officer and/or the Board; (iii) the Company’s financial, product and expected progress; and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 ½) months following the end of the year for which the bonus was earned. The Compensation Committee of the Board shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s 2017 Omnibus Plan and shall be fully vested upon payment.

Further, Mr. Law is entitled to a retention bonus of $170,000 to the extent he remains employed through the Company’s filing of its quarterly report on Form 10-Q with the SEC for the quarter ended September 30, 2025 (the “Retention Date”) and he has not otherwise resigned or been terminated for cause (as defined in the Law Employment Agreement) prior to the Retention Date.

In the event the Company terminates Mr. Law without cause (including death, disability or for constructive termination), or his employment term otherwise expires at the end of the term, he shall be entitled to an amount equal to the Law Base Salary in effect on the date of separation from service (the “Law Severance Amount”). The Law Severance Amount will be paid in a lump sum within sixty (60) days following the executive’s separation from service. The Law Severance Amount shall be in addition to Mr. Law’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company as provided in the preceding sentence. In the event the Company terminates Mr. Law for cause, he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date.

Moreover, all outstanding equity awards held by Mr. Law will be subject to full accelerated vesting on the date of termination without cause or at the expiration of the employment term, and the exercise period shall be extended to three (3) years from the date of termination. In order to terminate Mr. Law for cause (or for Mr. Law to resign for constructive termination), the acting party shall give notice to the other party specifying the reason for termination and providing a period of thirty (30) days to cure the reason specified. If there is no cure within thirty (30) days or the notified party earlier refuses to effect the cure, the termination shall then be deemed effective.

Director Compensation

The compensation and benefits for service as non-employee members of our Board is determined by the Board. Directors employed by the Company, such as Mr. Lazar and Mr. Hall, are not compensated for service on the Board or any committee of the Board; however, the Company reimburses all directors for any out-of-pocket expenses incurred in connection with attending meetings of the Board and committees of the Board.

The Board, upon the recommendation of the Compensation Committee, approved the Non-Employee Director Compensation Program, effective January 1, 2024 (the “2024 Non-Employee Director Compensation Plan”). Under the 2024 Non-Employee Director Compensation Plan, each director received his or her annual retainer compensation in cash and an annual grant of 858 restricted stock units. All cash compensation is payable quarterly on the first (1st) business day of the quarter.

Approved non-employee director compensation for 2024 was as follows:

Board Meetings	Committee Chairs	Non-Chair Committee Members
Chair of the Board: Annual cash compensation of $52,000 per year.	Chair of the Audit Committee: Annual cash compensation of $17,500 per year.	Member of the Audit Committee: Annual cash compensation of $7,500 per year.

Member of the Board: The annual fee consists of: (i) $40,000 in cash and (ii) 858 restricted stock units granted. The restricted stock units are granted at the Company’s Annual Meeting of Stockholders, and vest on the one year anniversary of the grant date.	Chair of the Compensation Committee: Annual cash compensation of $13,000 per year. Chair of the N&CG Committee: Annual cash compensation of $10,000 per year.	Member of the Compensation Committee: Annual cash compensation of $6,000 per year. Member of the N&CG Committee: Annual cash compensation of $5,000 per year.

Non-employee directors also may be granted additional awards under our equity incentive plans at the discretion of our Board.

The compensation received during 2024 by each non-employee director is set forth below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Paul E. Freiman, Ph.D.	$77,500	$4,234	$81,734

Julie Garlikov	$40,000	$4,234	$44,234

Swan Sit	$58,500	$4,234	$62,734

Mijia (Bob) Wu, M.B.A.	$40,000	$4,234	$44,234

Sean Zheng	$40,000	$4,234	$44,234

Yenyou (Jeff) Zheng, Ph.D.	$73,500	$4,234	$77,734

(1)	These amounts represent the aggregate grant date fair value of $4.94 per share for the 858 restricted stock awards granted to each director as part of his or her annual fee in fiscal year 2024. The assumptions used to determine the value of restricted stock units are described in Note 15 “Equity-Based Compensation” to the Company’s consolidated financial statements in the Annual Report. At December 31, 2024, each of Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu, Mr. Sean Zheng and Dr. Jeff Zheng had an aggregate of 858 unvested restricted stock units. At December 31, 2024, the aggregate number of vested stock options for each of the non-employee directors who served in 2024 and held stock options was as follows (with no such director holding any unvested stock options at such time): Dr. Freiman, 99; Ms. Sit, 17; Mr. Wu, 47; and Dr. Jeff Zheng, 17.

Release Agreements with the Resigning Non-Employee Directors

On August 19, 2025 at the First Closing of the Investment Transaction, the Company entered into Release Agreement with Mr. Hall and each of the Resigning Non-Employee Directors (Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu and Mr. Sean Zheng). The remaining non-employee director, Dr. Jeff Zheng, will continue to serve on the Board as a continuing director and, therefore, he did not enter into a Release Agreement. Please see “Executive Compensation and Other Information—Employment-Related Agreements and Potential Payments upon Termination or Change in Control—Justin Hall” for a description of the Hall Release Agreement.

The Release Agreements provide for (i) the Resigning Non-Employee Directors to generally release the Company from any claims, actions, or losses that such person may have against the Company and (ii) the Company to similarly release each of the Resigning Non-Employee Directors from any claims, action or losses that the Company may have against such person, provided that the Company shall remain obligated pursuant to the indemnification agreements with each person and to maintain D&O insurance coverage, or a D&O tail policy.

Under the terms of the Release Agreements with the Resigning Non-Employee Directors, these directors agreed to resign from the Board effective on the Resignation Event, which includes the Conversion Approval being received, the Final Closing having occurred, and up to three (3) Additional Purchaser Nominee(s) being appointed to the Board as well as the Special Dividend having been declared and paid and Proposal Seven being approved. Pursuant to, and as consideration for, the Release Agreements with the Resigning Non-Employee Directors, each Resigning Non-Employee Director shall receive the Equity Consideration of a settlement payment of newly-issued shares of restricted Common Stock, with an aggregate value of $40,000 (determined based on the closing price of Common Stock on the trading day that immediately precedes the date of the Resignation Event) to be issued on the date of the Resignation Event, as well as any accrued and unpaid director’s fees. To the extent that Proposal Seven (Director Equity Consideration Approval) is not obtained and the Equity Consideration is not issued to the Resigning Non-Employee Director, then the Release Agreements with the Resigning Non-Employee Directors will terminate and be of no further force and effect.

Pay-Versus-Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the Company is providing the following disclosure about the relationship between executive pay actually paid (as defined by SEC rules) and the Company’s financial performance.

Pay-Versus-Performance Table

In accordance with the SEC’s rules, the below table sets forth the following information for the fiscal years ended December 31, 2024, 2023 and 2022: (i) the total compensation paid to the Company’s principal executive officer, the Chief Executive Officer (or “CEO”), and the non-CEO NEOs, as provided on the “Summary Compensation Table” provided in this Proxy Statement (and, as relates to the fiscal year ended December 31, 2022, the “Summary Compensation Table” provided in the Company’s 2024 Proxy Statement filed with the SEC on April 18, 2024 (the “2024 Proxy Statement”)); (ii) the compensation “actually paid” to the CEO and the non-CEO NEOs, which reflects certain adjustments based on SEC rules and as described in the footnotes below; (iii) the Company’s total stockholder return (“TSR”); and (iv) the Company’s net loss. The “Summary Compensation Table” and the compensation actually paid amounts do not reflect the actual amounts of compensation earned by, or paid to, our NEOs during the applicable years, but rather are amounts determined in accordance with Item 401(v) of Regulation S-K. The Compensation Committee did not consider the pay-versus-performance disclosure when making its incentive compensation decisions for 2024. For information regarding the decisions made by the Compensation Committee with respect to compensation for 2024, please see the “Compensation Discussion & Analysis” provided elsewhere in this Proxy Statement.

Fiscal Year	Summary Compensation Table Total - CEO(1)	Compensation “Actually Paid” Total - CEO(2)	Summary Compensation Table Total - Non-CEO NEO Average(3)	Compensation “Actually Paid” Total - Non-CEO NEOs(4)	NBY TSR(5)	Fiscal Year Net Loss (in thousands)(6)
2024	$365,177	$366,461	$220,196	$220,295	$0.13	$(7,223)
2023	$364,146	$358,857	$190,840	$189,734	$0.84	$(9,640)
2022	$364,954	$111,489	$259,285	$108,806	$7.99	$(10,608)

(1)	Reflects compensation amounts reported in the “Summary Compensation Table” provided in this Proxy Statement and, as relates to the fiscal year ended December 31, 2022, the 2024 Proxy Statement for our CEO, Mr. Hall.
(2)	Compensation actually paid (as defined by SEC rules) to the CEO for each period presented reflects the amount set forth in column (1), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table.
(3)	Mr. Law, our Interim Chief Financial Officer during such fiscal year was our only non-CEO NEO in fiscal year 2024. Mr. Law, our Interim Chief Financial Officer during such fiscal year, Dr. Kunin, our former Chief Product Officer, and Mr. Jones, our former Chief Financial Officer, were our non-CEO NEOs in fiscal year 2023. Dr. Kunin and Mr. Jones were our non-CEO NEOs in fiscal year 2022. Mr. Law was appointed our Interim Chief Financial Officer effective February 16, 2023 (and subsequently our Chief Financial Officer effective August 19, 2025) after Mr. Jones resigned as Chief Financial Officer effective February 15, 2023. Since his resignation, Mr. Jones has continued to serve as a consultant to the Company pursuant to a consulting agreement. Dr. Kunin was appointed our Chief Product Officer effective November 5, 2021 and resigned effective November 5, 2023. Amounts in 2023 and 2022 for the NEOs other than the CEO are weighted-averages based on the number of days applicable NEOs served.
(4)	Average compensation actually paid (as defined by SEC rules) to the Company’s NEOs (except the CEO) for each period presented reflects the amount set forth in column (3), adjusted as set forth below in the Reconciliation of Compensation Actually Paid Table.
(5)	Reflects the TSR of a $100 investment in the Company from the beginning of fiscal year 2022 through each of the fiscal years ended December 31, 2024, 2023 and 2022. The Company’s TSR includes share price depreciation, but does not include dividend reinvestment as the Company did not pay any dividends in the 2024, 2023 or 2022 fiscal years.
(6)	Reflects “Net loss” in the Company’s Consolidated Statements of Operations and Comprehensive Loss included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2024, 2023 and 2022.

Reconciliation of Compensation Actually Paid Table

The following table details the applicable adjustments that were made to determine compensation actually paid (amounts are weighted-averages for the NEOs other than the CEO in 2023 and 2022 based on the number of days served):

Reporting Period	Reported Summary Compensation Table Total ($)	Deduct: Reported value of equity awards ($)(a)	Add: Equity award adjustments ($)(b)	Deduct: Reported change in the actuarial present value of pension benefits ($)(c)	Add: Pension benefit adjustments ($)(c)	Compensation actually paid ($)
CEO
2024	$365,177	$-	$1,284	$-	$-	$366,461
2023	364,146	-	(5,289)	-	-	358,857
2022	364,954	-	(253,465)	-	-	111,489
NEOs (except the Chief Executive Officer)
2024	$220,196	$-	$99	$-	$-	$220,295
2023	190,840	-	(1,106)	-	-	189,734
2022	259,285	-	(150,479)	-	-	108,806

(a)	As provided in the “Summary Compensation Table” provided in this Proxy Statement and, as relates to the fiscal year ended December 31, 2022, the 2024 Proxy Statement. No equity awards were granted to any NEO in the 2024 or 2023 fiscal years.

(b)	The equity award adjustments for each applicable period include the subtraction of the following (amounts are weighted-averages for the NEOs other than the CEO in 2023 and 2022 based on the number of days served):

Reporting Period	Period-end fair value of equity awards granted during the period ($)	Changes in value of prior years’ awards unvested at fiscal year end ($)	Fair value as of vesting date of equity awards granted and vested in the period ($)	Change in value of prior years’ awards that vested in year reported ($)	Fair value at the end of the prior period of equity awards that failed to meet vesting conditions in the period ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
CEO
2024	$-	$-	$-	$1,284	$-	$-	$1,284
2023	-	(2,974)	-	(2,315)	-	-	(5,289)
2022	-	(236,113)	-	(17,352)	-	-	(253,465)
NEOs (except the Chief Executive Officer)
2024	$-	$-	$-	$99	$-	$-	$99
2023	-	(83)	-	(1,023)	-	-	(1,106)
2022	-	(134,736)	-	(15,743)	-	-	(150,479)

(c)	In the periods presented and consistent with the “Summary Compensation Table” provided in this Proxy Statement and, as relates to the fiscal year ended December 31, 2022, the 2024 Proxy Statement, the Company did not have: (i) a change in the actuarial present value of the accumulated benefit under any defined benefit or actuarial pension plans or (ii) any service cost or prior service cost related to any defined benefit or actuarial pension plans.

Pay-Versus-Performance Relationship

The Company believes the table above shows the alignment between compensation actually paid to the CEO and our other non-CEO NEOs and the Company’s performance. The charts below show, for the past three years, the relationship of the CEO and the other non-CEO NEOs compensation “actually paid” and (i) the Company’s TSR and (ii) the Company’s net loss.

Compensation "Actually Paid" versus NBY Net Loss
$400,000
$300,000
$200,000
$100,000
$-
$-
$(2,000)
$(4,000)
$(6,000)
$(8,000)
$(10,000)
$(12,000)
2022
2023
2024
CEO Compensation "Actually Paid"
Non-CEO NEO Compensation "Actually Paid" (Average)
NovaBay Net Loss

Proposal Two: Advisory, Non-Binding Vote to Approve Executive Compensation

In accordance with Section 14(a) of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company’s executive officers or NEOs, as described above under “Executive Compensation and Other Information,” which includes compensation tables and narrative discussions of the NEOs’ compensation in this Proxy Statement.

We are asking our stockholders to indicate their support for our NEO compensation as set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophies, policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the compensation of NovaBay Pharmaceuticals, Inc.’s named executive officers, as disclosed in NovaBay’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Executive Compensation and Other Information,” the compensation tables and related narrative disclosures, is hereby approved.”

The Say-on-Pay vote is advisory, and therefore not binding on NovaBay, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of NovaBay’s stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Board and the Compensation Committee will consider stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this Proposal Two. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Two. Broker non-votes, if any, with respect to this Proposal Two, will have no effect.

Recommendation of Our Board Our Board recommends unanimously that you vote “FOR” the approval of the compensation of our executive officers.

Proposal Three: Advisory, Non-Binding Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation

Under Section 14(a) of the Exchange Act, the Company’s stockholders are required to vote, on an advisory, non-binding bases, on the frequency with which they would prefer to cast an advisory, non-binding Say-on-Pay vote on executive compensation, commonly referred to as the “Say-on-Frequency vote,” at least every six (6) years. By voting on this proposal, stockholders may indicate whether they prefer that we seek an advisory vote every one, two or three years. At our 2019 Annual Meeting, our stockholders expressed a preference that the non-binding advisory Say-on-Pay vote on executive compensation be held every three years, which the Company has done for the last six (6) years.

After careful consideration of the frequency alternatives, the Board believes that continuing to conduct a triennial advisory (non-binding) Say-on-Pay vote on executive compensation is appropriate for the Company and its stockholders at this time. In making its determination to recommend that our stockholders vote for a frequency of every three years, the Board determined that such advisory vote on executive compensation will provide our stockholders with sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies, and practices in the context of long-term business results and strategy, while avoiding over-emphasis on short-term variations in compensation and business results; and that an advisory vote every three years will also permit our stockholders to observe and evaluate the impact of any changes in our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years (which vote will also be a vote to approve the resolution) or abstaining from voting on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of NovaBay’s named executive officers once every one, two or three calendar years that receives the greatest number of votes of shares present in person or represented by proxy and voting on this proposal at the Annual Meeting shall be considered the frequency preferred by the stockholders.”

Although the vote of the stockholders is non-binding on the Board and NovaBay, the Board and the Compensation Committee value the opinions of NovaBay’s stockholders in this matter and the Board intends to adopt whichever frequency receives the greatest number of votes of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

Stockholder Approval

The frequency that receives the greatest number of votes by holders of the voting power of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the non-binding selection of stockholders for this Proposal Three. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will vote “THREE YEARS” for this proposal. Abstentions and broker non-votes, if any, with respect to this Proposal Three, will have no effect.

Recommendation of Our Board Our Board recommends unanimously that you cast your vote for once every “THREE YEARS” as the frequency of advisory votes on executive compensation.

Proposal Four: Advisory, Non-Binding Vote to Ratify the Selection of the Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected WithumSmith+Brown, PC (“Withum”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Withum is registered with the Public Company Accounting Oversight Board (“PCAOB”) and the Center for Audit Quality and has over twenty (20) years of experience representing public companies with over 200 SEC registrants for which it performs public company audits.

We are asking our stockholders to ratify the selection by the Audit Committee of Withum as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025, and to perform other appropriate services. Stockholder ratification of the selection of Withum as our independent registered public accounting firm is not required by the Bylaws or otherwise. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s best interests and our stockholders’ best interests.

A representative of Withum is expected to be present at the Annual Meeting, will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2024 and 2023 by Withum for such years:

	2024	2023
Audit Fees	$474,000	$370,000
Audit-Related Fees	18,960	14,800
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$492,960	$384,800

Audit Fees. Audit fees consisted of fees billed by Withum for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements and other engagements, such as review of documents filed with the SEC, including fees associated with the review of registration statements, comfort letters and consents.

Audit-Related Fees. Audit-related fees comprise fees for professional services rendered by Withum that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported in “Audit Fees.” In 2024 and 2023, such audit-related fees were related to out-of-pocket expenses incurred in conjunction with the performance of audits and reviews.

Tax Fees. These are fees for professional services with respect to tax compliance, tax advice and tax planning. There were no such services rendered by Withum in 2024 or 2023 that meet this category description.

All Other Fees. All other fees are the fees for products and services other than those in the above three categories. There were no such services rendered by Withum in 2024 or 2023 that meet this category description.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by Withum or other independent registered public accounting firms are subject to prior approval by the Audit Committee; however, de minimis non-audit services may be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by Withum for the fiscal years ended December 31, 2024 and December 31, 2023.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for ratification of this Proposal Four. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Four. We do not expect to receive any broker non-votes on this Proposal Four.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the ratification of the selection of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Audit Committee Report

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of NovaBay Pharmaceuticals, Inc. for the fiscal year ended December 31, 2024, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of NovaBay for the fiscal year ended December 31, 2024 with NovaBay’s management. The Audit Committee has discussed with NovaBay’s independent registered public accounting firm, Withum, the matters required to be discussed by Auditing Standard No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received the written disclosures and the letter from Withum required by applicable requirements of the PCAOB regarding Withum’s communications with the Audit Committee concerning independence and has discussed with Withum the independence of Withum.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to NovaBay’s Board that the audited financial statements be included in NovaBay’s Annual Report for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Dr. Yenyou (Jeff) Zheng, Chair Dr. Paul E. Freiman Ms. Swan Sit

Description of the Investment Transaction and Preferred Stock

The following is a summary of the material provisions of the Purchase Agreement, the Series D Preferred Stock, the Series E Preferred Stock and other related transaction documents summarized below, but does not purport to describe all of the terms and conditions and may not contain all of the information about these documents identified below that are important to you. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, the Series D Certificate of Designation (as defined below), the Series E Certificate of Designation (as defined below) and other related transaction documents, which are publicly available and attached as exhibits to our Current Report on Form 8-K as filed with the SEC on August 19, 2025 (the “Investment Transaction Form 8-K”). You should refer to the full text of the Purchase Agreement, the Series D Certificate of Designation, the Series E Certificate of Designation and other related transaction documents referred to below and elsewhere in this Proxy Statement for details about the Investment Transaction, and carefully read this entire Proxy Statement and the other documents to which we have referred you under the section “Where You Can Find More Information” in this Proxy Statement.

Investment Transaction and Related Transactions

Private Placement of Series D Preferred Stock and Expected Private Placement of Series E Preferred Stock

On August 19, 2025, we entered into the Purchase Agreement that provided for the Company to sell to Mr. Lazar in a private placement an aggregate of 481,250 shares of Series D Preferred Stock convertible into an aggregate of 77.0 million shares of Common Stock and an aggregate of 268,750 shares of Series E Preferred Stock convertible into an aggregate of 43.0 million shares of Common Stock. At the First Closing simultaneously with entering into the Purchase Agreement, Mr. Lazar purchased the shares of Series D Preferred Stock at a price of $8.00 per share for aggregate gross proceeds to us of $3.85 million. Pursuant to the Purchase Agreement, at the Final Closing, Mr. Lazar will separately purchase the shares of Series E Preferred Stock at a price of $8.00 per share for aggregate gross proceeds to us of $2.15 million. The consummation of the Final Closing by us and Mr. Lazar is subject to the satisfaction or waiver of, among other customary closing conditions, (i) receiving the Conversion Approval, as is being solicited by Proposal Five (NYSE American Proposal), (ii) the accuracy of the representations and warranties of each of the parties in the Purchase Agreement, (iii) compliance by the parties with the covenants in the Purchase Agreement, and (iv) no permanent suspension or other trading suspension for more than three consecutive trading days of our Common Stock by the SEC, the NYSE American or as reported by Bloomberg L.P. having occurred.

The shares of Series D Preferred Stock issued at the First Closing, upon conversion, will represent approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis, and the Series E Preferred Stock to be issued at the Final Closing, upon conversion, will represent approximately 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Final Closing, or collectively approximately 95% in the aggregate (based on the number of shares of Common Stock anticipated to be outstanding as of the Final Closing). As a result of our Common Stock being listed on the NYSE American, we are required to comply with the continued listing rules set forth in Section 713(a) and Section 713(b) of the Company Guide and obtain the Conversion Approval of our stockholders in order for Mr. Lazar to be able to fully convert the Series D Preferred Stock and convert the Series E Preferred Stock, which approval, pursuant to Proposal Five (NYSE American Proposal) is being sought at this Annual Meeting.

Use of Proceeds

Pursuant to the Purchase Agreement, the net proceeds received from the Investment Transaction have been and will be used for the Company’s operations, including for general corporate and working capital purposes, for payment of the Special Dividend, for expenses related to the Investment Transaction and the Post-Investment Transaction (as discussed below) and to satisfy other agreed upon Company obligations that include the payments to the Remaining Warrant Holders pursuant to the Series F Agreements and severance and other payments pursuant to the Release Agreements (as discussed below).

One-Time Special Cash Dividend to Stockholders

As a result of receiving the proceeds from the Investment Transaction and pursuant to the Purchase Agreement, the Company committed to declaring and paying a one-time Special Dividend to stockholders funded by the Aggregate Cash Distribution Amount that was segregated at the First Closing for payment of the Special Dividend. Further, pursuant to the Voting Agreement with the Poplar Entities, the Company agreed to use commercially reasonable efforts to issue a special cash dividend that equals or exceeds $0.80 per share. To satisfy this important commitment, on August 26, 2025, the Company announced that it declared this one-time Special Dividend payable on September 29, 2025 to stockholders of record as of the close of business on September 15, 2025 in the amount of $0.80 per share of Common Stock. Pursuant to the Purchase Agreement, in addition to other conversion limitations, Mr. Lazar is restricted from converting any shares of Series D Preferred Stock until after the Special Dividend is declared and paid to our stockholders. The payment of the Special Dividend is under the direction and control of the Special Transaction Committee, comprised of directors that our Board has determined do not have a material personal interest and are not otherwise affiliated with Mr. Lazar or the Investment Transaction.

Post-Investment Transaction

Additionally, after the Final Closing and subject to approval by the Board, the Company intends to use the net proceeds from the Investment Transaction to pursue and consummate the Post-Investment Transaction, which is contemplated to be a strategic transaction involving an investment and/or acquisition of an operating going concern and solvent company (“Target Company”). If and when a Post-Investment Transaction is entered into and consummated after receiving required approvals, we expect that, by combining with a new operating and revenue generating Target Company, such combination will result in a future growth opportunity for our Company and our stockholders. In connection with a Post-Investment Transaction being consummated, our stockholders may experience dilution to the extent that we issue additional shares of our Common Stock or other securities as consideration to acquire the Target Company.

The Purchase Agreement and Related Transaction Documents

The Purchase Agreement entered into by us and Mr. Lazar provides for the transactions and agreements described below and contains customary representations, warranties, and covenants by us and Mr. Lazar, as well as indemnification rights, and other obligations of the parties.

First Closing Conditions and Transactions

The consummation of the First Closing on August 19, 2025 was subject to the satisfaction of customary closing conditions, including the accuracy of the representations and warranties in the Purchase Agreement and the execution and delivery of certain transaction documents, which included the Series F Agreements with the Remaining Warrant Holders and the Voting Agreement with the Poplar Entities, as well as the Release Agreements with Mr. Hall and each of the Resigning Non-Employee Directors, the New Hall Employment Agreement and the Law Employment Agreement, each as further described below.

Series F Agreements. On August 19, 2025, simultaneous with the First Closing, the Company entered into the Series F Agreements with each of the Remaining Warrant Holders, comprised of Anson Investments Master Fund LP, Hudson Bay Capital Management LP and Armistice Capital, LLC, as the three largest remaining holders of the Company’s Series F Warrants. Pursuant to the Series F Agreements, each Remaining Warrant Holder surrendered all of their respective Series F Warrants and any additional Common Stock purchase warrants that each Remaining Warrant Holder owned, if any, in exchange for (i) the Company issuing an aggregate of 1,986,565 shares of Series F Preferred Stock to the Remaining Warrant Holders and (ii) a cash payment of $175,000 to each of the Remaining Warrant Holders. The Series F Preferred Stock issued has the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the Certificate of Designation of Preferences, Rights and Limitations for the Series F Voting Retractable Preferred Stock (the “Series F Certificate of Designation”). Among these rights, each share of Series F Preferred Stock that we issued has the right to vote the equivalent of approximately 0.424 shares of Common Stock, or in the aggregate the right to vote 842,832 shares of Common Stock, which will represent an aggregate of approximately 12.3% of the voting power as of the Record Date. The Series F Agreements provide for each of the Remaining Warrant Holders to exercise their voting rights by voting all of their Series F Preferred Stock in favor of the Proposals that have been presented to stockholders at this Annual Meeting, including the Conversion Approval.

The terms of the Series F Preferred Stock provide the Remaining Warrant Holders with the right to require that we retire their shares of Series F Preferred Stock and convertible securities beginning after the earlier of the Conversion Approval and December 31, 2025 in exchange for $175,000 to each Remaining Warrant Holder, or an aggregate of $525,000. We also have the right to retire the Series F Preferred Stock for the same amount after December 31, 2025 if such shares have not been retired. The Series F Agreements include a standstill provision pursuant to which the Remaining Warrant Holders agree not to initiate any claims against the Company, including claims that relate to the transactions contemplated by the Purchase Agreement and the Special Dividend, as well as a “most favored nations” provision that provides for transaction terms of the Remaining Warrant Holders to be materially consistent. For additional information about the Series F Agreements and the Series F Preferred Stock, see the Investment Transaction Form 8-K.

Voting Agreement. In connection with the First Closing of the Investment Transaction, the Company and Mr. Lazar entered into the Voting Agreement with Jad Fakhry and the Poplar Entities, which reported owning approximately 17.5% of outstanding Common Stock in their Schedule 13D filed with the SEC on June 4, 2025. In connection with the Poplar Entities entering into the Voting Agreement, we agreed to use commercially reasonable efforts for the contemplated Special Dividend to equal or exceed $0.80 per share (prior to any stock split, share consolidation, recapitalization or similar transaction). Pursuant to the Voting Agreement, the Poplar Entities agreed to, among other terms, vote all of their shares of Common Stock at the Annual Meeting in favor of the Proposals recommended by the Board and appoint the Company as an irrevocable proxy for the Poplar Entities for the duration of the Voting Agreement, which has a term of two years. The Poplar Entities also agreed to a standstill provision that ensures they will, among other terms, (i) not effect, offer or propose to purchase any additional securities or assets of the Company (including derivative rights), engage in any tender, merger, recapitalization, liquidation, or other business combination transaction, solicit proxies or otherwise act to control or influence the management of the Board or take any action that may force us to make a public announcement of such matters and (ii) not dispose of any shares of our Company until the Poplar Entities have voted their shares of Common Stock at the Annual Meeting in favor of all Proposals recommended by the Board at the Annual Meeting and such proposals have passed. Notwithstanding the standstill provision, the Poplar Entities can make proposals to the Board or Special Transaction Committee, the Chairman, and/or the Chief Executive Officer on a confidential, non-public basis for pursuit of a proposed transaction between the Company, Mr. Lazar and the Poplar Entities, so long as the Company would not reasonably be expected to publicly disclose such a proposal and a waiver of the standstill provision.

Release Agreements. As a condition to the First Closing, we entered into Release Agreements with Mr. Hall and the Resigning Non-Employee Directors, comprised of five (5) of the six (6) non-employee directors serving on the Board (Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu and Mr. Sean Zheng). The remaining non-employee director, Dr. Jeff Zheng (who satisfies the “independence” requirements set forth in the Company Guide and under federal securities laws) will continue to serve on the Board, and, therefore, he did not enter into a Release Agreement. The Release Agreements provide for (i) Mr. Hall and the Resigning Non-Employee Directors to generally release the Company from any claims, actions, or losses that such person may have against the Company and (ii) the Company to similarly release Mr. Hall and each of the Resigning Non-Employee Directors from any claims, actions or losses that the Company may have against such person, provided that the Company shall remain obligated pursuant to the indemnification agreements with each person and to maintain D&O insurance coverage, or a D&O tail policy.

Pursuant to the Hall Release Agreement, he agreed to resign from the Board effective on the date and at the time that each of the following have occurred: (i) receipt of the Conversion Approval; (ii) the completion of the Final Closing; and (iii) the Additional Purchaser Nominee(s) (as further discussed below) being qualified and appointed to serve on the Board. Mr. Hall further agreed to resign, and did resign, as the Company’s Chief Executive Officer as of the First Closing. Under the terms of the Release Agreements with the Resigning Non-Employee Directors, each of these directors agreed to resign from the Board effective upon the Resignation Event or on the date and at the time that each of the following have occurred: (a) receipt of the Conversion Approval; (b) the Final Closing; (c) the Additional Purchaser Nominee(s) being qualified and appointed to serve on the Board; (d) the Special Dividend having been declared and paid; and (e) Proposal Seven (Director Equity Consideration Proposal) having been approved.

Pursuant to, and as consideration for, the Release Agreements with the Resigning Non-Employee Directors, each Resigning Non-Employee Director shall receive (i) a settlement payment of newly-issued shares of restricted Common Stock, with an aggregate value of $40,000 (determined based on the closing price of Common Stock on the trading day that immediately precedes the date of the Resignation Event) to be issued on the date of the Resignation Event (the “Equity Consideration”), subject to stockholders approving Proposal Seven (Director Equity Consideration Proposal), plus (ii) any accrued and unpaid directors’ fees.

To the extent that Proposal Seven (Director Equity Consideration Proposal) is not obtained and the Equity Consideration is not issued to the Resigning Non-Employee Directors, then the Release Agreements with the Resigning Non-Employee Directors will terminate and be of no further force and effect. The Hall Release Agreement provides for Mr. Hall to receive a cash settlement payment of $481,250 plus any unpaid wages and $8,778 in payments pursuant to COBRA in connection with the First Closing, which Mr. Hall received at such time. Further, Mr. Hall will receive a second cash settlement payment of $481,250 plus any unpaid wages and $8,778 in COBRA payments by October 31, 2025. Mr. Hall’s payment amounts comprise his earned severance under the Prior Hall Employment Agreement.

New Hall Employment Agreement. At the First Closing, the Company entered into the New Hall Employment Agreement that provides for his continued service as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary, which entirely amended and restated the Prior Hall Employment Agreement. The New Hall Employment Agreement provides for an employment term commencing on the date of the First Closing and ending on October 31, 2025 (the “Hall Employment Term”) and an annual base salary of $175,000. The Hall Employment Agreement is guaranteed through the Hall Employment Term. See “Executive Compensation and Other Information—Employment-Related Agreements and Potential Payments upon Termination or Change in Control—Justin Hall” for a further description of the New Hall Employment Agreement and the Prior Hall Employment Agreement.

Law Employment Agreement. The Company at the First Closing also entered into the Law Employment Agreement with Mr. Law to serve as the Company’s Chief Financial Officer and Treasurer. Mr. Law previously served as the Interim Chief Financial Officer and Treasurer and did not have an employment agreement in place. The Law Employment Agreement provides for at-will employment with a term commencing on the date of the First Closing that continues until August 19, 2026 with an annual base salary of $170,000. Mr. Law will also be (i) entitled to a retention bonus of $170,000 to the extent he remains employed through the Company’s filing of its quarterly report on Form 10-Q with the SEC for the quarter ended September 30, 2025 and has not resigned or been terminated for cause (as defined in the Law Employment Agreement) prior to such date and (ii) eligible for any bonus plan that is deemed appropriate by the Board as provided in the Law Employment Agreement. The Law Employment Agreement also provides for the termination of Mr. Law’s employment and compensation that he may be entitled to receive, including a severance payment, depending on the circumstances of his termination. See “Executive Compensation and Other Information—Employment-Related Agreements and Potential Payments upon Termination or Change in Control—Tommy Law” for a further description of the Law Employment Agreement.

Post-First Closing Covenants of Mr. Lazar and Our Company

Pursuant to the Purchase Agreement, we and Mr. Lazar each agreed to be bound by certain covenants after the First Closing, which include the following:

●	We agreed to maintain a reserve of Common Stock from our authorized shares in order to complete the Investment Transaction and related transactions pursuant to the Purchase Agreement, except to the extent limited by our authorized shares of Common Stock at the time.

●	We agreed that until the Annual Meeting, without Mr. Lazar’s consent, we would not, except as contemplated to occur pursuant to the Purchase Agreement: (i) change the number of directors constituting the Board from eight (8) or fill any vacancy on the Board; (ii) change the nature of our operations; (iii) incur any debt outside of the ordinary course of business; (iv) guarantee any obligation of any third party; (v) issue any capital stock or Common Stock equivalent, other than pursuant to certain limited exceptions such as those related to the 2017 Omnibus Plan; or (vi) amend our Certificate of Incorporation or Bylaws.

●

Mr. Lazar agreed to ensure that the Company will have sufficient capital to identify, conduct due diligence and complete a Post-Investment Transaction in a timely manner and fund operations and pursue the growth opportunity and business strategy of a Target Company for at least twelve (12) months after completing a Post-Investment Transaction (the “Post-Investment Available Capital”). Further, after both the First Closing and the Final Closing, Mr. Lazar agreed that the Company will maintain a cash balance sufficient to fund the

“Minimum Company Operating Capital” (as defined in the Purchase Agreement that generally means capital equivalent to at least three (3) months of the Company’s operations), the Post-Investment Available Capital and the Other Company Liabilities (as defined in the Purchase Agreement) or that he, or other institutional investors known to him, will otherwise provide the necessary additional cash through private placement investments on commercially reasonable terms.

●	Mr. Lazar agreed, upon receipt of written notice from the Company that the Remaining Warrant Holders have exercised their right to retire the Series F Preferred Stock in exchange for a cash payment, to cause the Company to pay the full amount of such payment including through the proceeds of the Investment Transaction.

●	Mr. Lazar agreed that he will not offer, sell, dispose of, or otherwise transfer the Series D Preferred Stock, the Series E Preferred Stock or the Conversion Shares (as defined below) to a U.S. person within six (6) months from the date of purchase, subject to certain exceptions (including the “Securities Purchase Rights,” as defined in the Purchase Agreement), or engage in any hedging transactions in compliance with Regulation S promulgated under the Securities and Exchange Act of 1933, as amended.

Stockholder Proposals and Meeting

Pursuant to the Purchase Agreement, we agreed to hold this Annual Meeting to obtain the Conversion Approval contemplated by Proposal Five, as well as obtain stockholder approval of (i) an increase in the Company’s authorized shares of Common Stock to 300.0 million shares from 150.0 million shares, as contemplated by Proposal Nine, although such increase is proposed to be 1.5 billion shares, (ii) an increase in the Company’s authorized shares of preferred stock to 10.0 million shares from 5.0 million shares, as contemplated by Proposal Ten, (iii) the election of Company directors to the Board, including Mr. Lazar, as contemplated by Proposal One, (iv) an increase in shares available under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Plan to up to one (1) million shares, as contemplated by Proposal Six, (v) the issuance and payment of the Equity Consideration, comprised of newly-issued shares of restricted Common Stock with an aggregate value of $40,000, to each of the Resigning Non-Employee Directors as contemplated by the Release Agreements, as contemplated by Proposal Seven, and (vi) a reverse stock split of the Common Stock in the range of not less than 1-for-2 and not more than 1-for-10, with the specific ratio to be determined and implemented in the sole and absolute discretion of the Board, as contemplated by Proposal Eight.

To the extent that the above proposals are not obtained, then we are required to use our reasonable best efforts to call a second stockholder meeting within seventy (70) days of the date of the Annual Meeting (the “Second Meeting”). If the Conversion Approval is not received at the Second Meeting, then we agreed to issue and sell to Mr. Lazar in the Additional Private Placement (as defined below) up to 19.99% of the Common Stock outstanding as of the date of the Purchase Agreement at a price per share equal to the closing stock price of the Common Stock on the date of the Second Meeting plus $0.02. The number of shares of Common Stock that Mr. Lazar will be entitled to purchase in the Additional Private Placement is limited and subject to automatic reduction to a number of shares of Common Stock where Mr. Lazar, together with his affiliates, will not own shares of Common Stock in excess of 19.99% of Common Stock outstanding as of the date of the Purchase Agreement. As a result of the Share Issuance Limitation in the Series D Preferred Stock, if the Additional Private Placement is completed by Mr. Lazar, he will no longer be able to convert any Series D Preferred Stock until after the Conversion Approval is received.

Description of the Preferred Stock and Lazar Investor Rights

Description of Series D Preferred Stock and Series E Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series D Preferred Stock and the Series E Preferred Stock to be issued in the Investment are set forth in the Company’s Certificate of Designation of Preferences, Rights and Limitations of the Series D Non-Voting Convertible Preferred Stock (the “Series D Certificate of Designation”) and the form of Certificate of Designation of Preferences, Rights and Limitations of the Series E Non-Voting Convertible Preferred Stock (the “Series E Certificate of Designation”). The Series D Certificate of Designation was filed with the Delaware Secretary of State on August 19, 2025 and is attached as Exhibit 3.1 to the Investment Transaction Form 8-K. The Series E Certificate of Designation will be filed with the Delaware Secretary of State prior to the Final Closing occurring, with the form of such Series E Certificate of Designation attached as Exhibit 3.2 to the Investment Transaction Form 8-K. As summarized below, the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series D Preferred Stock and the Series E Preferred Stock are substantially similar.

Voting Rights. The holders of the shares of the Series D Preferred Stock and Series E Preferred Stock generally will have no voting rights, except as required by law, with the exception that the consent of the majority of holders of the outstanding Series D Preferred Stock or Series E Preferred Stock, as applicable, would be required to: (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or Series E Preferred Stock or alter or amend the Series D Certificate of Designation or Series E Certificate of Designation, as applicable; (ii) amend the Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series D Preferred Stock or Series E Preferred Stock, as applicable; (iii) increase the number of authorized shares of Series D Preferred Stock or Series E Preferred Stock, as applicable; and (iv) enter into any agreement with respect to any of the foregoing.

Dividends. The holders of the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive, and the Company will be required to pay, dividends on shares of the Series D Preferred Stock and the Series E Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock; provided, however, that no dividends will be paid to the holders of the Series D Preferred Stock or the Series E Preferred Stock prior to the declaration and payment of the Special Dividend and the Company receiving the Conversion Approval.

Conversion and Limitations. Pursuant to the Series D Certificate of Designation and the Series E Certificate of Designation, the Series D Preferred Stock and the Series E Preferred Stock are each generally subject to the Share Issuance Limitation. After issuance by the Company, (i) each share of Series D Preferred Stock will be convertible into 160 shares of Common Stock per share of Series D Preferred Stock, or an aggregate of 77.0 million shares of Common Stock, and (ii) each share of Series E Preferred Stock will be convertible into 160 shares of Common Stock, or an aggregate of 43.0 million shares of Common Stock (as may be adjusted from time to time as a result of certain corporate actions such as a reverse stock split), in each case, subject to the Share Issuance Limitation and receipt of the Conversion Approval. Thereafter, on the third business day after the Company receives the Conversion Approval, each outstanding share of the Series D Preferred Stock will automatically convert into 160 shares of Common Stock (or an aggregate of up to 77.0 million shares of Common Stock), which conversion, as a result of having received the Conversion Approval, shall not be subject to the Share Issuance Limitation. Effective on the 30th business day after the Conversion Approval is received and the issuance of the Series E Preferred Stock, each outstanding share of the Series E Preferred Stock will automatically convert into 160 shares of Common Stock (or an aggregate of up to 43.0 million shares of Common Stock), which conversion, as a result of having received the Conversion Approval, shall also not be subject to the Share Issuance Limitation.

Dilution Protection. In the event the Company, at any time that any shares of Series D Preferred Stock or Series E Preferred Stock are outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, a dividend or other distribution shall not include any shares of Common Stock issued by the Company upon conversion of the Series D Preferred Stock and Series E Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the number of shares of Common Stock underlying each share of Series D Preferred Stock and Series E Preferred Stock shall be adjusted as provided in the respective Series D Certificate of Designation or Series E Certificate of Designation. Any adjustment made pursuant to the respective Series D Certificate of Designation or Series E Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above.

In addition, if the Company issues shares of Common Stock (or other shares of capital stock or other securities convertible into Common Stock) at any time while the Series D Preferred Stock and Series E Preferred Stock are outstanding and the consideration per share payable to the Company reflects a pre-money imputed equity value of the Company less than $10.0 million, then the value of the Series D Preferred Stock or the Series E Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. This full-ratchet anti-dilution protection is subject to the reduced value only being reduced to the extent such reduction will not require further stockholder approval. Additionally, these dilution protections are not applicable to the Investment Transaction, the Additional Private Placement, the Equity Consideration and other transactions pursuant to the Purchase Agreement or any Post-Investment Transaction.

Rank. Based upon the rights and preferences as provided in the Series D Certificate of Designation and the Series E Certificate of Designation, each of the Series D Preferred Stock and the Series E Preferred Stock, respectively, will rank as to dividends or distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with the Series D Preferred Stock and the Series E Preferred Stock, as applicable, and any class or series of capital stock hereafter created specifically ranking by its terms to be on parity with the Series D Preferred Stock and the Series E Preferred Stock, as applicable;

●	senior to the Common Stock and any class or series of the Company’s capital stock that is currently or hereafter created specifically ranking by its terms junior to the Series D Preferred Stock and the Series E Preferred Stock; and

●	junior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms senior to the Series D Preferred Stock and the Series E Preferred Stock.

Liquidation Preference. In the event of the Company’s liquidation, dissolution or winding up, the holders of Series D Preferred Stock and Series E Preferred Stock will be entitled to receive an amount equal to $8.00 per share, the stated value of the Series D Preferred Stock and the Series E Preferred Stock (as may be increased from time to time pursuant to the terms of the Series D Certificate of Designation or Series E Certificate of Designation, as applicable) plus any declared but unpaid dividends that such holders are entitled to at such time. Next, the remaining assets of the Company will be distributed to the holders of Common Stock and any other junior securities until such holders receive a return of their capital originally contributed. Following this distribution, any remaining assets will be distributed to all holders of Common Stock, junior securities, Series D Preferred Stock, Series E Preferred Stock and any other parity securities pro rata based on the number of shares held on an as-converted basis. Pursuant to the terms of the Series D Certificate of Designation and the Series E Certificate of Designation, a liquidation event includes an acquisition or merger of the Company (not including transactions where stockholders maintain 50% or more voting power) or a sale of substantially all of the assets of the Company. The Series D Certificate of Designation and Series E Certificate of Designation each expressly provide that a liquidation event will not be triggered by a Post-Investment Transaction, or any other transaction contemplated by the Purchase Agreement.

Lazar Investor Rights

Board Rights. In connection with the First Closing of the Investment Transaction, Mr. Lazar was appointed as a director to our Board and began serving as our Chief Executive Officer, with our former Chief Executive Officer, Mr. Hall, continuing with the Company as its Vice President of Business Development, General Counsel and Corporate Secretary. Additionally, pursuant to the Purchase Agreement, Mr. Lazar received one-time contractual rights involving the Board, which include: (i) a contractual right to recommend one (1) individual to be nominated for election at this Annual Meeting, which right was exercised with Mr. Lazar’s nomination for election to the Board at this Annual Meeting; (ii) subject to the Conversion Approval and the Final Closing occurring, a contractual right to nominate up to three (3) Additional Purchaser Nominee(s) to be qualified (including satisfying director “independence” requirements under the Company Guide) and appointed to serve as directors on the Board after the resignation of the Resigning Non-Employee Directors pursuant to their respective Release Agreements; and (iii) subject to the Conversion Approval and the Final Closing occurring, a contractual right to be appointed as the Chair of the Board. Pursuant to the Purchase Agreement, when exercising his one-time right to appoint Additional Purchaser Nominee(s), Mr. Lazar will be entitled to nominate up to three (3) Additional Purchaser Nominee(s) to the Board based on his beneficial ownership of Common Stock (including through his ownership of Preferred Stock convertible into Common Stock) at the time of such nomination as follows: (a) one (1) Additional Purchaser Nominee when Mr. Lazar beneficially owns 20% but less than 40% of the outstanding Common Stock; (b) two (2) Additional Purchaser Nominee(s) when Mr. Lazar beneficially owns at least 40% of the outstanding Common Stock but less than 60% of the outstanding Common Stock; and (c) three (3) Additional Purchaser Nominee(s) when Mr. Lazar beneficially owns 60% or more of the outstanding Common Stock.

Participation in Future Offerings. In connection with the Investment Transaction, the Company granted Mr. Lazar a right to participate in subsequent financing transactions where we issue Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination thereof until the earlier of closing a Post-Investment Transaction or February 19, 2026 (i.e. the six (6) month anniversary of the First Closing), in an amount up to 25% of the subsequent financing transaction or a lesser amount to the extent that Mr. Lazar no longer holds at the time at least 25% of the issued and outstanding shares of Common Stock, including on an as converted basis.

Share Transfer Rights. Pursuant to the Purchase Agreement, Mr. Lazar has the right to assign and transfer the Series D Preferred Stock, the Series E Preferred Stock and the Conversion Shares and/or his right to acquire such securities (collectively, the “Securities Purchase Rights”), or the option to sell the Securities Purchase Rights, subject to Mr. Lazar and the transferee satisfying certain requirements pursuant to the Purchase Agreement. In connection with any such assignment or transfer of the Securities Purchase Rights, (i) such assignee or transferee must agree to be bound with respect to the transferred Securities Purchase Rights and/or transferred securities, by the representations and warranties and other applicable provisions of the Purchase Agreement and other transaction documents applicable to Mr. Lazar acquiring such securities, (ii) the exemption relied upon by us in connection with the issuance of the securities in the Investment Transaction shall continue to be in full force and effect and the transfer will be in compliance with all applicable laws, and (iii) upon request, Mr. Lazar shall certify to us regarding compliance with these obligations. Mr. Lazar’s indemnification obligations and covenants set forth in Article 4 of the Purchase Agreement shall be performed by Mr. Lazar and not be assignable in connection with the Securities Purchase Rights.

Proposal Five: Approval of Issuance of Common Stock Upon Conversion of Series D Preferred Stock and Series E Preferred Stock

At the Annual Meeting, we are asking stockholders to approve this Proposal Five, and thereby provide the Conversion Approval, in accordance with Sections 713(a) and 713(b) of the Company Guide for both:

●	Series D Conversion Shares. The issuance of 77.0 million shares of Common Stock (the “Series D Conversion Shares”) upon conversion of 481,250 shares of Series D Preferred Stock already issued at the First Closing of the Investment Transaction, subject to the potential increase in the number of Series D Conversion Shares due to applicable anti-dilution adjustments; and

●	Series E Conversion Shares. The issuance of 43.0 million shares of Common Stock (the “Series E Conversion Shares” and together with the Series D Conversion Shares, the “Conversion Shares”) for an additional $2.15 million upon conversion of 268,750 shares of Series E Preferred Stock are contemplated to be issued at the Final Closing of the Investment Transaction, subject to the potential increase in the number of Series E Conversion Shares due to applicable anti-dilution adjustments.

The Series D Preferred Stock that were issued at the First Closing, upon conversion will represent approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis, and the Series E Preferred Stock to be issued, upon conversion, will represent approximately 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Final Closing, or collectively approximately 95% in the aggregate (based on the number of shares of Common Stock anticipated to be outstanding as of the Final Closing). Accordingly, as a result of the significant number of shares of Common Stock and controlling ownership of NovaBay that Mr. Lazar will have upon conversion of the Series D Preferred Stock into the Series D Conversion Shares and the Series E Preferred Stock into the Series E Conversion Shares, our stockholders at this Annual Meeting are being asked to authorize and approve the full conversion of all of the shares of Series D Preferred Stock and all of the shares of Series E Preferred Stock to be issued in the Final Closing into the Conversion Shares.

Since our Common Stock is currently listed on the NYSE American, we are required to comply with the continued listing rules of the Company Guide. Section 713(a) of the Company Guide requires stockholder approval in connection with any transaction, other than a public offering, involving the sale, issuance, or potential issuance, of Common Stock or securities convertible into Common Stock, equal to 20.0% or more of presently outstanding stock for less than the greater of book or market value. Section 713(b) of the Company Guide requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer.

Pursuant to the Company Guide, derivative securities representing in excess of 20% of shares of Common Stock currently outstanding on an as-converted basis or that will result in a change of control upon conversion, such as the Series D Preferred Stock issued in the Investment Transaction, may be issued prior to obtaining stockholder approval; however, such derivative securities, such as the Series D Conversion Shares, may not be converted into or exercised for shares of Common Stock above the Share Issuance Limitation until such time, if ever, that stockholder approval for such conversion or exercise, is obtained. Accordingly, until this Proposal Five is approved by stockholders, Mr. Lazar, as the current holder of the Series D Preferred Stock, may convert his shares only up to an aggregate of 19.99% of the outstanding shares of Common Stock as of the signing of the Purchase Agreement or such lower percentage of outstanding shares of Common Stock as may be required by the NYSE American or due to the issuance of Common Stock in the Additional Private Placement (the “Share Issuance Limitation”). Therefore, if stockholder approval is not obtained for the issuance of the Conversion Shares, the Series D Preferred Stock may not be converted into the Series D Conversion Shares in excess of the Share Issuance Limitation and even if we were to issue the Series E Preferred Stock in the Final Closing, the Series E Preferred Stock would not be convertible for the Series E Conversion Shares.

Overview of Investment Transaction

Strategic Direction of NovaBay

NovaBay has continued to explore and evaluate strategic options available to the Company during 2024 and 2025 to maximize its value following the Avenova Asset Divestiture that closed on January 17, 2025, the PhaseOne Divestiture that closed on January 8, 2025, and the DERMAdoctor Divestiture that closed on March 12, 2024. Among these strategic options, we pursued potential strategic transactions, such as this Investment Transaction, as well as the Dissolution that stockholders approved at the 2025 Special Meeting held on April 16, 2025. Specifically, the stockholder approval of the Dissolution gave the Board authorization from stockholders to subsequently determine, in its discretion, whether or not to proceed with the Dissolution. Following the Company’s review of its strategic options, the Company determined that pursuing the Investment Transaction that provides for a Special Dividend and a Post-Investment Transaction, instead of pursuing the Dissolution at this time, is a better opportunity to maximize the value of the Company for stockholders following the divestiture transactions and is in the best interest of the Company and its stockholders.

Investment Transaction

On August 19, 2025, we entered into the Purchase Agreement with Mr. Lazar that provides for the Company to issue and sell to Mr. Lazar in a private placement (i) an aggregate of 481,250 shares of Series D Preferred Stock convertible into the Series D Conversion Shares for $3.85 million and (ii) an aggregate of 268,750 shares of Series E Preferred Stock convertible into the Series E Conversion Shares for an additional $2.15 million.

Simultaneously with entering into the Purchase Agreement on August 19, 2025, we completed the First Closing where Mr. Lazar purchased the Series D Preferred Stock from the Company at a price of $8.00 per share for aggregate gross proceeds to the Company of $3.85 million. The Purchase Agreement also contemplates that Mr. Lazar will separately purchase and acquire the Series E Preferred Stock as soon as practicable at the Final Closing after the Company receives the Conversion Approval at a price of $8.00 per share for aggregate gross proceeds to us of $2.15 million, subject to the satisfaction of certain closing conditions that include: (i) the receipt of the Conversion Approval, and (ii) the continued listing of our Common Stock on the NYSE American. Pursuant to the Purchase Agreement, the net proceeds from the Investment Transaction have been and will be used for the Company’s operations, including for general corporate and working capital purposes, for payment of the Special Dividend, for expenses related to the Investment Transaction and the Post-Investment Transaction and to satisfy other agreed upon Company obligations.

As part of the Investment Transaction, Mr. Lazar was appointed as the Chief Executive Officer of NovaBay and was appointed to serve as a director of the Company. Mr. Lazar also received certain one-time contractual rights involving the Board, including: (i) nominating one (1) director at this Annual Meeting (which right was exercised with Mr. Lazar’s nomination at this Annual Meeting) and (ii) subject to receipt of the Conversion Approval and the Final Closing occurring, Mr. Lazar being appointed as Chair of the Board and his right to nominate up to three (3) Additional Purchaser Nominee(s) to the Board.

See “Description of the Investment Transaction and Preferred Stock” for a more fulsome description of the Investment Transaction and the rights Mr. Lazar received with respect to the Board and management of the Company.

Special Dividend to Stockholders (excluding Mr. Lazar)

As a result of receiving the proceeds from the Investment Transaction, the Purchase Agreement contemplated the Company declaring a one-time special dividend to NovaBay stockholders under the direction and control of our Special Transaction Committee. On August 26, 2025, the Company announced that it declared this one-time Special Dividend to stockholders of record on September 15, 2025 in the amount of $0.80 per share of Common Stock and payable on September 29, 2025. Neither the Series D Preferred Stock nor the Series E Preferred Stock will participate in the Special Dividend.

Post-Investment Transaction

After the Final Closing and subject to approval by the Board, the Company intends to use the net proceeds from the Investment Transaction to pursue and consummate a Post-Investment Transaction (i.e., a potential strategic transaction that would involve an investment and/or acquisition of a Target Company). If and when a Post-Investment Transaction is entered into and consummated after receiving required approvals, we expect that by combining with a new operating and revenue generating Target Company that such combination will result in a future growth opportunity for our Company and our stockholders. In connection with a Post-Investment Transaction being consummated, our stockholders may experience dilution to the extent that we issue shares of our Common Stock or other securities as consideration to acquire the Target Company, which would be in addition to the dilution that will result if stockholders approve this Proposal Five.

Reasons for this Proposal Five

Significant Ownership and Control Upon Conversion of the Series D Preferred Stock and Series E Preferred Stock

As summarized in this Proposal Five and further detailed in the section of this Proxy Statement titled “Description of the Investment Transaction and Preferred Stock”, as a result of to the conversion of all of the shares of Series D Preferred Stock into shares of Common Stock representing approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Record Date, and the full conversion of all shares of Series E Preferred Stock to be issued at the Final Closing into shares of Common Stock representing approximately an additional 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Final Closing, or collectively approximately 95% in the aggregate, we are seeking approval of stockholders under both Section 713(a) and Section 713(b) of the Company Guide. Stockholder approval of this Proposal Five will constitute stockholder approval for purposes of both Section 713(a) and 713(b) of the Company Guide.

Approval of this Proposal Five will remove the conversion limitations upon the Series D Preferred Stock and there will not be any conversion limitations upon the Series E Preferred Stock to be issued, which upon conversion will result in Mr. Lazar having significant ownership of our Common Stock. Further, pursuant to the Purchase Agreement, Mr. Lazar has the right to assign and transfer his Securities Purchase Rights (i.e., the Series D Preferred Stock, the Series E Preferred Stock and the Conversion Shares and/or his right to acquire such securities), or the option to sell the Securities Purchase Rights, subject to certain requirements. Accordingly, if Mr. Lazar exercises this right partially or in full, it is possible that Mr. Lazar would not continue to be the controlling stockholder of our Company.

The Board approved the Investment Transaction and the Purchase Agreement and believes that satisfying our contractual obligations in the Investment Transaction by submitting this Proposal Five to stockholders for their approval at this Annual Meeting is in the best interests of our Company and our stockholders.

Satisfaction of a Condition to the Final Closing

Pursuant to the Purchase Agreement, the issuance of the Series E Preferred Stock to Mr. Lazar and our receipt of gross proceeds of $2.15 million is conditioned upon us receiving the Conversion Approval, as is being proposed by this Proposal Five, that will allow for the Series E Preferred Stock to be converted into Common Stock, as well as the satisfaction of certain other closing conditions that include no permanent suspension or other trading suspension for more than three consecutive trading days of our Common Stock by the SEC, the NYSE American or as reported by Bloomberg L.P. These additional proceeds will be important to us to fund our continuing operations and expenses, our pursuit of a potential Post-Investment Transaction, and our other obligations, including the retirement of the outstanding shares of Series F Preferred Stock that is contemplated to occur following the Conversion Approval or any time after December 31, 2025. If we do not receive stockholder approval of this Proposal Five, then Mr. Lazar will not be obligated to make the additional investment in the Series E Preferred Stock, even if we satisfy all of the other closing conditions, until the Conversion Approval is received.

Effect and Consequences of the Investment Transaction

Dilutive Effect and Control After Issuance of Conversion Shares. If this Proposal Five is approved by stockholders, all of the shares of Series D Preferred Stock will be convertible by Mr. Lazar or converted automatically within the third business day after this Proposal Five is approved into 77.0 million shares of Common Stock and the Series E Preferred Stock to be issued in the Final Closing will be immediately convertible following issuance by Mr. Lazar or converted automatically within 30 business days after this Proposal Five is approved into 43.0 million shares of Common Stock. As a result of the full conversion of the Series D Preferred Stock and the Series E Preferred Stock, it will result in the aggregate issuance of up to 120.0 million shares of Common Stock, which collectively will represent 95% of shares of Common Stock anticipated to be outstanding as of the Final Closing. Upon the conversions of the Series D Preferred Stock and the Series E Preferred Stock, the existing stockholders of the Company will suffer significant dilution in their ownership interests and their voting rights, with Mr. Lazar receiving effective voting control over matters presented to stockholders in the future relating to our Company.

Rights as a Holder of Common Stock. If stockholder approval of this Proposal Five is received at this Annual Meeting, then the shares of Common Stock issuable upon the conversion of the Series D Preferred Stock and the Series E Preferred Stock, when issued, shall have the same privileges and rights as all other shares of our Common Stock that are currently issued and outstanding, including the right to vote on all matters presented to the holders of our Common Stock. However, as discussed above, Mr. Lazar’s ownership of our Common Stock will result in him having the ability to control the outcome of votes presented to stockholders.

Obligations Upon Failure of Stockholder Approval. Pursuant to the Purchase Agreement, to the extent that this Proposal Five and approval of Proposals One, Six, Seven, Eight, Nine and Ten are not obtained at this Annual Meeting, then we will be required to use our reasonable best efforts to call a Second Meeting within seventy (70) days of the date of the Annual Meeting. If the Conversion Approval is not received at the Second Meeting, the Company agreed to enter into the Additional Private Placement with Mr. Lazar and issue him shares of Common Stock equal to up to 19.99% of the Common Stock outstanding as of the date of the Purchase Agreement (as may be adjusted down) at a price per share equal to the closing stock price of the Common Stock on the date of the Second Meeting plus $0.02. The Company calling a Second Meeting and/or completing the Additional Private Placement would create additional expenses for the Company and divert management’s attention from its strategy, including completing a Post-Investment Transaction.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Proposal Five.

Additional Information

This Proposal Five and the Section of this Proxy Statement titled “Description of the Investment Transaction and Preferred Stock” provides a description of the Investment Transaction and the material terms of the Purchase Agreement, the Series D Preferred Stock as set forth in the Series D Certificate of Designation, the Series E Preferred Stock as set forth in the Series E Certificate of Designation, as well as the related transaction documents. Additionally, disclosure of the Investment Transaction, as well as forms of the Purchase Agreement, the Series D Certificate of Designation, the Series E Certificate of Designation and the other transaction documents referred to in this Proposal Five and in other Proposals in this Proxy Statement can be found as exhibits to the Investment Transaction Form 8-K. See “Where You Can Find More Information” in this Proxy Statement below.

If approved by the stockholders, Mr. Lazar or any transferee (if Mr. Lazar were to transfer his shares as described in this Proxy Statement) will be entitled to convert all of the shares of Series D Preferred Stock and Series E Preferred Stock after being issued in the Final Closing into Common Stock. By approving this Proposal Five you are not being asked to vote on the Investment Transaction (with the First Closing already been completed), the issuance of the Series D Preferred Stock (which has already been issued) or the issuance of the Series E Preferred Stock at the Final Closing (which has yet to occur and is subject to satisfaction of closing conditions). Instead, pursuant to this Proposal Five, we are seeking your approval of the issuance of shares of Common Stock to be issued upon conversion of the shares of Series D Preferred Stock and, if issued at the Final Closing, the shares of Series E Preferred Stock.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this Proposal Five. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Five. Broker non-votes, if any, with respect to this Proposal Five, will have no effect.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the issuance of Common Stock upon conversion of the Series D Preferred Stock outstanding and Series E Preferred Stock contemplated to be issued to comply with Section 713(a) and (b) of the Company Guide.

Proposal Six: Approval to Increase Shares Available for Issuance under the 2017 Omnibus Plan

At this Annual Meeting, we are asking our stockholders to approve an amendment (the “Omnibus Plan Amendment”) to our 2017 Omnibus Plan to (i) increase the shares authorized under the 2017 Omnibus Plan by 1,000,000 shares of Common Stock resulting in a maximum number of shares currently available for issuance of 1,021,332 shares of Common Stock, subject to an annual increase in the Board’s discretion pursuant to the Evergreen Provision (as defined and described below) and (ii) make corresponding changes to the share grant limitations in the 2017 Omnibus Plan for Incentive Stock Options, Restricted Stock and Restricted Stock Units (as each term is defined under the 2017 Omnibus Plan). On September 5, 2025, upon recommendation of the Compensation Committee, the Board approved the adoption of the Omnibus Plan Amendment, subject to approval by NovaBay’s stockholders at the Annual Meeting. The Omnibus Plan Amendment will not make any other changes to the 2017 Omnibus Plan.

Our stockholders originally approved the 2017 Omnibus Plan at the 2017 Annual Meeting of Stockholders, and, at that time, the 2017 Omnibus Plan initially authorized the issuance of an aggregate of 1,892 shares of Common Stock under the 2017 Omnibus Plan, and the Board further authorized an additional 19,440 aggregate shares of Common Stock under the 2017 Omnibus Plan pursuant to its Evergreen Provision (as defined and discussed below). We currently have approximately 14,332 shares of Common Stock available for issuance under the 2017 Omnibus Plan, which number reflects the adjustments made as a result of the 1-for-35 reverse stock split of our Common Stock on November 15, 2022 and the 1-for-35 reverse stock split of the our Common Stock on May 30, 2024, as well as the additional shares added over the years with the automatic adjustments in accordance with the Evergreen Provision (as defined and described below) of the 2017 Omnibus Plan. With the proposed 1,000,000 share increase under the Omnibus Plan Amendment, 1,021,332 will be available for issuance under the 2017 Omnibus Plan, which will represent approximately 17.0% of our 6,005,749 shares outstanding as of the Record Date of September 22, 2025.

In connection with the increase in authorized shares under the 2017 Omnibus Plan that will occur if stockholders approve this Proposal Six, the Omnibus Plan Amendment will also adjust the amounts of the share grant limitations for Incentive Stock Options, Restricted Stock and Restricted Stock Units (as each are defined in the 2017 Omnibus Plan) to provide for these limitations to not exceed the number of authorized shares under the 2017 Omnibus Incentive Plan. Accordingly, if stockholders approve this Proposal Six that will increase the authorized shares under the 2017 Omnibus Plan to 1,021,332 shares, then stockholders will also be approving an amendment to the share grant limitation amounts under the 2017 Omnibus Plan (as provided below) whereby the number of shares that will be available for grant for (i) Incentive Stock Options shall not exceed 1,021,332 shares, plus the automatic annual increase contemplated by Evergreen Provision (as defined below), subject to adjustment as provided in the 2017 Omnibus Plan and (ii) Restricted Stock and Restricted Stock Units shall not exceed 1,021,332 shares, plus the automatic annual increase contemplated by Evergreen Provision and subject to adjustment as provided in the 2017 Omnibus Plan.

Pursuant to the Purchase Agreement, we agreed to seek stockholder approval as provided in this Proposal Six at the Annual Meeting to increase the authorized shares of Common Stock available for issuance under the 2017 Omnibus Plan to up to 1,000,000 shares. If the Omnibus Plan Amendment is approved, we intend to utilize the increased amount of shares authorized under the Omnibus Plan Amendment to attract officers, directors, employees and others who perform services for us and incentivize key individuals through annual equity grants in the future, including as we execute upon our business strategy, including pursuing a Post-Investment Transaction as discussed in this Proxy Statement.

Amendment Language

The amendment to the 2017 Omnibus Plan that is being presented to stockholders for approval at this Annual Meeting that provides for the increase in authorized shares and amends the share grant limitations for Incentive Stock Options, Restricted Stock and Restricted Stock Units reads as follows:

Section 4(a) of the 2017 Omnibus Plan states as follows:

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 1,021,332, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning January 1, 2018 through January 1, 2027 equal to (i) four percent (4%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock than provided for in Section 4(a)(i) as determined by the Board. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,021,332, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 1,021,332, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan.

Summary of the 2017 Omnibus Plan

The material features and provisions of the 2017 Omnibus Plan are summarized below. The full text of the 2017 Omnibus Plan is attached as Annex A and the proposed Omnibus Plan Amendment is attached as Annex B to this Proxy Statement. The summary of the 2017 Omnibus Plan set forth below also assumes the approval of the Omnibus Plan Amendment. The following description is not complete and is qualified in its entirety by reference to Annex A and Annex B.

Administration. The Compensation Committee is the committee of the Board that will administer the 2017 Omnibus Plan, and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2017 Omnibus Plan (provided, however, that awards to Committee members are required to be authorized by a disinterested majority of the Board). Subject to the provisions of the 2017 Omnibus Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2017 Omnibus Plan, and establish rules and regulations for the administration of the 2017 Omnibus Plan. In addition, the Board may exercise the powers of the Compensation Committee at any time, but only to the extent it would not cause a loss of any benefits under § 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligible Participants. Any employee, officer, consultant, independent contractor or director providing services to us or any of our affiliates (including our current and future subsidiaries), who is selected by the Compensation Committee, is eligible to receive an award under the 2017 Omnibus Plan. Accordingly, each of our executive officers, directors and nominees for election as a director is eligible to receive awards under the 2017 Omnibus Plan. However, any such grants will be made by the Compensation Committee at its discretion.

Shares Available For Awards. Prior to the contemplated Omnibus Plan Amendment, an aggregate of 14,332 shares of our Common Stock are currently reserved for issuance over the term of the 2017 Omnibus Plan. Every year (beginning on each January 1st from January 1, 2018 through January 1, 2027), the number of shares reserved for issuance under the 2017 Omnibus Plan is able to increase by an amount equal to the lesser of: (a) four percent (4%) of the total number of shares of our Common Stock outstanding on the last day of the preceding year, or (b) such lesser number as determined by our Board (the “Evergreen Provision”). To date, since the 2017 Omnibus Plan was established, the total number of shares available for issuance has increased from 1,892 to 21,332 with the 19,440 increase in shares occurring pursuant to the Evergreen Provision. Awards of incentive stock options (“ISOs”) under the 2017 Omnibus Plan may be made for shares of our Common Stock with an aggregate fair market value of up to $100,000 on the grant date and exercisable for the first time by any Participant during any calendar year.

The shares of Common Stock issuable under the 2017 Omnibus Plan may be drawn from shares of authorized but unissued Common Stock or from shares of Common Stock that we re-acquire and hold in treasury. The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2017 Omnibus Plan.

If any shares of our Common Stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2017 Omnibus Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award other than an ISO will be available again for award grants.

Types of Awards and Terms and Conditions. The 2017 Omnibus Plan permits the granting of:

●	stock options (including both ISOs and non-qualified stock options (“NQSOs”));

●	stock appreciate rights (“SARs”);

●	restricted stock and restricted stock units (“RSUs”);

●	performance awards of cash, stock or property;

●	dividend equivalents;

●	other stock grants; and

●	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2017 Omnibus Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock, promissory notes, other securities, other awards or property, or any combination of these, in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR will be determined by the Compensation Committee and may not be less than the fair market value on the date of grant of such option or SAR, or less than 110% of fair market value for incentive stock options granted to holders of more than ten percent (10%) of our Common Stock. Determinations of fair market value under the 2017 Omnibus Plan will be made in accordance with methods and procedures established by the Compensation Committee. The term of awards will not be longer than ten (10) years, or in the case of incentive stock options, longer than five (5) years with respect to holders of more than ten percent (10%) of our Common Stock.

Stock Options and SARs.

Limitations. No holder may be granted, during any one (1) calendar year period, options and SARs with respect to more than 1,000,000 shares in the aggregate, subject to the number of shares being adjusted as provided for in the 2017 Omnibus Plan).

Stock Options. The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The shares subject to each option will generally vest in one (1) or more installments over a specified period of service measured from the grant date. We receive no payment for the grant of an option. Upon cessation of service, we have the right to repurchase any or all unvested shares at a price per share determined by the Compensation Committee.

SARs. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR, as determined by the Compensation Committee, paid solely in shares of Common Stock. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee. This type of SAR is sometimes described as a “stock-settled stock appreciation right.”

Restricted Stock. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the Compensation Committee may determine. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock shall be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

RSUs. The holder of RSUs will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our Common Stock at some future date determined by the Compensation Committee. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the RSUs will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Performance Awards. Prior to the effective date of the Tax Cuts and Jobs Act of 2017, performance awards granted under the 2017 Omnibus Plan are intended to qualify as “performance-based compensation” within the meaning of § 162(m) of the Code. Performance awards give participants the right to receive payments in stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant No later than 90 days after the beginning of each performance period. Performance goals must be based solely on one or more of the following business criteria: (i) revenue; (ii) cash flow; (iii) gross profit; (iv) earnings before interest and taxes; (v) earnings before interest, taxes, depreciation and amortization; (vi) net earnings; (vii) earnings per Share; (viii) margins (including one (1) or more of gross, operating and net income margins); (ix) returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return); (x) Share price; (xi) economic value added; (xii) working capital; (xiii) market share; (xiv) cost reductions; (xv) workforce satisfaction and diversity goals; (xvi) employee retention; (xvii) customer satisfaction; (xviii) completion of key projects; and (xix) strategic plan development and implementation.

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments in cash, shares of our Common Stock, other securities or other property equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee.

Other Stock Awards. The Compensation Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and the 2017 Omnibus Plan limitations.

Other Stock-Based Awards. The Compensation Committee may grant awards denominated or payable in shares of our Common Stock, including securities convertible into such shares, consistent with the purpose of the 2017 Omnibus Plan.

Duration, Termination and Amendment. Unless earlier discontinued or terminated by the Board, the 2017 Omnibus Plan will expire on June 2, 2027. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2017 Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and, pursuant to the delegation of its authority, the Compensation Committee, may amend, alter or discontinue the 2017 Omnibus Plan at any time, although stockholder approval must be obtained for any action that would, absent such approval, (i) violate the rules and regulations of the NYSE American or any other securities exchange applicable to us, (ii) cause Rule 16b-3 of the Exchange Act to become unavailable with respect to the 2017 Omnibus Plan, or (iii) cause us to be unable under the Code to grant incentive stock options under the 2017 Omnibus Plan.

Transferability of Awards. With the exception of NQSOs, unless otherwise provided by the Compensation Committee, awards under the 2017 Omnibus Plan may only be transferred by will or by the laws of descent and distribution.

Acceleration. The Compensation Committee may accelerate the exercisability of any option award. The ability to accelerate vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Delivery of Shares for Tax Obligation. Under the 2017 Omnibus Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

Governing Law. The validity, construction and effect of the 2017 Omnibus Plan or any award, and any rules and regulations relating to the 2017 Omnibus Plan or any award, will be determined in accordance with the laws of the State of Delaware.

Certain Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2017 Omnibus Plan and does not purport to be complete. This summary is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of shares acquired pursuant to an award. Our ability to realize the benefit of any income tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of § 162(m) of the Code and the satisfaction of our tax reporting obligations.

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient, and we will not be entitled to an income tax deduction upon such grants.

Exercise of Options and SARs. Upon exercising an NQSO, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. Upon exercising an incentive stock option, the optionee generally will not recognize taxable income (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the recipient of the SAR will recognize ordinary income in an amount equal to the fair market value on the exercise date of any shares of our Common Stock received, and we will generally be entitled at that time to an income tax deduction for the same amount.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an NQSO or SAR or by exercising an incentive stock option.

Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an NQSO or SAR. The optionee’s or recipient’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise, and the optionee’s or recipient’s capital gain holding period for those shares will begin on that date.

If an optionee holds a share acquired upon exercise of an incentive stock option for more than two (2) years following the date the option was granted and more than one (1) year following the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss. If, however, an optionee disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date the option was exercised, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date the option was exercised, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. The Company will not be entitled to an income tax deduction on the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to an income tax deduction in an amount equal to the ordinary income includible in income by the optionee.

Awards Other than Options and SARs. As to other awards granted under the 2017 Omnibus Plan that are payable in either cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. The holder’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from such an award will be the amount (if any) paid for such shares plus any ordinary income recognized when the shares are received.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. The holder’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from such an award will be the amount (if any) paid for such shares plus any ordinary income recognized when the shares become transferable or not subject to substantial risk of forfeiture.

To conform to the requirements of § 409A of the Code, the shares subject to an RSU award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the award otherwise complies with or qualifies for an exception to the requirements of § 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

Deductibility of Executive Compensation Under Code § 162(m). Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to (i) each of the company’s principal executive officer and principal financial officer, (ii) each of the company’s three (3) most highly compensated officers (excluding the principal executive officer and principal financial officer) whose compensation for the taxable year is required to be reported to stockholders under the SEC’s executive compensation disclosure rules, and (iii) each employee or former employee who was a “covered employee” for purposes of Section 162(m) of the Code for any taxable year of the company beginning after December 31, 2016.

Award Issuances under the 2017 Omnibus Plan

In 2024, we made grants of 5,148 shares of restricted stock to our non-employee directors, and have not made any grants under the 2017 Omnibus Plan in 2025 through the date of this Proxy Statement. As we execute on our business strategy, including pursuing a Post-Investment Transaction, and seek to grow and expand our business, we expect to make future grants under the 2017 Omnibus Plan as determined by the Board and the Compensation Committee to support these efforts.

We cannot currently determine the benefits or number of shares subject to awards that may be granted to participants under the 2017 Omnibus Plan, as amended by the Omnibus Plan Amendment, during the remainder of the 2025 fiscal year or in future periods due to the discretionary nature of the 2017 Omnibus Plan, as amended by the Omnibus Plan Amendment.

See “Equity Compensation Plan Information” in this Proxy Statement for NovaBay’s equity compensation plan information as of December 31, 2024.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Proposal Six, as one of the Proposals required as part of the Investment Transaction.

Additional Information

Registration. We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of Common Stock under the Omnibus Plan Amendment with the SEC pursuant to the Securities Act, as soon as practicable after approval of the Omnibus Plan Amendment by our stockholders pursuant to this Proposal Six.

Effect of the Reverse Stock Split. If stockholders also approve Proposal Eight that provides for the Reverse Stock Split and it is effected by the Board, the outstanding shares of our Common Stock will adjust downward pursuant to the ratio determined by the Board. Pursuant to the 2017 Omnibus Plan, the Compensation Committee may, and consistent with historic practice would likely, adjust the number of shares and share limits described above if the Reverse Stock Split is effected.

The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2017 Omnibus Plan.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this Proposal Six. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Six. Broker non-votes, if any, with respect to this Proposal Six, will have no effect.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the Omnibus Plan Amendment to increase the shares authorized under the 2017 Omnibus Plan by 1,000,000 shares of Common Stock and to amend the share grant limitations under the 2017 Omnibus Plan.

Proposal Seven: Approval of the Payment of the Equity Consideration to Resigning Non-Employee Directors

At the Annual Meeting, we are submitting this Proposal Seven for our stockholders to approve the issuance and payment of the Equity Consideration, which is comprised of newly-issued shares of restricted Common Stock with an aggregate value of $40,000, at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the following Resigning Non-Employee Directors: Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu and Mr. Sean Zheng, as consideration for each of the Resigning Non-Employee Directors agreeing to enter into a Release Agreement. The execution and delivery of the Release Agreements by the Resigning Non-Employee Directors was required under the terms of the Purchase Agreement for consummation by Mr. Lazar of his initial investment at the First Closing. By entering into the Release Agreements with the Resigning Non-Employee Directors, it will provide us with reduced risk and certainty with respect to the timely and coordinated resignations of the Resigning Non-Employee Directors from the Board upon the Resignation Event occurring (including approval of this Proposal Seven), which will pave the way for us to execute upon the business strategy of pursuing a Post-Investment Transaction (as discussed in this Proxy Statement). As summarized below and in “Description of the Investment Transaction and Preferred Stock—Release Agreements”, each Release Agreement that we entered into with each of the Resigning Non-Employee Directors has identical terms and provides for the issuance and payment by us of the Equity Consideration having a value of $40,000 (or $200,000 in the aggregate to all Resigning Non-Employee Directors). In addition to the information contained in this Proposal Seven and the Proxy Statement, we also encourage you to carefully read the Release Agreement entered into by each Resigning Non-Employee Director that has been filed with the SEC and is attached as Exhibit 10.9 to the Investment Transaction Form 8-K.

The Special Transaction Committee unanimously approved the Release Agreements to be entered into with each of the Resigning Non-Employee Directors and the Special Transaction Committee and the Board approved the issuance and payment of the Equity Consideration to the Resigning Non-Employee Directors. The Equity Consideration contemplated to be issued to each Resigning Non-Employee Director will be shares of restricted Common Stock that will be newly issued from our authorized and unissued shares of Common Stock and will not be issued from our 2017 Omnibus Plan or any other NovaBay equity compensation plan that has been approved by our stockholders. Accordingly, before we are able to issue and pay the Equity Consideration to the Resigning Non-Employee Directors pursuant to the Release Agreements, we are required under Section 711 of the Company Guide to first obtain stockholder approval, which approval we are seeking by submitting this Proposal Seven at the Annual Meeting.

The Equity Compensation will be calculated and determined based on the future closing market price of our Common Stock on the trading day immediately prior to the Resignation Event (as described below). As a result, the actual number of shares of restricted Common Stock to be issued, if stockholders approve this Proposal Seven, is not currently known and will not be known at the time stockholders vote at the Annual Meeting on this Proposal Seven.

Overview of the Release Agreement and Equity Consideration

General Terms

Pursuant to the Release Agreement that we entered into with each Resigning Non-Employee Director, each of the Resigning Non-Employee Directors agreed to resign from the Board upon the Resignation Event occurring, which is on the date and at the time that each of the following have occurred: (i) the Conversion Approval; (ii) the Final Closing; (iii) the Additional Purchaser Nominee(s) are qualified and appointed to serve on the Board; (iv) the Special Dividend has been declared and paid; and (v) approval of this Proposal Seven. Dr. Jeff Zheng did not enter into a Release Agreement, as he is expected to continue to serve on the Board after the Resignation Event. In addition, the terms of the Release Agreements provide for (a) each of the Resigning Non-Employee Directors to generally release the Company from any claims, actions, or losses that such person may have against the Company and (b) us to similarly release each of the Resigning Non-Employee Directors from any claims, action or losses that we may have against such person, provided that we shall remain obligated pursuant to the indemnification agreements with each person and to maintain D&O insurance coverage or a D&O tail policy.

As consideration for the Resigning Non-Employee Directors agreeing to the terms and obligations and executing the Release Agreements, each Resigning Non-Employee Director shall be entitled to receive the following consideration:

●	Equity Consideration. The Equity Consideration, which is a settlement payment of newly-issued shares of restricted Common Stock that has an aggregate value of $40,000 to be issued on the date of the Resignation Event, subject to our stockholders approving the payment of the Equity Consideration as proposed by this Proposal Seven. The number of shares to be issued to each Resigning Non-Employee Director will be determined based on the closing market price of our Common Stock on the trading day that immediately precedes the date of the Resignation Event, which may be below the market price (as reported by the NYSE American) on the date of issuance; and

●	Unpaid Board Fees. The payment of any accrued and unpaid director’s fees that we owe to each Resigning Non-Employee Director.

Unregistered Issuance and Registration Rights

The offer and issuance of the Equity Consideration will not be registered at the time of issuance by the Company under the Securities Act, and the Equity Consideration may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act, and in reliance on similar exemptions under applicable state laws. The Equity Consideration that will be issued will contain restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom.

Pursuant to the Release Agreement, we agreed to provide each Resigning Non-Employee Director with a contractual piggyback registration right to include any the shares of restricted Common Stock received as Equity Consideration on each registration statement that we file with the SEC, subject to customary pro rata reductions of the shares to be registered either as required by an underwriter (equally applied to all classes of Company stock) or otherwise pursuant to comments received from the SEC staff. If the shares of restricted Common Stock become eligible for sale or transfer pursuant to Rule 144 of the Securities Act, then we agreed to cooperate with the Resigning Non-Employee Director to facilitate such sale and/or transfer.

Termination of the Release Agreement

To the extent that stockholders do not approve the issuance and payment of the Equity Consideration to the Resigning Non-Employee Director, including at this Annual Meeting or another meeting of stockholders, then the Release Agreements with the Resigning Non-Employee Directors will terminate and be of no further force and effect.

Certain United States Federal Income Tax Consequences

The following is a summary of the United States federal income and employment tax consequences that generally will arise with respect to the Equity Consideration issued and paid to the Resigning Non-Employee Directors. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to the Resigning Non-Employee Director. A Resigning Non-Employee Director that receives the shares of restricted Common Stock as contemplated by the Release Agreements will recognize ordinary income equal to the fair market value of the shares on the date the shares are issued by us to the Resigning Non-Employee Director. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after issuance and otherwise will be short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.

Tax Consequences to the Company. When the Equity Consideration is issued, the Company will be entitled to an income tax deduction equal to the fair market value of the shares on such date.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Proposal Seven, as one of the Proposals required as part of the Investment Transaction.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this Proposal Seven. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Seven. Broker non-votes, if any, with respect to this Proposal Seven, will have no effect.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the issuance and payment of the Equity Consideration, comprised of newly-issued shares of restricted Common Stock with an aggregate value of $40,000 at a price per share which may be below the market price (as reported by the NYSE American) on the date of issuance, to each of the Resigning Non-Employee Directors, as contemplated by the Release Agreements.

Proposal Eight: The Reverse Stock Split Proposal

Overview

The Board has unanimously approved the Reverse Stock Split by approving resolutions to (i) effect a reverse split of all of our outstanding (or held in treasury) shares of Common Stock by a ratio of not less than 1-for-2 and not more than 1-for-10 (each 2 to 10 shares of Common Stock, as the case may be, shall be combined to become 1 share of Common Stock) that will be effected by amending our Certificate of Incorporation and (ii) direct that a proposal be submitted to our stockholders at the Annual Meeting for the prior approval of the Reverse Stock Split. The primary purpose of this Reverse Stock Split is to increase the value per share of Common Stock in order to improve the marketability and liquidity of our Common Stock as well as to comply with our covenant to seek stockholder approval of the Reverse Stock Split pursuant to the Purchase Agreement and for the other reasons detailed below under “— Reasons for the Reverse Stock Split”.

If this Proposal Eight is approved by our stockholders, the Board will have sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the Company’s best interests and without further action by our stockholders, whether or not and when to effect the Reverse Stock Split, or to abandon it. The Company reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Reverse Stock Split Certificate of Amendment (as defined below), even if the authority to effect the Reverse Stock Split has been approved by our stockholders. By voting in favor of Proposal Eight, you are expressly also authorizing the Board to delay, not to proceed with, and/or abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that it is in the stockholders’ best interests to do so. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split.

If this Proposal Eight is approved by stockholders and if the Reverse Stock Split is made effective, the number of authorized shares of Company capital stock, currently consisting of 150,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of preferred stock (or 1,500,000,000 authorized shares of Common Stock and 10,000,000 shares of preferred stock if Proposals Nine and Ten are approved at the Annual Meeting and the Board effects the Common Stock Certificate of Amendment and the Preferred Stock Certificate of Amendment), will remain unchanged, which will result in the number of authorized shares of Common Stock that will be available for future issuance to increase significantly. If Proposal Eight is approved by our stockholders and the Reverse Stock Split is effective, then these additional authorized shares of Common Stock will be available for issuance for any proper corporate purpose as determined by the Board, without further approval by the stockholders, except as required by law.

Should the Board proceed with the Reverse Stock Split, the exact ratio will be set at a whole number within the above range as determined by the Board in its sole discretion without further action by our stockholders. If the Board elects to effect the Reverse Stock Split with a ratio of 1-for-2 (the low end of the range set forth above), each 2 shares of Common Stock will be combined to become 1 share of Common Stock. Following a 1-for-2 Reverse Stock Split, the Company would continue to have 150,000,000 authorized shares of Common Stock (or 1,500,000,000 authorized shares of Common Stock if Proposal Nine is approved at the Annual Meeting and the Board effects the Common Stock Certificate of Amendment), but would only have approximately 63,124,753 shares of Common Stock outstanding or reserved for issuance (as compared to 126,249,505 shares outstanding or reserved for issuance as of the Record Date), both amounts additionally accounting for the Series E Conversion Shares underlying Series E Preferred Stock. If the Board elects to effect a Reverse Stock Split with a ratio of 1-for-10 (the high end of the range set forth above), each 10 shares of Common Stock will be combined to become one share of Common Stock. Following a 1-for-10 Reverse Stock Split, the Company would similarly continue to have 150,000,000 authorized shares of Common Stock (or 1,500,000,000 authorized shares of Common Stock if Proposal Nine is approved at the Annual Meeting and the Board effects the Common Stock Certificate of Amendment), but would only have approximately 12,624,951 shares of Common Stock outstanding or reserved for issuance (as compared to 126,249,505 shares outstanding as of the Record Date), both amounts additionally accounting for the Series E

Conversion Shares underlying Series E Preferred Stock. As a result of effecting the Reverse Stock Split, the outstanding shares of our Common Stock will adjust downward pursuant to the ratio determined by the Board; however, there will not be any corresponding adjustment to the number of authorized shares of Common Stock, which effectively will result in a greater number of authorized shares of Common Stock that will be available for future issuance by us. The foregoing numbers of shares of Common Stock outstanding will be subject to adjustments that may result from the treatment of fractional shares as described below under the heading “— Fractional Shares”.

The Board believes that the availability of alternative Reverse Stock Split ratios will provide it with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining the specific Reverse Stock Split ratio, the Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of our Common Stock;

●	the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	compliance with the NYSE American continued listing rules under the Company Guide with respect to minimum share price requirements for our Common Stock;

●	the anticipated impact of the Reverse Stock Split on our ability to raise additional financing and/or consummate a Post-Investment Transaction; and

●	prevailing general market and economic conditions.

If the Board determines that effecting the Reverse Stock Split is in our stockholders’ best interest, the Reverse Stock Split will become effective as provided in the Reverse Stock Split Certificate of Amendment, which will set forth the number of shares to be combined into one share of Common Stock within the limits set forth in this proposal. The Reverse Stock Split, if effected, would affect holders of Common Stock and holders of Series B Preferred Stock, Series D Preferred Stock, and, to the extent issued, Series E Preferred Stock, which are convertible into shares of Common Stock, uniformly, as described below under the heading “—Principal Effects of the Reverse Stock Split”. Except for adjustments that may result from the treatment of fractional shares as described below under the heading “—Fractional Shares”, each stockholder will hold the same percentage of our outstanding Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The following description of the proposed Reverse Stock Split and the Reverse Stock Split Certificate of Amendment is a summary and is subject to the full text of the proposed the Reverse Stock Split Certificate of Amendment, which is attached to this Proxy Statement as Annex C (the “Reverse Stock Split Certificate of Amendment”). The text of the form of Reverse Stock Split Certificate of Amendment accompanying this Proxy Statement is, however, subject to revision to reflect the exact ratio for the Reverse Stock Split and any changes that may be required by the office of the Delaware Secretary of State or that the Board may determine to be necessary or advisable to comply with applicable law and to effect the Reverse Stock Split.

Effective Date

If our stockholders approve this Proposal Eight, we expect our Board to determine a reverse stock split ratio within the range approved by stockholders and then file the Reverse Stock Split Certificate of Amendment with the Delaware Secretary of State, substantially in the form as attached in Annex C hereto. The Reverse Stock Split Certificate of Amendment will become effective after filing with the Delaware Secretary of State and on the date and time set forth therein.

If this Proposal Eight is approved and the Board determines to proceed with the Reverse Stock Split, the exact timing of the filing of the Reverse Stock Split Certificate of Amendment will be determined by the Board. We refer to this time and date as the “Effective Date.” Except as explained below with respect to fractional shares, each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the exchange ratio within the approved range determined by the Board.

Reasons for the Reverse Stock Split

The Board currently believes that a Reverse Stock Split is desirable and in the best interest of the Company and its stockholders for the primary reasons listed and described below.

Improve the Marketability and Liquidity of the Common Stock and Appeal to a Broader Range of Investors and Generate Greater Investor Interest

We believe that the expected increased market price of our Common Stock resulting from the Reverse Stock Split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. A Reverse Stock Split could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited or discouraged by internal policies and practices from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our Common Stock. We believe that improved marketability and liquidity of our Common Stock may aid in our strategic goals, including the completion of a Post-Investment Transaction. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Additional Authorized Common Stock

If this Proposal Eight is approved by stockholders and the Board determines to effect the Reverse Stock Split, the number of authorized shares of Company capital stock, consisting of 150,000,000 authorized shares of Common Stock and 5,000,000 authorized shares of preferred stock, will remain unchanged (or 1,500,000,000 authorized shares of Common Stock and 10,000,000 shares of preferred stock if Proposals Nine and Ten are approved and the Board effects the Common Stock Certificate of Amendment and the Preferred Stock Certificate of Amendment). As a result of there being no change to the number of shares of our authorized capital stock in connection with the Reverse Stock Split, the number of authorized shares of Common Stock that will be available for future issuance will increase significantly. Therefore, the Reverse Stock Split will provide for additional shares of Common Stock that may be issued in any future offerings or potential strategic transactions that we may pursue. We plan to use the additional authorized shares resulting from the Reverse Stock Split to continue to pursue our strategic goals, including completing a Post-Investment Transaction, as well as raising additional capital in order to fund our operations and meet our ongoing obligations. While we do not have any current and/or definite plans, agreements or arrangements, whether written or oral, to issue any newly authorized shares in connection with a capital raising transaction, such a transaction could arise at any time following the date of this Proxy Statement, either prior to or after the Annual Meeting.

Maintain Compliance with NYSE American Continued Listing Requirements

Our Common Stock is listed on the NYSE American under the symbol “NBY.” In order to maintain listing on the NYSE American, among other requirements, our Common Stock must maintain an average minimum closing stock price of $0.20 over any 30-day consecutive trading period, with $0.20 being the current NYSE American internal precedent threshold of what the NYSE American considers to be a “low price per share” and constitute “low selling price issues” of the issuer pursuant to Section 1003(f)(v) of the Company Guide. As of September 22, 2025, our 30-trading day average closing stock price was $1.75 per share, which is above the $0.20 “low price per share” minimum threshold; however, the trading price of our Common Stock has historically been volatile and there is no guarantee on the future trading price. To the extent our stock price is below the minimum threshold, there is a potential that the NYSE American could initiate delisting procedures against the Company. The Board expects that the Reverse Stock Split will increase the market price of Common Stock, which may help the Company satisfy the continued listing requirements of the NYSE American to the extent needed.

Principal Effects of the Reverse Stock Split

Common Stock and Preferred Stock. If the Reverse Stock Split is approved by the stockholders at the Annual Meeting and the Board determines to proceed with the Reverse Stock Split, we expect the Board to establish the Reverse Stock Split ratio and proceed to effect the Reverse Stock Split, including the filing of the Reverse Stock Split

Certificate of Amendment with the Delaware Secretary of State. Except for adjustments that may result from the treatment of fractional shares as described below, each issued share of Common Stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of Common Stock based on the exchange ratio within the approved range determined by the Board. In addition, proportional adjustments (i.e., in proportion to the Reverse Stock Split ratio determined by the Board) will be made to any convertible or exchangeable securities entitling the holders thereof to purchase, exchange for, or convert into shares of Common Stock (including, but not limited to, warrants, convertible notes and convertible preferred stock). The Reverse Stock Split, if effected, would affect holders of Common Stock and holders of Series B Preferred Stock, Series D Preferred Stock, and, to the extent issued, Series E Preferred Stock, which are convertible into shares of Common Stock and have not converted at the time into Common Stock.

Voting Rights. Except for adjustments that may result from the treatment of fractional shares as described below, because the Reverse Stock Split would apply to all issued shares of our Common Stock, the proposed Reverse Stock Split would not alter the relative rights and preferences of existing stockholders nor affect any stockholder’s proportionate equity interest in the Company. For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Stock Split, and the number of stockholders of record will also remain unaffected by the Reverse Stock Split.

Stock-Based Plans. Proportional adjustments (i.e., in proportion to the Reverse Stock Split ratio) will be made to the maximum number of shares issuable under, outstanding awards under, and other terms of our 2007 Omnibus Plan and 2017 Omnibus Plan (collectively, the “Plans”), including adjustments (based upon the Reverse Stock Split ratio) by the Board or a committee thereof, as applicable, to the number of shares available for future grant under the Plans, the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Plans to equitably reflect the effects of the Reverse Stock Split, so as to avoid the effect of increasing the value of awards previously granted.

Listing. Our Common Stock currently trades on the NYSE American. The Reverse Stock Split will not directly affect the listing of our Common Stock on the NYSE American, although we believe that a Reverse Stock Split could potentially increase our stock price, thereby facilitating continued compliance with the NYSE American’s continued listing standards. Following the Reverse Stock Split, we expect that our Common Stock will continue to be listed on the NYSE American under the symbol “NBY”, although our Common Stock would have a new committee on uniform securities identification procedures (or “CUSIP”) number (which is a number used to identify our Common Stock). Any stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below “— Stock Certificates”.

Authorized but Unissued Shares; Potential Anti-Takeover Effects. Our Certificate of Incorporation currently authorizes 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (and may authorize 1,500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock if Proposals Nine and Ten are approved and the Board effects the Common Stock Certificate of Amendment and the Preferred Stock Certificate of Amendment), and the Reverse Stock Split would not change those numbers. Therefore, the number of issued and outstanding shares of Common Stock would decrease, and the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes, such as issuances of Common Stock in connection with capital-raising transactions and acquisitions of companies or other assets (including a Post-Investment Transaction), as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under Delaware General Corporation Law and the Company Guide rules. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. To the extent any holders of pre-Reverse Stock Split Shares are entitled to fractional shares as a result of the Reverse Stock Split, we will instead issue one whole share of Common Stock to all holders that would otherwise receive a fractional share of Common Stock.

No Dissenters’ Rights

Under Delaware law, our stockholders will not be entitled to dissenters’ rights or rights of appraisal in connection with the implementation of the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the Reverse Stock Split. It does not address any state, local or foreign income or other tax consequences, which, depending upon the jurisdiction and the status of the stockholder/taxpayer, may vary from the United States federal income tax consequences. It applies to you only if you held shares of pre-reverse stock split Common Stock as capital assets for United States federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns shares of Common Stock that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns shares of Common Stock as part of a straddle or conversion transaction for tax purposes or (h) a person whose functional currency for tax purposes is not the U.S. dollar. This summary does not address all tax considerations that may be relevant to a particular holder in light of the holder’s circumstances. This summary does not address all aspects of U.S. federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax. Further, this summary does not address the consequences under any U.S. federal tax laws other than the U.S. federal income tax laws, such as U.S. federal estate or gift tax laws. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing, temporary and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as of the date hereof. These laws, regulations and other guidance are subject to change or differing interpretations, possibly on a retroactive basis, which could result in United States federal income tax consequences that differ from those summarized below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of a reverse stock split.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to United States Holders of Common Stock. A United States holder, as used herein, is a stockholder who or that is, for United States federal income tax purposes: (a) a citizen or individual resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. This discussion applies only to United States holders.

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes and, therefore, a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Assuming that the Reverse Stock Split is so treated, a stockholder should not recognize gain or loss upon the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered. The stockholder’s holding period in the shares of the Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received pursuant to the Reverse Stock Split. Stockholders who acquired their shares of Common Stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, we will not issue fractional shares in connection with the Reverse Stock Split. To the extent any holders of pre-reverse stock split shares would be entitled to fractional shares as a result of the Reverse Stock Split, we will instead issue to each such holder an additional fraction of a share of Common Stock to round up to the next whole share of Common Stock. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of Common Stock are not clear.

Accounting Consequences

Following the Effective Date of any Reverse Stock Split, if any, the net income or loss and net book value per share of Common Stock will be increased because there will be fewer shares of Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Stock Certificates

As of the Effective Date, each certificate representing shares of Common Stock outstanding before the Reverse Stock Split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. All options, warrants and other securities exchangeable or exercisable for, or convertible into, Common Stock also automatically will be adjusted on the Effective Date.

Our transfer agent, Equinti Trust Company, LLC, will act as the exchange agent for purposes of exchanging stock certificates subsequent to the Reverse Stock Split. Shortly after the Effective Date, stockholders of record will receive written instructions requesting them to complete and return a letter of transmittal and surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Certificates representing shares of Common Stock issued in connection with the Reverse Stock Split will continue to bear the same restrictive legends, if any, that were borne by the surrendered certificates representing the shares of Common Stock outstanding prior to the Reverse Stock Split. No new certificates will be issued until such stockholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrendered, each certificate representing shares of Common Stock outstanding before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares, based on the ratio of the Reverse Stock Split.

Any stockholder whose stock certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-reverse stock split shares upon compliance with the requirements that we and our transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.

Upon the Reverse Stock Split, we intend to treat stockholders holding Common Stock in “street name,” through a broker, bank, or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Brokers, banks, and other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Common Stock in “street name.” However, such brokers, banks, and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares in “street name” with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your broker, bank, or nominee.

YOU SHOULD NOT DESTROY YOUR STOCK CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW. YOU SHOULD SEND YOUR STOCK CERTIFICATES ONLY AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.

If any certificates for shares of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, the stockholder requesting the reissuance will be required to pay to us any transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable and, in addition, (i) the transfer must comply with all applicable federal and state securities laws, and (ii) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

Book-Entry Shares

Registered stockholders are stockholders who hold some or all of their shares electronically in book-entry form with our transfer agent and do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts. If you hold registered shares of Common Stock in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of Common Stock in registered book-entry form. If you are entitled to post-Reverse Stock Split shares of Common Stock, a transaction statement will automatically be sent to your address of record by our transfer agent as soon as practicable after the Effective Date indicating the number of shares of Common Stock you hold.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Proposal Eight, as one of the Proposals required as part of the Investment Transaction.

Stockholder Approval

Stockholder approval of Proposal Eight requires a “FOR” vote from a majority of the votes cast at the Annual Meeting. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have no effect. We do not expect to receive any broker non-votes on this Proposal Eight.

If our stockholders approve this Proposal Eight, we expect the Board to determine a Reverse Stock Split ratio within the range approved by stockholders and then file the Reverse Stock Split Certificate of Amendment with the Delaware Secretary of State to affect the Reverse Stock Split, as soon as practicable following stockholder approval of Proposal Eight. The Reverse Stock Split Certificate of Amendment will become effective after filing with the Delaware Secretary of State and on the date and time set forth therein.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of an amendment to the Certificate of Incorporation, as amended, that will effect a Reverse Stock Split of all of our Common Stock issued and outstanding shares or held in treasury at a ratio of not less than 1-for-2 and not more than 1-for-10, and to grant authorization to the Board to determine, in its sole discretion, the specific ratio at any whole number within the above share range and the timing of the Reverse Stock Split becoming effective or to otherwise decide to abandon the Reverse Stock Split.

Proposal Nine: Approval to Increase Authorized Common Stock

On September 5, 2025, the Board approved and adopted, subject to stockholder approval at the Annual Meeting, an amendment to our Certificate of Incorporation to increase our authorized shares of Common Stock from 150,000,000 shares to 1,500,000,000 shares. The text of the proposed amendment to the Certificate of Incorporation approved by the Board is set forth in the form of Certificate of Amendment to the Certificate of Incorporation, which is set forth below and a form of which is attached as Annex D to this Proxy Statement (the “Common Stock Certificate of Amendment”). Accordingly, our Board is requesting stockholder approval of this Proposal Nine to approve the Common Stock Certificate of Amendment that will provide for an increase in the number of authorized shares of Common Stock from 150,000,000 shares to 1,500,000,000 shares.

Background of the Charter Amendment to Increase Authorized Common Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 155,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock with a par value $0.01 per share, and 5,000,000 shares of preferred stock with par value $0.01 per share. An increase in the number of authorized shares of Common Stock to 1,500,000,000 shares will increase our total authorized capitalization to 1,505,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock. If the stockholders also approve Proposal Ten in this Proxy Statement, which is a proposal to approve the Preferred Stock Certificate of Amendment that provides for an increase in the number of authorized shares of Preferred Stock from 5,000,000 shares to 10,000,000, then our total authorized capitalization will instead be 1,510,000,000 shares of capital stock.

The additional Common Stock to be authorized by stockholder approval of this Proposal Nine would be identical to the currently outstanding shares of our Common Stock. Approval of this Proposal Nine and issuance of the additional authorized shares of Common Stock would not affect the rights of the holders of currently outstanding shares of our Common Stock; however, increasing the number of shares of our Common Stock outstanding through future issuances of our Common Stock would significantly affect the holders in terms of dilution of any earnings per share and the voting rights of current holders of Common Stock. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe for additional securities that we may issue, which means that current stockholders under our governing documents do not have a prior right thereunder to purchase any new issue of Common Stock in order to maintain their proportionate ownership interests in NovaBay. In connection with the Investment Transaction, we granted Mr. Lazar a contractual right to participate in subsequent financing transactions where we issue Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination thereof until the earlier of closing a Post-Investment Transaction or February 19, 2026. See “Description of the Investment Transaction and Preferred Stock—Description of the Preferred Stock and Lazar Investor Rights—Lazar Investor Rights—Participation in Future Offerings” in the Proxy Statement for additional information.

The Common Stock Certificate of Amendment, if approved by our stockholders, would become effective upon the filing of the Common Stock Certificate of Amendment with the Delaware Secretary of State as set forth below and attached as Annex D to this Proxy Statement. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect not to proceed with the Common Stock Certificate of Amendment if the Board determines that the Common Stock Certificate of Amendment is no longer in the Company’s best interests and the best interests of NovaBay’s stockholders.

Reasons for Stockholder Approval

Of the 150,000,000 shares of Common Stock currently authorized, as of the close of business on the Record Date, there were 6,005,749 shares of Common Stock outstanding. In addition to the shares of Common Stock outstanding on the Record Date, we had (i) 14,332 shares of Common Stock reserved for future grant under our equity compensation plans; (ii) 1,022 shares of Common Stock reserved for future issuance for outstanding stock options; (iii) 106,191 shares of Common Stock for outstanding warrants reserved for future issuance; (iv) 15,065 shares of Common Stock for our outstanding Series B Preferred Stock reserved for future issuance;

(v) 77,000,000 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock; and (vi) 107,146 shares of Common Stock for our outstanding Unsecured Convertible Notes reserved for future issuance. In addition, as of the First Closing, we will reserve 43,000,000 shares of Common Stock for issuance upon conversion of the Series E Preferred Stock, following the issuance of the Series E Preferred Stock at the Final Closing. Accordingly, we will have only 23,750,495 authorized shares of Common Stock that remain available for further issuance by us.

In connection with the Investment Transaction, under the terms of the Purchase Agreement, we agreed to seek stockholder approval at this Annual Meeting to increase the number of authorized shares of Common Stock to 300,000,000 shares of Common Stock. In order to provide us with a greater number of options and flexibility to identify and successfully pursue a Target Company for a Post-Closing Transaction, we determined to seek stockholder approval at this Annual Meeting to increase the number of authorized shares of Common Stock to 1,500,000,000 as provided in this Proposal Nine. If our stockholders approve the Common Stock Certificate of Amendment, then the number of authorized shares of Common Stock available for issuance will increase to approximately 1,373,750,495.

In addition to satisfying NovaBay’s obligation to seek stockholder approval to increase its authorized shares of Common Stock under the terms of the Purchase Agreement, the Board also approved the proposed increase in authorized Common Stock to provide flexibility to issue additional shares of our Common Stock and/or and securities or equity awards which may be convertible, exercisable or otherwise settleable in Common Stock for business and financial purposes in the future. These purposes may include, among others: (i) pursuing a strategic investment transaction and/or acquisition following the Final Closing, including a Post-Investment Transaction (as discussed above); (ii) exploring other strategic relationships and opportunities; (iii) raising additional capital; (iv) equity incentive compensation and awards raising capital and other financing transactions; and (v) other corporate purposes. Other than conversions or exercises of outstanding securities convertible or exercisable into Common Stock, including the Series D Preferred Stock we issued and the Series E Preferred Stock we expect to issue, the potential Additional Private Placement to Mr. Lazar if we do not receive stockholder approval of Proposal Five (NYSE American Proposal) at this Annual Meeting (or subsequently called meeting of stockholders) and future issuance under 2017 Omnibus Plan, we do not currently have any specific plans, proposals or arrangements, written or oral, to issue any of the proposed additional authorized shares of Common Stock. However, in connection with the Company pursuing a Post-Investment Transaction, shares of Common Stock, preferred stock and/or other Company securities may be issued as part of any such transaction.

Effect and Consequences of the Amendment

Limited Financing and Business Development Activities. If this Proposal Nine is not approved by our stockholders, our strategic investment and/or acquisition, financing and business development prospects may be limited. In short, if our stockholders do not approve this Proposal Nine, we may not be able to: (i) access the capital markets; (ii) complete a Post-Investment Transaction or other strategic investment, and/or acquisition; (iii) pursue corporate collaborations or partnerships; and/or (iv) pursue other business opportunities that are integral to executing our business strategy and our growth and success. Even if this Proposal Nine is approved by our stockholders, there is no assurance that we will be successful in completing a Post-Investment Transaction or other strategic investment and/or acquisition, raising additional funds or pursuing other business opportunities to the extent needed in the future.

Obligations of NovaBay Upon Failure of Stockholder Approval. If this Proposal Nine is not approved by our stockholders, then pursuant to the terms of the Purchase Agreement, NovaBay shall use its reasonable best efforts to call a Second Meeting within seventy (70) days of the Annual Meeting for the purpose of obtaining approval with the recommendation of the Board that such proposal is approved.

Potential Dilution. The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this Proposal Nine and the potential future issuance of Common Stock, they could own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

Effect of the Reverse Stock Split. In addition to the number of authorized shares of Common Stock increasing to 1.5 billion if stockholders approve this Proposal Nine and the Common Stock Certificate of Amendment is filed and becomes effective, the number of authorized shares available for issuance is subject to further increase if stockholders also approve Proposal Eight that provides for the Reverse Stock Split and it is effected by the Board. In connection with the Reverse Stock Split being effected, the outstanding shares of our Common Stock will adjust downward pursuant to the ratio determined by the Board; however, there will not be any corresponding adjustment to the number of authorized shares of Common Stock, which effectively will result in a greater number of authorized shares of Common Stock that will be available for future issuance by us.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the impact of the Common Stock Certificate of Amendment and the approval of this Proposal Nine.

Additional Information

If our stockholders approve this Proposal Nine, then we expect to file the Common Stock Certificate of Amendment with the Delaware Secretary of State, substantially in the form as attached in Annex D hereto, as soon as practicable. Upon filing of the Common Stock Certificate of Amendment with the Delaware Secretary of State, Article IV.A. of our Certificate of Incorporation will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Hundred Five Million (1,505,000,000) shares. One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

If our stockholders approve this Proposal Nine and also approve Proposal Ten that provides for approval of the Preferred Stock Certificate of Amendment, then we expect to combine both the Common Stock Certificate of Amendment and the Preferred Stock Certificate of Amendment into one Certificate of Amendment to the Certificate of Incorporation (the “Combined Certificate of Amendment”) that we will file with the Delaware Secretary of State, substantially in the form as attached in Annex F hereto, as soon as practicable. Upon filing of the Combined Certificate of Amendment with the Delaware Secretary of State, Article IV.A. of our Certificate of Incorporation will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Hundred Ten Million (1,510,000,000) shares. One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

However, even if our stockholders approve the proposed Common Stock Certificate of Amendment in this Proposal Nine and/or the Preferred Stock Certificate of Amendment in Proposal Ten, our Board retains discretion under Delaware law not to implement either one or both of these proposed amendments to our Certificate of Incorporation. If our Board were to exercise such discretion, the number of authorized shares would remain at the current level until such time as stockholders were to approve an increase in authorized shares of Common Stock and/or preferred stock in the future.

Stockholder Approval

Stockholder approval of this Proposal Nine requires a “FOR” vote from a majority of the votes cast at the Annual Meeting. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have no effect. We do not expect to receive any broker non-votes on this Proposal Nine.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the Common Stock Certificate of Amendment to increase the number of authorized shares of Common Stock from 150.0 million to 1.5 billion.

Proposal Ten: Approval to Increase Authorized Preferred Stock

On September 5, 2025, the Board approved and adopted, subject to stockholder approval at the Annual Meeting, an amendment to our Certificate of Incorporation to increase our authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares. The text of the proposed amendment to the Certificate of Incorporation approved by the Board is set forth in the form of Certificate of Amendment to the Certificate of Incorporation, which is set forth below and a form of which is attached as Annex E to this Proxy Statement (the “Preferred Stock Certificate of Amendment”). Accordingly, our Board is requesting stockholder approval of this Proposal Ten to approve the Preferred Stock Certificate of Amendment that will provide for an increase in the number of authorized shares of Preferred Stock from 5,000,000 shares to 10,000,000 shares.

Background of the Charter Amendment to Increase Authorized Preferred Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 155,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock with a par value $0.01 per share, and 5,000,000 shares of preferred stock with par value $0.01 per share. An increase in the number of authorized shares of preferred stock to 10,000,000 shares will increase our total authorized capitalization to 160,000,000 shares of capital stock, which includes our previously authorized 150,000,000 shares of Common Stock. If the stockholders also approve Proposal Nine, which is a proposal to approve the Common Stock Certificate of Amendment that provides for an increase in the number of authorized shares of Common Stock from 150,000,000 shares to 1,500,000,000, then our total authorized capitalization will be 1,510,000,000 shares of capital stock.

Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe for additional securities that we may issue, which means that current stockholders under our governing documents do not have a prior right thereunder to purchase any new issue of preferred stock or Common Stock in order to maintain their proportionate ownership interests in NovaBay. In connection with the Investment Transaction, we granted Mr. Lazar a contractual right to participate in subsequent financing transactions where we issue Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination thereof until the earlier of closing a Post-Investment Transaction or February 19, 2026. See “Description of the Investment Transaction and Preferred Stock—Description of the Preferred Stock and Lazar Investor Rights—Lazar Investor Rights—Participation in Future Offerings” in the Proxy Statement for additional information.

The Preferred Stock Certificate of Amendment, if approved by our stockholders, would become effective upon the filing of the Preferred Stock Certificate of Amendment with the Delaware Secretary of State as set forth below and attached as Annex E to this Proxy Statement. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect not to proceed with the Preferred Stock Certificate of Amendment if the Board determines that the Preferred Stock Certificate of Amendment is no longer in our best interests and the best interests of our stockholders.

Reasons for Stockholder Approval

Of the 5,000,000 shares of preferred stock currently authorized, as of the close of business on the Record Date, there were 2,467,946 shares of preferred stock that are outstanding, which includes 131 shares of Series B Preferred Stock, 481,250 shares of Series D Preferred Stock, and 1,986,565 shares of Series F Preferred Stock. There will remain 2,532,054 authorized shares of preferred stock available for issuance by us, which number is expected to be reduced by 268,750 shares in connection with the issuance of the Series E Preferred Stock in the Final Closing.

In connection with the Investment Transaction, under the terms of the Purchase Agreement we agreed to seek stockholder approval at this Annual Meeting to increase the number of authorized shares of preferred stock to 10,000,000 shares of preferred stock as provided in this Proposal Ten. If our stockholders approve the Preferred Stock Certificate of Amendment and after the effect of issuing the Series E Preferred Stock at the Final Closing, then there would be approximately 7,263,304 authorized shares of Preferred Stock available for issuance by us in the future.

In addition to satisfying NovaBay’s obligation to seek stockholder approval to increase its authorized shares of preferred stock under the terms of the Purchase Agreement, the Board also approved the proposed increase in authorized preferred stock to provide flexibility to issue additional shares of our preferred stock and/or and securities or equity awards which may be convertible, exercisable or otherwise settleable in preferred stock for business and financial purposes in the future. These purposes may include, among others: (i) pursuing a strategic investment and/or acquisition following the Final Closing, including a Post-Investment Transaction; (ii) exploring other strategic relationships and opportunities; (iii) equity incentive compensation and awards raising capital and other financing transactions; and (iv) other corporate purposes. Other than the Series E Preferred Stock that we expect to issue at the Final Closing, we do not currently have any specific plans, proposals or arrangements, written or oral, to issue any of the proposed additional authorized shares of preferred stock. However, in connection with the Company pursuing a Post-Investment Transaction, shares of preferred stock, Common Stock and/or other Company securities may be issued as part of any such transaction.

Preferred Stock Generally

Board Right to Designate Rights and Preferences of Preferred Shares

Under our Certificate of Incorporation, we are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of the Board. The preferred stock that would be authorized by the Preferred Stock Certificate of Amendment would also be “blank check” preferred stock. The Board is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, the Board may determine not to seek stockholder approval.

Possible Anti-Takeover Effects

A series of preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue preferred stock based upon its judgment as to the best interests of our stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Specifically, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in our stockholders’ best interests, shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	financing transactions, such as public or private offerings of Preferred Stock;

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board; or

●	effecting an acquisition that might complicate or preclude the takeover.

The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company (apart from Mr. Lazar’s potential ownership control in connection with the Investment Transaction), nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties

Effect and Consequences of the Amendment

Limited Financing and Business Development Activities. If this Proposal Ten is not approved by our stockholders, our strategic investment and/or acquisition, financing and business development prospects will be limited. In short, if our stockholders do not approve this Proposal Ten, we may not be able to: (i) access the capital markets; (ii) complete a Post-Investment Transaction or other strategic investment and/or acquisition; (iii) pursue corporate collaborations or partnerships; and/or (iv) pursue other business opportunities that are integral to executing our business strategy and our growth and success. Even if this Proposal Ten is approved by our stockholders, there is no assurance that we will be successful in completing a Post-Investment Transaction or other strategic investment and/or acquisition, raising additional funds or pursuing other business opportunities to the extent needed in the future.

Obligations of NovaBay Upon Failure of Stockholder Approval. If this Proposal Ten is not approved by our stockholders, then pursuant to the terms of the Purchase Agreement, NovaBay shall use its reasonable best efforts to call a Second Meeting within seventy (70) days of the Annual Meeting for the purpose of obtaining approval with the recommendation of the Board that such proposal is approved.

Potential Dilution. The issuance of additional shares of preferred stock, depending on the rights, preferences, privileges and other terms, may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our preferred stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal and the potential future issuance of preferred stock, they could own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

Risk Factors

Please refer to “Risk Factors” in this Proxy Statement above for certain material risks related to the impact of the Preferred Stock Certificate of Amendment and the approval of this Proposal Ten.

Additional Information

If our stockholders approve this Proposal Ten, we expect to file a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State, substantially in the form as attached in Annex E hereto, as soon as practicable. Upon filing the Preferred Stock Certificate of Amendment with the Delaware Secretary of State, Article IV.A. of our Certificate of Incorporation will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

If our stockholders approve this Proposal Ten and also approve Proposal Nine that provides for approval of the Common Stock Certificate of Amendment, then we expect to combine both the Preferred Stock Certificate of Amendment and the Common Stock Certificate of Amendment into the Combined Certificate of Amendment that we will file with the Delaware Secretary of State, substantially in the form as attached in Annex F hereto, as soon as practicable. Upon filing the Combined Certificate of Amendment with the Delaware Secretary of State, Article IV.A. of our Certificate of Incorporation will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Hundred Ten Million (1,510,000,000) shares. One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

However, even if our stockholders approve the proposed Preferred Stock Certificate of Amendment in this Proposal Ten and/or the Common Stock Certificate of Amendment in Proposal Nine, our Board retains discretion under Delaware law not to implement either one or both of these proposed amendments to our Certificate of Incorporation. If our Board were to exercise such discretion, the number of authorized shares would remain at the current level until such time as stockholders were to approve an increase in authorized shares of Common Stock and/or Preferred Stock in the future.

Stockholder Approval

The affirmative vote of a majority of our outstanding shares entitled to vote at the Annual Meeting is required for the approval of this Proposal Ten. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions and broker non-votes, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Ten.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the Preferred Stock Certificate of Amendment to increase the number of authorized shares of preferred stock from 5.0 million to 10.0 million.

Proposal Eleven: The Adjournment Proposal

A proposal will be submitted to the stockholders at the Annual Meeting to grant discretionary authority to the Board to adjourn the Annual Meeting from time to time, if necessary or appropriate, to establish a quorum or, even if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Annual Meeting or after any adjournment in favor of any of the Proposals presented for stockholder approval at this Annual Meeting. Any adjournment of the Annual Meeting may be made by an announcement made at the Annual Meeting. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

For the avoidance of doubt, any proxy authorizing the adjournment of the Annual Meeting shall also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of any such proposal.

Stockholder Approval

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this Proposal Eleven. Unless otherwise instructed in the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Abstentions, if any, with respect to this proposal will have the effect of a vote “AGAINST” this Proposal Eleven. Broker non-votes, if any, with respect to this Proposal Eleven, will have no effect.

Recommendation of Our Board

Our Board recommends unanimously that you vote “FOR” the approval of the adjournment of the Annual Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting or after any adjournment to approve any of the Proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates information as of September 22, 2025 (or the most recent practical date noted in the footnotes below) regarding the beneficial ownership of our securities by:

●	each person who is known by us to beneficially own more than five percent (5%) of our securities;

●	our current executive officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 6,005,749 shares of Common Stock outstanding as of September 22, 2025. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged. None of the below entities or individuals own Series F Preferred Stock and have the associated voting rights.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Poplar Point Capital Management LLC 330 Primrose Road, Suite 400 Burlingame, CA 94010(2)	1,020,300	17.5%

Executive Officers and Directors
David E. Lazar(3)	1,200,048	20.0%
Justin M. Hall, Esq.(4)	580	*
Tommy Law(5)	26	*
Paul E. Freiman, Ph.D.(6)	1,030	*
Julie Garlikov(7)	908	*
Swan Sit(8)	950	*
Mijia (Bob) Wu, M.B.A.(9)	980	*
Yenyou (Jeff) Zheng, Ph.D.(10)	950	*
Yongxiang (Sean) Zheng(11)	908	*
All directors and executive officers as a group (9 persons)	1,206,380	20.1%

*	Less than one percent (1%).

(1)

The address for each director and executive officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. The number of shares beneficially owned and percent of class is calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares the beneficial owner has the right to acquire within sixty (60) days of September 22, 2025. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within sixty (60) days of September 22, 2025 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Based upon information contained in the Schedule 13D/A jointly filed by the Poplar Entities, comprised of Poplar Point Capital Management LLC, a Delaware limited liability company, Poplar Point Capital Partners LP, a Delaware limited partnership, Poplar Point Capital GP LLC, a Delaware limited liability company, and Jad Fakhry, a United States citizen, with the SEC on September 4, 2025, with shared voting and dispositive power of all shares and sole voting and dispositive power of no shares. Pursuant to the Voting Agreement, the Poplar Entities have shared voting power with Mr. Lazar over all of the shares owned by the Poplar Entities.

(3)

Based upon information contained in the Schedule 13D filed by Mr. Lazar with the SEC on August 26, 2025, with sole voting and dispositive power over 179,748 shares (as a portion of the shares underlying the Series D Preferred Stock) and shared voting and dispositive power of 1,020,300 shares (as shares Mr. Lazar has shared voting power with the Poplar Entities pursuant to the Voting Agreement). As described in this Proxy Statement, Mr. Lazar’s participation in the Investment Transaction may, as of a subsequent date, result in a change of control of NovaBay. The shares and percentage in the above table are based on shares that have not been issued to Mr. Lazar and are not outstanding. The Share Issuance Limitation will apply to Mr. Lazar’s ownership of our Common Stock until the Conversion Approval is received, and, therefore, his ownership of Common Stock will be limited to no more than 19.99% of shares of Common Stock outstanding on the date of the Purchase Agreement (or such lower ownership as may be required by the NYSE American).

(4)

Consists of (i) 67 shares of Common Stock held directly by Mr. Hall and (ii) 513 shares issuable upon the exercise of outstanding options that are exercisable as of September 22, 2025 or within 60 days after such date.

(5)	Consists of 26 shares of Common Stock issuable upon exercise of outstanding stock options that are exercisable as of September 22, 2025 or within 60 days after such date.
(6)

Consists of (i) 933 shares of Common Stock held directly by Dr. Freiman; (ii) 2 shares of Common Stock held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Dr. Freiman and his spouse are trustees (with sole voting power over 1 share, shared voting power over 1 share, sole investment power over no shares and shared investment power over 2 shares); and (iii) 95 shares of Common Stock issuable upon exercise of outstanding stock options that are exercisable as of September 22, 2025 or within 60 days after such date.

(7)	Consists of 908 shares of Common Stock held directly by Ms. Garlikov as of September 22, 2025.
(8)

Consists of (i) 933 shares of Common Stock held directly by Ms. Sit and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of September 22, 2025 or within 60 days after such date.

(9)	Consists of (i) 933 shares of Common Stock held directly by Mr. Wu and (ii) 47 shares issuable upon exercise of outstanding stock options that are exercisable as of September 22, 2025 or within 60 days after such date.
(10)

Consists of (i) 933 shares of Common Stock held directly by Dr. Jeff Zheng and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of September 22, 2025 or within 60 days after such date.

(11)	Consists of 908 shares of Common Stock held directly by Mr. Sean Zheng as of September 22, 2025.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, with respect to shares of our Common Stock that may be issued under existing equity compensation plans.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	6,855	$471.64	13,668
Equity compensation plans not approved by security holders	-	-	-
Total	6,855	$471.64	13,668

(1)	Consists of the 2007 Omnibus Plan and 2017 Omnibus Plan. No additional option grants are being made under the 2002 Stock Option Plan, 2005 Stock Option Plan or 2007 Omnibus Plan. The 2017 Omnibus Plan became effective on June 2, 2017, and 13,668 shares were reserved for issuance under that plan at December 31, 2024.

Certain Relationships and Related Party Transactions

NovaBay’s Audit Committee has the responsibility of reviewing possible related party transactions. In conducting its review, the Audit Committee applies the principles of the Code of Ethics and its Conflict of Interest Policy to: (i) the relationship of the related persons to the transaction; (ii) the relationship between the Company and the related persons; (iii) the importance of the interest to the related persons; and (iv) the amount involved in the transaction. Additionally, in connection with the Investment Transaction, the Special Transaction Committee may also review possible related party transactions in connection with the exercise of its exclusive authority to authorize and direct all matters related to the Investment Transaction, including the Release Agreements with Mr. Hall and the Resigning Non-Employee Directors and other ancillary agreements to the Investment Transaction and enforce our rights under the Purchase Agreement and other Investment Transaction documents. Accordingly, other than as described below, since January 1, 2023, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of the average of NovaBay’s total assets at the end of the last two (2) completed fiscal years, that would require disclosure, except as follows.

Investment Transaction

On August 19, 2025, we entered into the Investment Transaction that provides for an investment by Mr. Lazar in two separate closings of up to $6.0 million in the aggregate in exchange for newly issued shares of Series D Preferred Stock, which were issued in the First Closing and shares of Series E Preferred Stock to be issued in the Final Closing, subject to Proposal Five (NYSE American Proposal) being approved and the satisfaction of other closing conditions. As a result of the Investment Transaction, Mr. Lazar is currently a beneficial owner of approximately 19.9% of Common Stock (as a result of his ownership of the Series D Preferred Stock that is convertible up to the Share Issuance Limitation) with his beneficial ownership expected to increase to approximately 95% of outstanding Common Stock if Proposal Five (NYSE American Proposal) is approved and the Share Issuance Limitation on the Series D Preferred Stock is lifted and Mr. Lazar received the issuance of the Series E Preferred Stock in the Final Closing. As part of the Investment Transaction, Mr. Lazar and the Company made various covenants, including, among others, Mr. Lazar agreeing that we shall maintain an amount of cash for the Minimum Company Operating Capital (as defined in the Purchase Agreement that generally means capital equivalent to at least three (3) months of the Company’s operations), the Post-Investment Available Capital and the Other Company Liabilities (as defined in the Purchase Agreement) or that he, or other institutional investors known to him, will otherwise provide the necessary additional cash through private placement investments on commercially reasonable terms. Mr. Lazar also obtained the right to participate in our subsequent financing transactions (until February 19, 2026), to assign and/or transfer the Series D Preferred Stock, the Series E Preferred Stock and the Conversion Shares and/or his right to acquire such securities pursuant to the Securities Purchase Rights, and certain one-time contractual rights related to the Board, including for his nomination at this Annual Meeting as well as, subject to the Conversion Approval and the Final Closing, a right to nominate up to three (3) Additional Purchaser Nominee(s) and be appointed as the Chair of the Board.

In connection with the Investment Transaction, we appointed Mr. Lazar as our Chief Executive Officer and as a director of the Board. Separately, Mr. Hall resigned as Chief Executive Officer and entered into the New Hall Employment Agreement with the Company for his service as Vice President of Business Development, General Counsel and Corporate Secretary, and Mr. Law was appointed as Chief Financial Officer and Treasurer and entered into the Law Employment Agreement with the Company. The employment agreements provide for: (i) for Mr. Hall, a term until October 31, 2025 with an annual base salary of $175,000 and (ii) for Mr. Law, a term until August 19, 2026 with an annual base salary of $170,000 and a retention bonus of $170,000 subject to certain conditions. Mr. Hall also entered into the Hall Release Agreement, which provides for two cash settlement payments of an aggregate of $490,028—one that was paid on August 19, 2025 and one scheduled to be paid on October 31, 2025. Mr. Law also received a one-time signing bonus of $89,250 for entering into the Law Employment Agreement. Also, in connection with the Investment Transaction and as consideration for the Release Agreement, each Resigning Non-Employee Director (Dr. Freiman, Ms. Garlikov, Ms. Sit, Mr. Wu and Mr. Sean Zheng) is entitled to (a) the Equity Consideration, which is a settlement payment of newly-issued shares of restricted Common Stock, with an aggregate value of $40,000 to be issued upon the Resignation Event, subject to stockholders approving Proposal Seven (Director Equity Consideration Proposal), plus (b) any accrued and unpaid director’s fees.

For additional information regarding the above transactions and agreements, see “Description of the Investment Transaction and Preferred Stock” in this Proxy Statement.

2023 Private Placement

On April 27, 2023, the Company entered into the 2023 Private Placement. As a result of the significant number of shares of common stock that may be issued upon the future conversion or redemption of the Secured Convertible Notes and exercise of the May 2023 Warrants compared to the currently issued and outstanding shares of Common Stock, the Company was required to obtain stockholder approval in accordance with the Company Guide Rule 713(a) and Rule 713(b), which was obtained on June 9, 2023. In connection with the closing of the Private Placement, the Company was required to obtain voting commitments from the Company’s executive officers, directors, more than 10% stockholders, Mr. Fu and Pioneer Hong Kong to support the Company in obtaining the required stockholder approval. As a condition for Mr. Fu and Pioneer Hong Kong delivering their voting commitments to the Company, the Company entered into warrant amendment agreements with certain other existing Company investors that held previously-issued Company common stock purchase warrants that reduced the exercise price of these warrants to $1.30 per share. Mr. Sean Zheng currently serves as the Head of Investment Department of Pioneer (an affiliate of Pioneer Hong Kong), and Mr. Wu historically served as the Non-Executive Director of Pioneer.

Other Proxy Matters

Delinquent Section 16(a) Reports

Under the federal securities laws, our directors and officers and any persons holding more than ten percent (10%) of our Common Stock are required to report their ownership of our Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to file by these dates.

In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and ten percent (10%) stockholders. Based solely on our review of copies of the reports on the Section 16(a) forms filed with the SEC with respect to the fiscal year ended December 31, 2024, and the written representations received from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than ten percent (10%) of our Common Stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

Deadlines for Receipt of Stockholder Proposals and Nominations

Deadline for submitting stockholder proposals for inclusion in the Company’s 2026 Annual Meeting of Stockholders Proxy Statement

The Company anticipates that its 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) will be held on or about May 28, 2026.

Stockholder proposals submitted for inclusion in the proxy statement for our 2026 Annual Meeting must comply with applicable requirements and conditions established by the SEC pursuant to Rule 14a-8 of the Exchange Act. Under Rule 14a-8 of the Exchange Act, the deadline for submitting a stockholder proposal for inclusion in the proxy statement for our 2026 Annual Meeting is 120 calendar days before the date of this Proxy Statement for the Annual Meeting; provided, that if the date of the 2026 Annual Meeting is changed by more than 30 days from the date of the Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials to stockholders for the 2026 Annual Meeting. Given that the Company anticipates its 2026 Annual Meeting will be held on or about May 28, 2026, the date of the 2026 Annual Meeting will differ by more than 30 days from the anniversary date of this Annual Meeting. Therefore, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2026 Annual Meeting must be received by our Corporate Secretary no later than the close of business on December 19, 2025, which the Company has determined is a reasonable time before it plans to begin to print and send its proxy materials to stockholders for the 2026 Annual Meeting. If notice is received after December 19, 2025, it will be considered untimely, and we will not be required to present the matter at the 2026 Annual Meeting. All stockholder proposals must comply with applicable rules and regulations adopted by the SEC.

Due Date for Receipt of Advance Notice of Stockholder Nominations and Proposals for 2026 Annual Meeting of Stockholders

Pursuant to our Bylaws, if you wish to bring certain business or nominate a director, you must comply with the advance notice provisions in our Bylaws and do so no earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the 2026 Annual Meeting is changed by more than 30 days from the date of the Annual Meeting, your notice must be received (i) no earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and (ii) not later than the close of business on the later of (y) the 90th day prior to the 2026 Annual Meeting or (z) the tenth 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made. Given that the Company anticipates its 2026 Annual Meeting will be held on or about May 28, 2026, the date of the 2026 Annual Meeting will be more than 30 days before the anniversary date of this Annual Meeting, and September 23, 2025, the date this Proxy Statement is first filed with the SEC, constitutes the public announcement of the date of the 2026 Annual Meeting of Stockholders. Accordingly, if you wish to bring certain business or nominate a director, you must comply with the advance notice provisions in our Bylaws and do so no earlier than the close of business on January 28, 2026, and no later than the close of business on February 27, 2026.

Stockholders are also advised to review the Bylaws, which contain additional requirements with respect to the advance notice of stockholder proposals and director nominations. Our advance notice Bylaw provisions do not apply to stockholder proposals made in compliance with SEC Rule 14a-8.

Deadline for Providing Notice of a Solicitation of Proxies in Support of Director Nominees Other than the Company’s Nominees for the 2026 Annual Meeting

To comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by the SEC no later than 60 days prior to the first anniversary of this Annual Meeting, except that if the date of the 2026 Annual Meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. Given that the Company anticipates its 2026 Annual Meeting will be held on or about May 28, 2026, the date of the 2026 Annual Meeting will differ by more than 30 days from the anniversary date of this Annual Meeting, and September 23, 2025, the date this Proxy Statement is first filed with the SEC, constitutes the public announcement of the date of the 2026 Annual Meeting of Stockholders. Therefore, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by the SEC no later than March 29, 2026.

General Administration

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 2000 Powell Street, Suite 1150, Emeryville, California 94608. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two (2) or more stockholders sharing the same address (and who do not receive electronic delivery of proxy materials) by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

For those who receive proxy materials by mail, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee or NovaBay that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker, bank or other nominee or NovaBay that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (i) notify your broker, bank or other nominee or (ii) direct your written request to our Corporate Secretary, NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, California 94608, (510) 899-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should likewise contact their broker, bank or other nominee or NovaBay using the above information. In addition, NovaBay will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Method of Proxy Solicitation

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. NovaBay has engaged Sodali & Co., to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. No fees will be paid for solicitation of any stockholder to vote in favor of one of the Proposals. Our employees may solicit proxies on behalf of the Board through the mail, in person, by telephone or by other forms of electronic communication, without additional compensation. We will reimburse brokers, banks and other nominees who hold shares of Common Stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

Where You Can Find More Information

NovaBay files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by NovaBay with the SEC at the SEC’s website, which contains reports, proxy statements and other information, at: http://www.sec.gov. This Proxy Statement refers to certain documents that are not attached or delivered with this Proxy Statement, but have been filed by NovaBay with the SEC, including the Investment Transaction Form 8-K.

Our Company’s Internet address, located at www.novabay.com, includes electronic files of this Proxy Statement and our Annual Report, as well as our other SEC filings. Further, this Proxy Statement and other documents referred to in this Proxy Statement are available without charge to stockholders of NovaBay upon written or oral request. If you would like additional copies of this Proxy Statement, such other documents referred to herein that are filed by us with the SEC or if you have questions about the Proposals to be presented at the Annual Meeting, you should contact NovaBay in writing at NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1550, Emeryville, CA 94608 or by telephone at (510) 899-8800.

Other Business

The Board is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. The proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

September 23, 2025	By Order of the Board of Directors,

/s/ Paul E. Freiman
Paul E. Freiman, Ph.D. Chairman of the Board

Annex A

NOVABAY PHARMACEUTICALS, INC.

2017 OMNIBUS INCENTIVE PLAN

Section 1.	Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and directors capable of assuring the future success of the Company, to offer such persons incentives to continue in the Company’s employ or service and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company.

Section 2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan which may, but is not required to be, transmitted electronically to any Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean a committee of Directors designated by the Board to administer the Plan, which shall initially be the Company’s compensation committee. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the Committee shall be a “Non-Employee Director” and an “Outside Director.”

(g) “Company” shall mean NovaBay Pharmaceuticals, Inc., a Delaware corporation, and any successor corporation.

(h) “Covered Employee” means an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code, as interpreted by Internal Revenue Service Notice 2007-49.

(i) “Director” shall mean a member of the Board, including any Non-Employee Director.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, independent contractor or Director providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Effective Date” shall mean the date the Plan is approved by the Company’s shareholders.

(n) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing and unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then listed on an established stock exchange, the closing price of one Share as reported on such exchange on such date or, if such exchange is not open for trading on such date, on the most recent preceding date when it is open for trading.

(o) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” in accordance with the terms of Section 422 of the Code or any successor provision.

(p) “Insider” shall mean an Eligible Person who is an “insider” within the meaning of Section 16 of the Exchange Act, including an officer, director or a direct or indirect beneficial owner of more than ten percent (10%) of any class of any equity security of the Company.

(q) “Negative Discretion” shall mean discretion to be applied by the Committee to eliminate or reduce the amount of a Qualified Performance Based Award; provided that the exercise of such discretion would not cause the Qualified Performance Based Award to fail to qualify as “qualified performance based compensation” under Section 162(m).

(r) “Non-Employee Director” shall mean any Director who is not also an employee of the Company or an Affiliate within the meaning of Rule 16b-3 (which term “Non-Employee Director” is defined in this paragraph for purposes of the definition of “Committee” only and is not intended to define such term as used elsewhere in the Plan).

(s) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(t) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Other Stock Grant” shall mean any right granted under Section 6(f) of the Plan.

(v) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(w) “Outside Director” shall mean any Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) or any successor to such statute and regulation.

(x) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(y) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(z) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total shareholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day (or if shorter, within the maximum period allowed under Section 162(m)) of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(aa) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Qualified Performance Based Award or a Performance Award.

(bb) “Permanent Disability” shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more; provided, however, for purposes of determining the term of an Incentive Stock Option, the term “Permanent Disability” shall have the meaning ascribed to “disability” under Section 22(e)(3) of the Code.

(cc) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(dd) “Prior Plan” shall mean the NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (as amended on April 19, 2008, March 21, 2012, May 16, 2016, and January 23, 2017).

(ee) “Plan” shall mean the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(ff) “Qualified Performance Based Award” shall have the meaning set forth in Section 6(d) of the Plan.

(gg) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(hh) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or evidencing the right to receive a cash payment equal to the Fair Market Value of a Share if explicitly so provided in the Award Agreement) at some future date.

(ii) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(jj) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(kk) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ll) “Service” shall mean the Participant’s performance of services for the Company (or any Affiliate) in the capacity of an employee, officer, consultant, independent contractor or director.

(mm) “Share” or “Shares” shall mean a share or shares of common stock, $0.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(nn) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.	Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Any Awards made to members of the Committee, however, should be authorized by a disinterested majority of the Board. Subject to the express provisions of the Plan and to applicable law and other applicable stock exchange rules, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, or promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof and the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, but only to the extent it would not cause a loss of any benefits under Section 162(m).

(c) Delegation of Duties. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Eligible Persons other than (i) executives of the Company who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3(c) shall serve in such capacity at the pleasure of the Board or Committee that created the same.

Section 4.	Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 2,318,486, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning January 1, 2018 through January 1, 2027 equal to (i) four percent (4%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock than provided for in Section 4(a)(i) as determined by the Board. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 2,318,486, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 2,318,486, plus the automatic annual increase described above, subject to adjustment as provided in Section 4(c) of the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Notwithstanding the forgoing, any adjustments made pursuant to this Section 4(c) shall be subject to any prior approvals as may be required of any relevant stock exchanges on which the Company’s securities are then traded or any other applicable regulatory authorities.

(d) Section 162(m) Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards under the Plan which is intended to represent “qualified performance based compensation” with the meaning of Section 162(m) of the Code, for more than one million (1,000,000) Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any taxable year. No Eligible Person shall be granted, during any one (1) calendar year period, Options and Stock Appreciation Rights with respect to more than one million (1,000,000) Shares (subject to adjustment as provided for in Section 4(c) of the Plan) in the aggregate.

(e) Prior Plan. Pursuant to Section 11 of the Prior Plan, (i) no new awards may be granted under the Prior Plan after March 15, 2017, and (ii) all awards granted under the Prior Plan will remain outstanding and will continue to be governed by the Prior Plan.

Section 5.	Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.	Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine as set forth in an Award Agreement:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than ten (10) years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, or promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof and the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee shall have the discretion to grant Options that are exercisable for unvested Shares. Should the Participant’s Service cease while the Shares issued upon the early exercise of the Participant’s Options are still unvested, the Company shall have the right to repurchase any or all of those unvested Shares at a price per share determined by the Committee. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the Award Agreement. Any repurchases must be made in compliance with the relevant provisions of Delaware law.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options:

(A) The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed One Hundred Thousand Dollars ($100,000).

(B) All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.

(D) The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Inventive Stock Option.

(E) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive, as determined by the Committee, cash or a number of Shares equal to the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (b) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than one hundred (100%) of the Fair Market Value of one Share on the date of grant of the Stock

Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii) Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a director, as the case may be (all as determined under criteria established by the Committee), during the applicable restriction period, all Shares of Restricted Stock and Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such Performance Goals during such Performance Periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. From time to time, the Committee may designate an Award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) (a “Qualified Performance Based Award”). Qualified Performance Based Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, such Performance Goals for the Performance Period have been met and, if so calculate and certify the amount of the Qualified Performance Based Awards for each Participant prior to payment of the Qualified Performance Based Awards to the extent required by Section 162(m). In determining the actual amount of each Participant’s Qualified Performance Based Award, the Committee may exercise Negative Discretion, if and when it deems appropriate, to reduce or eliminate (but not increase) the amount of the Qualified Performance Based Award.

(e) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f) Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(g) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, or promissory notes (provided, however, that the par value of any Shares to be issued pursuant to such exercise shall be paid in the form of cash, services rendered, personal property, real property or a combination thereof and the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law and any applicable stock exchange rules.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, or promissory notes (provided, however, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Limits on Transfer of Awards. No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by any Participant; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided, further, that, if so determined by the Committee, a Participant may, at any time that such Participant holds such Option, transfer a Non-Qualified Stock Option to any “Family Member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act), provided that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer. Except as otherwise determined by the Committee, each Award (other than an Incentive Stock Option) or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee, no Award (other than an Incentive Stock Option) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Black-Out Periods. Except for Incentive Stock Options issued pursuant to Section 6(a)(iv), if an Award expires during, or within five (5) business days after, a trading black-out period imposed by the Company to restrict trades in the Company’s securities, then, notwithstanding any other provision of the Plan, the Award shall expire ten (10) business days after the trading black-out period is lifted by the Company.

(vi) Term of Awards. Subject to Sections 6(a)(iv)(C) and 6(h)(v), the term of each Award shall be fixed by the Committee at the time of grant, but shall not be longer than ten (10) years from the date of grant.

(vii) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange. No Shares or other assets shall be issued or delivered pursuant to the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable pursuant to the Plan, and all applicable listing requirements of any stock exchange or trading system on which Common Stock is then traded. No Shares shall be issued or delivered pursuant to the Plan if doing so would violate any internal policies of the Company.

(viii) Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled and replaced with Options or Stock Appreciation Rights having a lower exercise or grant price, without the approval of the shareholders of the Company.

Section 7.	Amendment and Termination; Adjustments

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i) violates the rules or regulations of the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to the Company;

(ii) causes the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan;

(iii) increases the number of shares authorized under the Plan as specified in Section 4(a);

(iv) permits the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i) and 6(b) of the Plan or the repricing of Options or Stock Appreciation Rights, as prohibited by Section 6(h)(vii) of the Plan;

(v) would prevent the grant of Options or Stock Appreciation Rights that would qualify under Section 162(m) of the Code; or

(vi) increase the aggregate number of Common Shares in respect of which Awards have been granted and remain outstanding so as to result in: (A) the number of Common Shares reserved for issuance to Insiders pursuant to Awards exceeding ten percent (10%) of the issued and outstanding Common Shares or (B) the issuance to Insiders pursuant to Awards, within a one-year period, of a number of Common Shares exceeding 10% of the issued and outstanding Common Shares.

(b) Amendments to Awards. The Committee may waive any conditions of, or rights of the Company under, any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. Notwithstanding the foregoing, the Committee shall not waive any conditions or rights of the Company, or otherwise amend or alter any outstanding Qualified Performance Based Award in such a manner as to cause such Award not to constitute “qualified performance based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding the forgoing, no amendments shall be made to any granted Awards to (i) reduce the exercise price of any Option, or cancel and reissue any Options so as to in effect reduce the exercise price of Options, for the benefit of Insiders or (ii) extend the termination date beyond the original expiration date for the benefit of Insiders without first obtaining approval of the shareholders in accordance with the requirements of applicable stock exchange rules; and no action shall be taken with respect to granted Options without the consent of the optionee, unless the Board determines that such action does not materially alter or impair such Option.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.	Income Tax Withholding

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal, state and local taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations prior to the Company’s adoption of ASO 2016-09 (Compensation – Stock Compensation Topic 718 dated March, 2016). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.	General Provisions

(a) No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Shareholders. Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director or an Affiliate of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or service at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Awards granted hereunder shall not form any part of the wages or salary of any Eligible Person for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m) Section 16 Compliance; Section 162(m) Administration. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Persons. With respect to Options and Stock Appreciation Rights, the Company intends to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(n) Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to the exercise or payment of the purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the Delaware General Corporation Law. As a condition to the exercise or payment of the purchase price relating to such Award, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

Section 10.	Term of the Plan

No Award shall be granted under the Plan after (a) June 2, 2027, or (b) any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

Date of Board Approval:	March 22, 2017

Date of Shareholder Approval:	June 2, 2017 (Effective Date of Plan)

Annex B

AMENDMENT

TO THE

NOVABAY PHARMACEUTICALS, INC. 2017 OMNIBUS INCENTIVE PLAN

WHEREAS, NovaBay Pharmaceuticals, Inc., a Delaware corporation, (the “Company”), established and sponsors the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 7(a) of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan at any time;

WHEREAS, as a result of the one-for-thirty five reverse stock splits of the common stock, $0.01 par value per share, of the Company (the “Stock”) on November 15, 2022 and on May 30, 2024, and Section 4(c) of the Plan, the aggregate number of remaining shares of Stock reserved and available for issuance under Section 4(a) of the Plan, after automatic annual increases in accordance with Section 4(a) of the Plan, is 14,332 shares of Stock;

WHEREAS, the Board desires to amend the Plan to add an additional 1,000,000 shares of Stock for issuance under Section 4(a) of the Plan.

NOW, THEREFORE, pursuant to the power reserved by Section 7(a) of the Plan, on September 5, 2025 the Board amended the Plan as follows, subject to and effective upon approval by the Company’s stockholders at the Annual Meeting to be held on October 16, 2025 (the “2025 Annual Meeting”). Defined terms used herein, but not otherwise defined in this Amendment, shall have the meanings ascribed to them in the Plan:

1.	Section 4(a) of the Plan, containing the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan, is hereby amended by substituting “1,021,332” for “2,318,486” throughout Section 4(a).

IN WITNESS WHEREOF, this Amendment, having been first duly authorized, approved and adopted by the Board, and approved by the Company’s stockholders at the 2025 Annual Meeting, is hereby executed below by a duly authorized officer of the Company on this____day of _____________, 2025.

By:
Name:
Title:

Annex C

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Paragraph C of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

At 4:15 p.m. New York City Time on _________, ____ (the “Effective Time”), each _______ (__) shares of Common Stock outstanding or held in treasury (collectively, the “Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “New Common Stock”). This reverse stock split (the “Reverse Split”) of the shares of Common Stock shall outstanding or held in treasury not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article IV.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder basis. Certificates dated as of a date prior to the Effective Time representing shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by _______ (__) and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding or held in treasury as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the

Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on October 16, 2025, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this____day of__________, ______.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

Annex D

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Paragraph A of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Hundred Five Million (1,505,000,000) shares. One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on October 16, 2025, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this____day of__________, ______.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

Annex E

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Paragraph A of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on October 16, 2025, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this____day of__________, ______.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

Annex F

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Paragraph A of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion Five Hundred Ten Million (1,510,000,000) shares. One Billion Five Hundred Million (1,500,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on October 16, 2025, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this ____ day of __________, ______.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

NOVABAY PHARMACEUTICALS, INC.
CORPORATE SECRETARY
2000 POWELL STREET, SUITE 1150
EMERYVILLE, CA 94608

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 15, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NBY2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 15, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V79605-P38235 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVABAY PHARMACEUTICALS, INC.

The Board of Directors recommends a vote FOR all nominees listed in Proposal One, FOR Proposal Two, THREE YEARS for Proposal Three and FOR Proposals Four through Eleven.

Nominee	For	Withhold
1a. Paul E. Freiman	☐	☐
1b. David E. Lazar	☐	☐
1c. Swan Sit	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

V79606-P38235

NOVABAY PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
October 16, 2025, 11:00 a.m., Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David E. Lazar as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of NOVABAY PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Pacific Time, on October 16, 2025, and any adjournment or postponement thereof, and to act, in his discretion, with respect to all votes that the stockholder(s) would be entitled to cast if then personally present. The meeting will be held virtually at www.virtualshareholdermeeting.com/NBY2025.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees in Proposal One, FOR Proposal Two, THREE YEARS for Proposal Three and FOR Proposals Four through Eleven.

Continued and to be signed on reverse side